   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE ST. PAUL COMPANIES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

              MINNESOTA                                  6331                                 41-0518860
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)
                                                385 WASHINGTON STREET
                                                  ST. PAUL, MN 55102
                                                    (612) 310-7911

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                               BRUCE A. BACKBERG
                          THE ST. PAUL COMPANIES, INC.
                             385 WASHINGTON STREET
                               ST. PAUL, MN 55102
                                 (612) 310-7911

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

         JOHN A. MACCOLL                  DONALD R. CRAWSHAW                  JOHN R. ETTINGER
        USF&G CORPORATION                 SULLIVAN & CROMWELL               DAVIS POLK & WARDWELL
       6225 CENTENNIAL WAY                 125 BROAD STREET                 450 LEXINGTON AVENUE
    BALTIMORE, MARYLAND 21209          NEW YORK, NEW YORK 10004           NEW YORK, NEW YORK 10017

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM
                                                                      OFFERING PRICE     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO         PER SHARE OF         AGGREGATE           AMOUNT OF
               TO BE REGISTERED                    BE REGISTERED       COMMON STOCK       OFFERING PRICE    REGISTRATION FEE
Common Stock, without par value ("Common
  Stock"), together with attached rights to
  purchase Series A Participating Preferred
  Stock........................................    39,223,280(1)           N.A.         $3,166,359,576(2)      $309,823(3)

(1) Represents the maximum number of shares of Common Stock estimated to be issuable upon the consummation of the merger of SP Merger Corporation, a Maryland corporation ("Merger Sub") and a wholly owned subsidiary of The St. Paul Companies, Inc. ("St. Paul"), with and into USF&G Corporation ("USF&G") based on an exchange ratio of 0.2973 of a share of Common Stock (the maximum exchange ratio pursuant to the Agreement and Plan of Merger among USF&G, St. Paul and Merger Sub, dated as of January 19, 1998) to be exchanged for each share of common stock, par value $2.50 per share, of USF&G (the "USF&G Common Stock").

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the USF&G Common Stock to be canceled in the Merger and is based upon $24.00, the average of the high and low sale prices of the USF&G Common Stock on the New York Stock Exchange Composite Tape on February 24, 1998.

(3) Computed in accordance with Rule 457(f) under the Securities Act to be $934,077, which is equal to .000295 multiplied by the proposed maximum aggregate offering price of $3,166,359,576, reduced by the fee of $624,254 paid by St. Paul pursuant to Rule 14a-6(i)(1) under the Securities Exchange Act of 1934 upon the filing of its preliminary proxy materials on February 4, 1998 and to be credited against the registration fee payable in connection with this filing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           [LOGO]

         [LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of The St. Paul Companies, Inc. and USF&G Corporation have agreed on a merger and are seeking your vote on this important transaction. The merger will create one of the leading property and casualty insurers in the United States and we think that it will result in significant benefits to you in connection with your ownership of our stocks.

    Subject to the adjustment described in the next sentence, if the merger is completed, USF&G shareholders will receive a fraction of a share of St. Paul common stock equal to $22.00 divided by the average of the average daily per share high and low sales prices of the St. Paul common stock for each of the twenty trading days ending on the third trading day prior to the meeting at which USF&G shareholders will vote on the merger. However, if, at the time the exchange ratio is calculated, the average price is less than $74, the exchange ratio will be 0.2973 of a share of St. Paul common stock and if the average price is greater than $78, the exchange ratio will be 0.2821 of a share of St. Paul common stock. The number of shares of St. Paul common stock to be received by USF&G shareholders at the effective time of the merger will be adjusted if the two-for-one stock split currently contemplated by St. Paul occurs prior to the effective date of the merger.

    We estimate that approximately 33,004,995 shares of St. Paul common stock will be issued to USF&G shareholders (assuming the exchange ratio is equal to 0.2821 shares of St. Paul common stock). These shares will represent approximately 28.3% of the outstanding common stock of St. Paul after the merger. Likewise, the shares of St. Paul common stock held by St. Paul shareholders prior to the merger will represent approximately 71.7% of the outstanding St. Paul common stock after the merger. St. Paul shareholders will continue to own their existing shares after the merger. The contemplated St. Paul stock split will not affect these percentages, even if it occurs prior to the merger.

    Shareholders of St. Paul and USF&G may call 1-800-356-4098, ext. 3700 at any time between the date of this Joint Proxy Statement/Prospectus and the dates of the St. Paul meeting and the USF&G meeting to hear a pre-recorded message indicating the average price of the St. Paul common stock during the twenty trading days ending on the third day prior to the call and the exchange ratio if it were to be calculated on the date of the call.

    The merger cannot be completed unless USF&G shareholders approve the merger and St. Paul shareholders approve the issuance of shares of St. Paul common stock pursuant to the Merger Agreement. We have scheduled meetings for you to vote on these important matters. YOUR VOTE IS VERY IMPORTANT.

    Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at your meeting. IF YOU ARE A USF&G SHAREHOLDER AND FAIL TO RETURN YOUR PROXY CARD, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER UNLESS YOU APPEAR AT THE MEETING AND VOTE IN FAVOR OF THE MERGER. If you are a St. Paul shareholder and fail to return your proxy card, you will not be counted as being present or voting unless you appear at the meeting in person. YOUR VOTE IS VERY IMPORTANT.

    The dates, times and places of the meetings are as follows:

FOR USF&G SHAREHOLDERS:
April 7, 1998; 9:00 a.m., local time
Founders Building
USF&G Corporation
6225 Centennial Way
Baltimore, MD 21209

FOR ST. PAUL SHAREHOLDERS:
April 7, 1998; 10:00 a.m., local time
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102

    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         [LOGO]                                              [LOGO]
Douglas W. Leatherdale                                       Norman P. Blake, Jr.
Chairman, President and Chief Executive Officer              Chairman of the Board, President and
The St. Paul Companies, Inc.                                 Chief Executive Officer
                                                             USF&G Corporation

    We urge USF&G shareholders to vote "FOR" the merger and St. Paul shareholders to vote "FOR" the issuance of shares of St. Paul common stock in connection with the merger.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE ST. PAUL COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 Joint Proxy Statement/Prospectus dated February 27, 1998, and first mailed to shareholders on February 28, 1998

                                     [LOGO]

                          THE ST. PAUL COMPANIES, INC.
                             385 WASHINGTON STREET
                           ST. PAUL, MINNESOTA 55102
                                 (612) 310-7911

               --------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 7, 1998

               --------------------------------------------------

To the Shareholders of The St. Paul Companies, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "St. Paul Special Meeting") of The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), has been called by the Board of Directors of St. Paul (the "St. Paul Board") and will be held at the offices of St. Paul, 385 Washington Street, St. Paul, MN 55102 at 10:00 a.m., local time, on April 7, 1998, the purpose of which will be to consider and vote upon the following proposal described in the accompanying Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"):

           To approve the issuance of shares of Common Stock, no par value, of St. Paul ("St. Paul Common Stock") pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, as amended (the "Merger Agreement"), among USF&G Corporation, a Maryland corporation ("USF&G"), St. Paul and SP Merger Corporation, a Maryland corporation and a wholly owned subsidiary of St. Paul ("Merger Sub"), pursuant to which Merger Sub will be merged with and into USF&G (the "Merger") and USF&G will become a wholly owned subsidiary of St. Paul.

    Except as set forth above, no other business will be transacted at the St. Paul Special Meeting.

    The St. Paul Board has fixed the close of business on February 25, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the St. Paul Special Meeting, and only shareholders of record at such time will be entitled to notice of, and to vote at, the St. Paul Special Meeting.

    A majority of the votes present in person or by proxy at the St. Paul Special Meeting must be voted in favor of the proposal to issue shares of St. Paul Common Stock pursuant to the Merger Agreement in order for such proposal to be approved.

    We are supplying with and making a part of this notice a form of proxy and the Joint Proxy Statement/ Prospectus (including the Merger Agreement) containing more detailed information with respect to the proposal you will be considering at the St. Paul Special Meeting.

    Even if you plan to attend the St. Paul Special Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed addressed, postage prepaid envelope. Prior to the voting of the proxy at the St. Paul Special Meeting, you have the power to revoke any proxy you have given by written notice of revocation to the Corporate Secretary of St. Paul or by providing a new written proxy or, if you attend the St. Paul Special Meeting and want to vote in person, by taking either of these actions at the St. Paul Special Meeting.

                            ------------------------

THE BOARD OF DIRECTORS OF ST. PAUL UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SHARE ISSUANCE PROPOSAL.

                                       By Order of the Board of Directors

                                                      [SIG]

                                       Bruce A. Backberg
                                       Senior Vice President and Chief Legal
                                       Counsel

ST. PAUL, MINNESOTA
FEBRUARY 27, 1998

                      The Proxy Solicitor For St. Paul is:
                                D.F. King & Co.
                                77 Water Street
                            New York, New York 10005
                         Call Toll Free: 1-800-714-3312

                             YOUR VOTE IS IMPORTANT
                               PLEASE SIGN, DATE
                             AND RETURN YOUR PROXY

                                     [LOGO]

                               USF&G CORPORATION
                              6225 CENTENNIAL WAY
                           BALTIMORE, MARYLAND 21209
                                 (410) 547-3000
               --------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 7, 1998
               --------------------------------------------------

To the Shareholders of USF&G Corporation:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "USF&G Special Meeting") of USF&G Corporation, a Maryland corporation ("USF&G"), has been called by the Board of Directors of USF&G (the "USF&G Board") and will be held at Founders Building, USF&G Corporation, 6225 Centennial Way, Baltimore, MD at 9:00 a.m., local time, on April 7, 1998, the purpose of which will be to consider and vote upon the following proposal described in the accompanying Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"):

           To approve the merger (the "Merger") of SP Merger Corporation, a Maryland corporation ("Merger Sub") and a wholly owned subsidiary of The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), with and into USF&G pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 19, 1998, as amended (the "Merger Agreement"), among USF&G, St. Paul and Merger Sub, and to approve the transactions contemplated by the Merger Agreement.

    Except as set forth above, no other business will be transacted at the USF&G Special Meeting.

    The Board of Directors of USF&G has fixed the close of business on February 25, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the USF&G Special Meeting, and only shareholders of record at such time will be entitled to notice of, and to vote at, the USF&G Special Meeting.

    TWO-THIRDS OF ALL OF THE OUTSTANDING SHARES OF USF&G COMMON STOCK MUST BE VOTED IN FAVOR OF THE MERGER IN ORDER FOR THE MERGER TO BE APPROVED. GIVEN THIS SIGNIFICANT PERCENTAGE, THE USF&G BOARD CANNOT STRESS ENOUGH THE IMPORTANCE OF YOUR VOTE "FOR" THE MERGER.

    We are supplying with and making a part of this notice a form of proxy and the Joint Proxy Statement/ Prospectus (including the Merger Agreement) containing more detailed information with respect to the proposal you will be considering at the USF&G Special Meeting.

    Even if you plan to attend the USF&G Special Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed addressed, postage prepaid envelope. Prior to the voting of the proxy at the USF&G Special Meeting, you have the power to revoke any proxy you have given by written notice of revocation to the Corporate Secretary of USF&G or by providing a new written proxy or, if you attend the USF&G Special Meeting and want to vote in person, by taking either of these actions at the USF&G Special Meeting.

    THE BOARD OF DIRECTORS OF USF&G RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

                               By Order of the Board of Directors

                                   [LOGO]
                               John F. Hoffen, Jr.
                               Secretary

BALTIMORE, MARYLAND
FEBRUARY 27, 1998

                 The Proxy Solicitor for USF&G Corporation is:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 440-9800
                    All Other Call Toll-Free: (800) 223-2064

                             YOUR VOTE IS IMPORTANT
                               PLEASE SIGN, DATE
                             AND RETURN YOUR PROXY

                               TABLE OF CONTENTS

                                                        PAGE
                                                        -----
Questions And Answers About The St. Paul/ USF&G               1
  Merger...........................................
Summary............................................           4
Selected Unaudited Historical And Pro Forma                  10
  Combined Financial Data..........................
The Merger.........................................          14
    General........................................          14
    Background of the Merger.......................          15
    Reasons for the Merger; Recommendations of the           16
      Boards of Directors..........................
    Opinions of Financial Advisors.................          19
    Cautionary Statement Concerning Forward-Looking          34
      Statements...................................
    Accounting Treatment...........................          35
    Certain Federal Income Tax Consequences of the           35
      Merger.......................................
    Certain Regulatory Matters.....................          36
    No Appraisal Rights............................          37
    Resale of St. Paul Common Stock................          37
    Certain Pending Litigation.....................          38
Dividends After The Merger.........................          38
Comparative Stock Prices...........................          39
The Exchange Ratio.................................          40
The St. Paul Stock Split...........................          41
The Merger Agreement...............................          42
    General........................................          42
    Terms of the Merger............................          42
    Effective Time.................................          42
    Exchange of USF&G Certificates.................          43
    Representations and Warranties.................          44
    Operational Covenants..........................          44
    Acquisition Proposals..........................          46
    Shareholders Meetings..........................          47
    Filings; Other Actions; Notification...........          47
    Taxation and Accounting........................          48
    Stock Exchange Listing.........................          48
    Employee Benefits..............................          48
    Expenses.......................................          48
    Indemnification; Directors' and Officers'                49
      Insurance....................................
    Election to St. Paul's Board of Directors......          49
    Conditions.....................................          49
    Termination....................................          51
    Termination Fees...............................          52
Stock Option Agreement.............................          53
Interests of Certain Persons in The Merger.........          55
    USF&G Directors Who Will Become Directors of             55
      St. Paul at the Effective Time...............
    Severance Arrangements.........................          55

                                                        PAGE
                                                        -----

    Blake Consulting Agreement.....................          57
    Treatment of USF&G Stock Options...............          57
    1993 Stock Plan for Non-Employee Directors.....          58
    Ingrey Consulting and Stock Appreciation Rights          58
      Agreements...................................
    Employment of Certain USF&G Executive Officers           59
      After the Merger.............................
    Directors and Officers Insurance; Limitation of          59
      Liability of USF&G Directors and Officers....
The Meetings.......................................          59
    Date, Place, Time and Purpose..................          59
    Record Dates...................................          60
    Votes Required; Shares Held by Certain                   60
      Persons......................................
    Voting and Revocation of Proxies...............          61
    Solicitation of Proxies........................          62
Unaudited Pro Forma Condensed Combined Financial             63
  Statements of St. Paul And USF&G.................
Description of St. Paul Capital Stock..............          70
    St. Paul Common Stock..........................          70
    Undesignated Shares............................          70
    Rights Agreement; Series A Preferred...........          70
    Other Preferred Securities.....................          71
Comparison of Certain Rights of The Holders of St.           72
  Paul Common Stock and USF&G Common Stock.........
    General........................................          72
    Size and Classification of the Board of                  72
      Directors....................................
    Indemnification of Directors and Officers......          72
    Limitation of Personal Liability of Directors            73
      and Officers.................................
    Special Meetings of Shareholders...............          74
    Shareholder Proposals and Shareholder                    74
      Nominations of Directors.....................
    Amendments of the Articles and Bylaws..........          75
    Appraisal and Dissenters' Rights...............          76
    State Anti-Takeover Statutes...................          76
    State Insurance Company Provisions Relating to           78
      Takeovers....................................
    Fair Price and Anti-Greenmail Provisions.......          79
    Shareholders Rights Plans......................          79
    Conflict of Interest Transactions..............          80
Experts............................................          80
Legal Matters......................................          81
Future Shareholder Proposals.......................          82
Where You Can Find More Information................          82
Index of Terms Defined in this Joint Proxy                   84
  Statement/Prospectus.............................

ANNEX A:     Agreement and Plan of Merger, dated as of January 19, 1998, as amended through
             February 26, 1998, among USF&G Corporation, The St. Paul Companies, Inc. and SP
             Merger Corporation
ANNEX B:     Stock Option Agreement, dated as of January 19, 1998, between The St. Paul
             Companies, Inc. and USF&G Corporation.
ANNEX C:     Opinion of Credit Suisse First Boston Corporation, dated January 19, 1998
ANNEX D:     Opinion of Goldman, Sachs & Co., dated January 19, 1998
ANNEX E:     Opinion of BT Alex. Brown Incorporated, dated January 18, 1998

                             QUESTIONS AND ANSWERS
                        ABOUT THE ST. PAUL/USF&G MERGER

Q.  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A. This merger will result in a company that is expected to be the nation's eighth largest property and casualty insurer based on the combined 1996 net written premiums of the two companies. Because of our complementary businesses we believe that the combined company will be able to benefit from significant operating synergies.

Q.  WHAT DO I NEED TO DO NOW?

A. Please mail your signed proxy card in the enclosed postage prepaid return envelope as soon as possible, so that your shares may be represented and voted at the appropriate meeting, each of which is scheduled to take place on April 7, 1998. Since two-thirds of the voting shares of USF&G must approve the merger, it is especially important that USF&G shareholders return their signed proxy cards. YOUR VOTE IS VERY IMPORTANT.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. There are three ways in which you may revoke your proxy. First, you may submit a written notification stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. USF&G shareholders choosing either of these methods should send their notice of revocation or new proxy card to the person indicated on page 62. St. Paul shareholders choosing either of these methods should send their notice of revocation or new proxy card to the person indicated on page 61. As a third method, you may attend the USF&G Special Meeting or St. Paul Special Meeting, as appropriate, and vote in person. If you are a St. Paul shareholder and wish to vote in person at the St. Paul Special Meeting after you have submitted a proxy card (and have not revoked such proxy), you still must provide a written notification stating that you would like to revoke your proxy. If you hold your shares in "street name" of through a nominee or broker, you must follow directions received from your broker to cast or change your vote.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send USF&G shareholders written instructions for exchanging their share certificates. St. Paul shareholders will keep their existing share certificates.

Q.  WHAT WILL A USF&G SHAREHOLDER RECEIVE IN THE MERGER?

A. For each of your shares of USF&G common stock, you will receive a fraction of a share of common stock of St. Paul equal to or greater than 0.2821 shares of St. Paul common stock but in no event greater than 0.2973 shares of St. Paul common stock depending upon the average price of St. Paul common stock during a specified twenty-day period prior to the USF&G Special Meeting. If the average price of St. Paul common stock is at least $74 and not more than $78, then you will receive a fraction of a share of St. Paul common stock determined by dividing $22 by the average St. Paul stock price during the specified twenty-day period. If the average price of the St. Paul common stock is less than $74, you will receive 0.2973 of a share of St. Paul common stock. If the average price of St. Paul common stock is more than $78, you will receive 0.2821 of a share of St. Paul common stock. If the proposed St. Paul stock split occurs prior to the merger, the number of shares of St. Paul common stock to be received by each USF&G shareholder and the Exchange Ratio will be appropriately adjusted.

    The average price of St. Paul common stock will be determined by averaging the daily average high and low sales prices of St. Paul common stock as reported on the New York Stock Exchange for the 20 trading days ending with the third trading day prior to the USF&G Special Meeting. St. Paul will not issue fractional shares of St. Paul common stock in the merger. Instead, an exchange agent will sell all of the fractional shares of St. Paul common stock and USF&G shareholders will be entitled to their proportionate interest in the net proceeds of such sales. See "The Merger--General," "Exchange of Certificates," "The Exchange Ratio" and "The St. Paul Stock Split."

Q.  WHAT IS THE "EXCHANGE RATIO?"

A. The Exchange Ratio is the fraction of a share of St. Paul common stock into which each share of USF&G common stock will be converted upon consummation of the merger. As described above, the Exchange Ratio will not be less than
    0.2821 or greater than 0.2973 and when the average St. Paul stock price is equal to or greater than $74, but less than or equal to $78, the Exchange Ratio will be determined by dividing $22 by the average price of St. Paul common stock.

Q.  WHAT IS THE ST. PAUL STOCK SPLIT? HOW DOES IT AFFECT ME?

A. The St. Paul Board has announced its intention to approve a two-for-one stock split (issuing one additional share of St. Paul common stock for each outstanding share of St. Paul common stock) if the St. Paul shareholders approve, at the St. Paul annual meeting to be held on May 5, 1998, a proposal to increase the number of authorized shares of St. Paul common stock. The St. Paul stock split will, therefore, not occur until after the Exchange Ratio is determined. If the St. Paul stock split occurs before the merger, the Exchange Ratio will be doubled to reflect the St. Paul stock split and accordingly the number of shares of St. Paul common stock you receive in the merger will be doubled.

   Example: If (i) the Exchange Ratio is established at 0.2821, (ii) you own 10,000 shares of USF&G common stock and (iii) the St. Paul stock split occurs prior to the merger, the Exchange Ratio would be adjusted to equal 0.5642, and you would receive 5,642 shares of St. Paul common stock in the merger.

             If, however, in the above example, the St. Paul stock split occurs after the merger, you would be entitled to receive 2,821 shares of St. Paul common stock at the time of the merger and would receive an additional 2,821 shares of St. Paul common stock at the time of the St. Paul stock split (assuming that you retained the shares you received at the time of the merger), resulting in the receipt of a total of 5,642 shares of St. Paul common stock.

Q.  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. Neither St. Paul nor USF&G expects to change its current dividend practices before the merger. After the merger, we expect that St. Paul will continue to pay cash dividends in accordance with its historic policies. During each of the calendar quarters of 1997, St. Paul declared dividends of $0.47 per share of St. Paul common stock, equal to an annual dividend in 1997 of $1.88 per share of St. Paul common stock. Assuming an Exchange Ratio of 0.2821 and assuming that the merger was completed on January 1, 1997, a holder of one share of USF&G common stock would have received a total cash dividend of $0.53 from St. Paul during 1997. On February 3, 1998, the St. Paul Board increased the regular quarterly dividend to $0.50 per share of St. Paul common stock, equal to an annual dividend of $2.00 per share of St. Paul common stock. The first dividend at the new rate is payable on April 17, 1998 to shareholders of record on March 31, 1998. Since July 31, 1997, USF&G has paid a regular quarterly dividend of $0.07 per share of USF&G common stock, equal to an annual dividend of $0.28 per share of USF&G common stock. On February 10, 1998, the USF&G Board declared a dividend of $0.07 per share of USF&G common stock, payable on April 30, 1998 to shareholders of record on April 6, 1998.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. If you are a USF&G shareholder, your broker is not permitted to vote your shares of USF&G common stock on the USF&G merger proposal unless you provide instructions on how to vote. If you are a St. Paul shareholder, your broker is not permitted to vote your shares of St. Paul common stock on the proposal to issue shares of St. Paul common stock pursuant to the merger agreement unless you provide instructions on how to vote. All shareholders of St. Paul and USF&G should instruct their brokers to vote their shares following directions provided by their brokers.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working towards quickly completing the merger. In addition to shareholder approvals, we must also obtain numerous approvals from various state insurance regulatory and foreign regulatory agencies. We hope to complete the merger by mid-1998.

Q.  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A. The exchange of shares by USF&G shareholders will be tax-free to USF&G shareholders for federal income tax purposes, except for taxes on cash received for fractional shares of St. Paul common stock. The merger will be tax-free to St. Paul shareholders for federal income tax purposes. To review the general tax consequences to shareholders in greater detail see "The Merger-- Certain Federal Income Tax Consequences of the Merger."

Q.  WHOM SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

A. St. Paul shareholders who have questions about the merger should call D.F. King & Co. at 1-800-714-3312.

    USF&G shareholders who have questions about the merger should call Georgeson & Company Inc. at 1-800-223-2064.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE COMPANIES

THE ST. PAUL COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102
(612) 310-7911

    St. Paul and its subsidiaries comprise one of the oldest insurance organizations in the United States, dating back to 1853. St. Paul is a management company principally engaged, through its subsidiaries, in property and casualty insurance and reinsurance underwriting. St. Paul also has operations in the asset management-investment banking industry through its majority ownership of The John Nuveen Company. As a management company, St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services.

USF&G CORPORATION
6225 Centennial Way
Baltimore, Maryland 21209
(410) 547-3000

    USF&G is a holding company with assets of $15.8 billion whose principal subsidiaries are engaged in underwriting property and casualty insurance and life insurance/annuities. Property and casualty insurance is written primarily by USF&G Company, founded in 1896, and is sold principally through independent agents supported by USF&G Company's underwriting, marketing, administrative and claim services offices located throughout the United States. Life insurance and annuities are written primarily by Fidelity and Guaranty Life Insurance Company, founded in 1959, and are sold throughout the United States through independent agents, managing general agents and regional and national brokerage firms.

                    OUR REASONS FOR THE MERGER (SEE PAGE 16)

    The Boards of Directors of St. Paul and USF&G believe that the merger will create a premier property and casualty insurance company that will be better positioned to compete effectively in the increasingly competitive property and casualty insurance industry. They believe that the merger will provide opportunities to achieve substantial benefits that might not otherwise be available for the shareholders and customers of the two companies. The combined company will benefit from the combined financial resources, management and personnel of St. Paul and USF&G and will be able to capitalize on growth opportunities in the insurance industry, both domestically and internationally. In addition, the merger will permit the combined company to derive significant advantages from the more efficient utilization of the combined assets, management and personnel of St. Paul and USF&G.

                      OUR RECOMMENDATIONS TO SHAREHOLDERS

TO ST. PAUL SHAREHOLDERS:

    The St. Paul Board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the issuance of shares of St. Paul common stock to USF&G shareholders in the merger.

TO USF&G SHAREHOLDERS:

    The USF&G Board believes that the merger is in your best interest and recommends that you vote FOR the proposal to approve the merger.

                                   THE MERGER

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

RECORD DATE; VOTING POWER

    ST. PAUL

    You are entitled to vote at the special meeting of St. Paul shareholders if you owned St. Paul common stock or St. Paul Series B convertible preferred stock as of the close of business on February 25, 1998, the St. Paul Record Date.

    On the St. Paul Record Date, there were 83,804,344 shares of St. Paul common stock and 955,594 shares of St. Paul Series B convertible preferred stock entitled to vote at the St. Paul special meeting. If all shares of St. Paul common stock and St. Paul Series B convertible preferred stock are voted at the St. Paul special meeting, at least 43,813,361 votes must be voted FOR the issuance of St. Paul common stock in order for the issuance to be approved. Holders of St. Paul common stock will have one vote at the St. Paul special meeting for each share of St. Paul common stock they own on the St. Paul Record Date and holders of St. Paul Series B convertible preferred stock will have four votes for each share of St. Paul Series B convertible preferred stock they own on the St. Paul Record Date.

    USF&G

    You are entitled to vote at the USF&G special meeting if you owned shares of USF&G common stock as of the close of business on February 25, 1998, the USF&G Record Date.

    On the USF&G Record Date, there were 116,997,500 shares of USF&G common stock entitled to vote at the USF&G special meeting. At least 77,998,334 shares of USF&G common stock must vote FOR the merger in order for it to be approved. USF&G shareholders will have one vote at the USF&G special meeting for each share of USF&G common stock they own on the USF&G Record Date.

VOTES REQUIRED TO APPROVE THE MERGER

    ST. PAUL

    The favorable vote of the holders of at least a majority of the total number of eligible votes cast at the St. Paul special meeting is required to approve the issuance of shares of St. Paul common stock pursuant to the merger agreement.

    USF&G

    The favorable vote of the holders of at least two-thirds of the outstanding shares of USF&G common stock is required to approve the merger. YOUR FAILURE TO VOTE YOUR SHARES OF USF&G COMMON STOCK WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

WHAT USF&G SHAREHOLDERS WILL RECEIVE (SEE PAGES
  14 AND 40)

    As a result of the merger, as illustrated in the table on page 40, USF&G shareholders will receive, for each share of USF&G common stock, not less than
0.2821 or more than 0.2973 of a share of St. Paul common stock.

    If the average price of St. Paul common stock, determined by averaging the daily average of the high and low stock prices of St. Paul common stock for the twenty trading days ending on the third trading day prior to the USF&G special meeting, is not less than $74 or greater than $78, then for each of your shares of USF&G common stock you will receive a fraction of a share of St. Paul common stock determined by dividing $22 by the average price.

    If the average price of St. Paul common stock is less than $74, you will receive 0.2973 of a share of St. Paul common stock for each of your shares of USF&G common stock.

    If the average price of the St. Paul common stock is greater than $78, you will receive 0.2821 of a share of St. Paul common stock for each of your shares of USF&G common stock.

    If the St. Paul stock split occurs prior to the merger, the number of shares of St. Paul common stock to be received by each USF&G shareholder and the Exchange Ratio will be appropriately adjusted. St. Paul will not issue fractional shares of St. Paul common stock in the merger. Instead, the exchange agent will sell all fractional shares of St. Paul common stock that would otherwise exist as a result of the conversion of USF&G common stock into St. Paul common stock in the merger, and you will be entitled to your proportionate interest in the net proceeds of such sales.

    St. Paul and USF&G shareholders may call 1-800-356-4098, ext. 3700 at any time between the date of this Joint Proxy Statement/Prospectus and the dates of the USF&G and St. Paul special meetings to hear a pre-recorded message indicating the average price of the St. Paul common stock and the exchange ratio, each as if calculated as of the date of the call.

    USF&G SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED. ST. PAUL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

OWNERSHIP OF ST. PAUL FOLLOWING THE MERGER

    The shares of St. Paul common stock that St. Paul will issue to USF&G shareholders in the merger will constitute approximately 28.3% of the outstanding St. Paul common stock after the merger based on the number of shares of St. Paul and USF&G common stock outstanding on February 25, 1998 (assuming an exchange ratio of 0.2821).

BOARD OF DIRECTORS OF ST. PAUL FOLLOWING THE MERGER
  (SEE PAGE 49)

    Promptly after the merger becomes effective, St. Paul has agreed to add Mr. Norman P. Blake, Jr. and two other directors of USF&G to the St. Paul Board. The two additional people will be selected by the board governance committee of the St. Paul Board. In addition, St. Paul has also agreed to nominate two, or if the effective time of the merger occurs on or after August 15, 1998, three, of such directors for election to the St. Paul Board at its first annual meeting with a mailing date after the effective time of the merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE
  PAGE 55)

    When considering the USF&G Board's recommendation that you vote in favor of the merger you should be aware that certain officers and directors of USF&G have agreements, retention incentives, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, yours as a USF&G shareholder.

    The USF&G Board was aware of these interests with respect to its officers and directors and considered them in approving the merger.

CONDITIONS TO THE MERGER (SEE PAGE 49)

    Completion of the merger depends upon a number of conditions being satisfied, including the following:

    - approval of the merger by the shareholders of USF&G;

    - approval of the issuance of the shares of St. Paul common stock pursuant to the Merger Agreement by the shareholders of St. Paul;

    - the receipt or making of all required consents, registrations, approvals, permits and authorizations required to be received or made from any governmental entity including certain state insurance commissioners and expiration of certain waiting periods other than those that would not reasonably be expected to result in an aggregate loss of $50 million or more in annual net written premiums for the companies if they were not obtained;

    - no law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order being in effect that restrains, enjoins or otherwise prohibits consummation of the merger;

    - the receipt of consents to the merger of third parties, other than certain specified consents, whose failure to consent would have a material adverse effect on St. Paul or USF&G, or would prevent or materially impair the ability of St. Paul or USF&G to consummate the merger;

    - receipt of opinions from our respective tax counsel that the merger will qualify as a tax-free reorganization for Federal income tax purposes; and

    - receipt of favorable letters from each of KPMG Peat Marwick LLP (or its successor) and Ernst & Young LLP (or its successor) regarding the appropriateness of "pooling of interests" accounting treatment for the merger.

    Certain of these conditions may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 51)

    St. Paul and USF&G can agree in writing to terminate the Merger Agreement at any time without completing the merger.

    Either of us may terminate the Merger Agreement if:

    - the merger has not been consummated by August 15, 1998, unless either of us determines that additional time is necessary in connection with obtaining any governmental consents, then we can extend this date to December 15, 1998;

    - the USF&G shareholders fail to approve the merger;

    - the St. Paul shareholders fail to approve the issuance of the shares of St. Paul common stock pursuant to the Merger Agreement;

    - any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable; or

    - either of us breaches its representations, warranties or obligations under the Merger Agreement in a manner that would cause the conditions to the Merger Agreement relating to representations, warranties and obligations to not be satisfied and the breach cannot be cured.

    In addition, USF&G may terminate the merger agreement if:

    - the USF&G shareholders have not approved the merger and USF&G is authorized by the USF&G Board to enter into a written agreement for a transaction that the USF&G Board has determined is superior to the merger, after St. Paul has been given an opportunity to match the superior transaction;

    In addition, St. Paul may terminate the Merger Agreement if:

    - USF&G enters into a binding agreement with a third party for a transaction that the USF&G Board has determined is superior to the merger; or
    - the USF&G Board withdraws or adversely modifies its approval or recommendation of the Merger Agreement or fails to reconfirm the recommendation.

TERMINATION FEES (SEE PAGE 52)

    The Merger Agreement requires USF&G to pay to St. Paul, in certain circumstances, and St. Paul to pay to USF&G, in other circumstances, a termination fee of $70 million and expenses of up to $5 million if, under certain circumstances, the Merger Agreement is terminated.

STOCK OPTION AGREEMENT (SEE PAGE 53)

    We have entered into a Stock Option Agreement which permits St. Paul under certain circumstances to purchase shares of USF&G common stock representing 19.9% of the total number of outstanding shares of USF&G common stock at a price of $22.00 per share. St. Paul's total profit from the termination fee and related expense reimbursement payable pursuant to the Merger Agreement and its profit under the Stock Option Agreement may not exceed $75 million.

REGULATORY APPROVALS (SEE PAGE 36)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required us to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed. On February 19, 1998, the waiting period under the Hart-Scott-Rodino Act was terminated. Nevertheless, the Antitrust Division of the Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

    St. Paul is also required to obtain the approval of and provide information and materials to the insurance departments in the States of California, Illinois, Indiana, Iowa, Maryland, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin because USF&G has insurance subsidiaries domiciled in each of these states. These governmental authorities could prohibit us from completing our merger. It is also possible that some of these governmental authorities may impose conditions on granting approval of or declining to object to the merger.

    St. Paul is also required to provide information to insurance departments in numerous states where St. Paul's subsidiaries and USF&G's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to a merger. Approval of the merger is not required in these states, but the insurance departments could determine to impose certain conditions upon the merger.

    We cannot predict whether we will obtain the required regulatory approvals within the time frame contemplated by the Merger Agreement or on conditions that would not be detrimental to the combined company.

ACCOUNTING TREATMENT (SEE PAGE 35)

    We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 19)

    In deciding to approve the merger, the Boards considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. USF&G received the opinions of its financial advisors, Goldman, Sachs & Co. and BT Alex. Brown Incorporated, and St. Paul received the opinion of its financial advisor, Credit Suisse First Boston Corporation. These opinions are attached as Annexes C, D and E to this Joint Proxy Statement/Prospectus. We encourage you to read and consider these opinions.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE
  PAGE 35)

    We have structured the merger so that none of USF&G, St. Paul or our respective shareholders will recognize gain or loss for federal income tax purposes as a result of the merger, except for taxes payable on cash received by USF&G shareholders instead of fractional shares. THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF USF&G WILL DEPEND ON THE FACTS OF EACH SHAREHOLDER'S SITUATION. SHAREHOLDERS OF USF&G SHOULD CONSULT THEIR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO THEM.

NO APPRAISAL RIGHTS

    Under Maryland law, USF&G shareholders have no right to an appraisal of the value of their shares in connection with the merger. Under Minnesota law, St. Paul shareholders have no right to an appraisal of the value of their shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
  (SEE PAGE 39)

    Shares of St. Paul and USF&G common stock are each listed on the New York Stock Exchange and certain other stock exchanges. On January 16, 1998, the last full trading day on the New York Stock Exchange prior to the public announcement of the merger, USF&G common stock closed at $21 7/16 per share and St. Paul common stock closed at $78 1/8 per share. On February 26, 1998, USF&G common stock closed at $24 5/16 per share and St. Paul common stock closed at $88 1/8 per share. Assuming an exchange ratio of 0.2821, the equivalent of a share of USF&G common stock was $24.86 on such date.

LISTING OF ST. PAUL COMMON STOCK (SEE PAGE 48)

    St. Paul has agreed to list the shares of St. Paul common stock to be issued in connection with the merger on the New York Stock Exchange.

                           FORWARD-LOOKING STATEMENTS

    This document and documents that are incorporated herein by reference include various forward-looking statements about St. Paul, USF&G and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning anticipated future results of operations of St. Paul, USF&G and the combined company. Also, statements including the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions are forward-looking statements. Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that are incorporated by reference, could cause the actual results of the combined company to differ materially from the anticipated results set forth in or contemplated by such forward-looking statements. You are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of St. Paul and USF&G to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect St. Paul's, USF&G's or the combined company's operations, markets, products, services and prices. Such factors include, among others, the following: general economic and business conditions, including changes in interest rates, rates of inflation and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; social conditions; judicial decisions and rulings; integration of the operations of St. Paul and USF&G, including the failure to realize synergies from the merger; regulatory conditions to the merger; competition; the loss of any significant customers; insurance claims based on natural disasters; the frequency and severity of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; losses due to foreign currency exchange rate fluctuations; and changes in business strategy or development plans.

      SELECTED UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    The following tables are being provided to assist you in your analysis of the merger and present selected historical financial and operating data of St. Paul and USF&G and selected unaudited pro forma combined financial and operating data after giving effect to the merger as a "pooling of interests." St. Paul's and USF&G's selected historical data for each of the five years in the period ended December 31, 1997 have been derived from financial statements filed with the Securities and Exchange Commission. You should be aware that the pro forma combined financial data are presented for illustrative purposes only and are not necessarily an indication of the financial position or operating results that would have occurred if the merger had been completed at such times or that will occur upon consummation of the merger. The pro forma combined financial data do not give effect to any cost savings which may result from the integration of St. Paul's and USF&G's operations, nor do they consider any reorganization costs that are expected to occur as a result of the Merger. Additionally, the pro forma combined income statement data do not include any transaction costs relating to the Merger. The following selected financial data should be read in conjunction with the related historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements of St. Paul and USF&G."

                                    ST. PAUL
           SELECTED UNAUDITED HISTORICAL FINANCIAL AND OPERATING DATA

                                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1997       1996       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
Premiums earned...............................................  $   4,616  $   4,448  $   3,971  $   3,412  $   3,178
Net investment income.........................................        886        807        741        673        640
Realized gains................................................        408        219         85         42         58
Asset management-investment banking...........................        262        220        221        212        242
Other.........................................................         47         40         38         29         33
                                                                ---------  ---------  ---------  ---------  ---------
  Total revenues from continuing operations...................      6,219      5,734      5,056      4,368      4,151
                                                                ---------  ---------  ---------  ---------  ---------
Insurance losses and loss adjustment expenses.................      3,345      3,318      2,864      2,462      2,304
Policy acquisition, operating and administrative expenses.....      1,855      1,717      1,523      1,333      1,312
Income tax expense............................................        246        141        131        113         88
                                                                ---------  ---------  ---------  ---------  ---------
  Income from continuing operations...........................  $     773  $     558  $     538  $     460  $     447
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Income from continuing operations per common share(1).........  $    8.39  $    6.11  $    5.88  $    5.13  $    4.96
Cash dividends declared per common share......................  $    1.88  $    1.76  $    1.60  $    1.50  $    1.40

BALANCE SHEET DATA:
Total assets..................................................  $  21,501  $  20,681  $  18,519  $  16,142  $  15,914
Total debt....................................................        783        689        697        616        640
Company-obligated mandatorily redeemable preferred securities
  of St. Paul Capital L.L.C...................................        207        207        207          0          0
Net change in unrealized gains on investments and foreign
  currency....................................................         59          9        617       (570)       473
Shareholders' equity..........................................      4,627      4,004      3,730      2,737      3,004
Book value per common share...................................  $   55.06  $   47.93  $   44.29  $   32.46  $   35.47
Number of common shares outstanding...........................  83,727,800 83,198,411 83,975,864 84,202,417 84,714,676

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result......................................  $    (180) $    (216) $    (103) $    (113) $    (150)
Statutory combined ratio:(2)..................................
  Loss and loss expense ratio.................................       72.5       74.6       72.1       72.1       72.5
  Underwriting expense ratio..................................       32.6       30.9       29.7       30.2       32.0
                                                                ---------  ---------  ---------  ---------  ---------
  Combined ratio..............................................      105.1      105.5      101.8      102.3      104.5
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

------------------------

(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

(2) The combined ratio is not derived from the GAAP financial statements.

                                     USF&G
           SELECTED UNAUDITED HISTORICAL FINANCIAL AND OPERATING DATA

                                                                    AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------------------
                                                               1997        1996        1995        1994       1993
                                                            ----------  ----------  ----------  ----------  ---------

                                                                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

INCOME STATEMENT DATA:
Premiums earned...........................................  $    2,682  $    2,731  $    2,666  $    2,508  $   2,521
Net investment income.....................................         691         705         733         749        753
Realized gains............................................          15          44           7           5          6
Other.....................................................          16          18          53          48         43
                                                            ----------  ----------  ----------  ----------  ---------
  Total revenues from continuing operations...............       3,404       3,498       3,459       3,310      3,323
                                                            ----------  ----------  ----------  ----------  ---------
Insurance losses, loss adjustment expenses and policy
  benefits................................................       2,071       2,181       2,178       2,132      2,200
Policy acquisition, operating and administrative
  expenses................................................       1,062       1,058       1,086       1,221      1,020
Income tax expense (benefit)..............................          77          (2)        (14)       (280)       (27)
                                                            ----------  ----------  ----------  ----------  ---------
  Income from continuing operations.......................  $      194  $      261  $      209  $      237  $     130
                                                            ----------  ----------  ----------  ----------  ---------
                                                            ----------  ----------  ----------  ----------  ---------
Income from continuing operations per common share(1).....  $     1.63  $     1.95  $     1.53  $     1.76  $    0.89
Cash dividends declared per common share..................  $     0.26  $     0.20  $     0.20  $     0.20  $    0.20

BALANCE SHEET DATA:
Total assets..............................................  $   15,819  $   14,407  $   14,651  $   13,980  $  14,481
Total debt................................................         521         482         607         628        627
Company-obligated mandatorily redeemable preferred
  securities
  of USF&G Capital Trusts.................................         296         100           0           0          0
Net change in unrealized gains on investments and foreign
  currency................................................         105        (209)        418        (338)       220
Shareholders' equity......................................       2,077       1,969       1,984       1,441      1,556
Book value per common share...............................  $    17.84  $    15.48  $    14.68  $     9.96  $   11.33
Number of common shares outstanding.......................  116,402,199 114,240,489 119,606,095 104,810,794 91,418,372

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result..................................  $      (99) $     (167) $     (156) $     (202) $    (229)
Statutory combined ratio: (2)
  Loss and loss expense ratio.............................        70.5        72.1        72.4        73.1       75.3
  Underwriting expense ratio..............................        32.8        33.5        33.4        34.8       33.5
                                                            ----------  ----------  ----------  ----------  ---------
  Combined ratio..........................................       103.3       105.6       105.8       107.9      108.8
                                                            ----------  ----------  ----------  ----------  ---------
                                                            ----------  ----------  ----------  ----------  ---------

------------------------

(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

(2) The combined ratio is not derived from the GAAP financial statements.

                               ST. PAUL AND USF&G
       SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

                                                                               AS OF OR FOR THE YEAR ENDED
                                                                                      DECEMBER 31,
                                                                          -------------------------------------
                                                                             1997         1996         1995
                                                                          -----------  -----------  -----------
                                                                           (DOLLARS IN MILLIONS, EXCEPT SHARE
                                                                                          DATA)
INCOME STATEMENT DATA:
Premiums earned.........................................................  $     7,298  $     7,179  $     6,637
Net investment income...................................................        1,577        1,512        1,474
Realized gains..........................................................          423          267           92
Asset management-investment banking.....................................          262          220          221
Other...................................................................           63           58           91
                                                                          -----------  -----------  -----------
    Total revenues from continuing operations...........................        9,623        9,236        8,515
                                                                          -----------  -----------  -----------
Insurance losses, loss adjustment expenses and policy
  benefits..............................................................        5,379        5,471        5,010
Policy acquisition, operating and administrative expenses...............        2,922        2,787        2,610
Income tax expense......................................................          334          146          128
                                                                          -----------  -----------  -----------
    Income from continuing operations...................................  $       988  $       832  $       767
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
Income from continuing operations per common share (1)(2)...............  $      7.85  $      6.45  $      5.91
Cash dividends declared per common share................................  $      1.88  $      1.76  $      1.60

BALANCE SHEET DATA:
Total assets............................................................  $    37,333  $    35,128  $    33,229
Total debt..............................................................        1,304        1,171        1,304
Company-obligated mandatorily redeemable preferred securities of
  Subsidiaries..........................................................          503          307          207
Net change in unrealized gains on investments and foreign currency......          164         (200)       1,035
Shareholders' equity....................................................        6,554        5,830        5,558
Book value per common share (2).........................................  $     56.08  $     48.64  $     45.31
Number of common shares outstanding (2).................................  116,564,860  115,425,653  117,716,743

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result................................................  $      (247) $      (366) $      (229)
Statutory combined ratio: (3)
  Loss and loss expense ratio...........................................         71.2         73.2         71.7
  Underwriting expense ratio............................................         32.7         32.0         31.1
                                                                          -----------  -----------  -----------
  Combined ratio........................................................        103.9        105.2        102.8
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------

------------------------

(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

(2) Assumes an Exchange Ratio equal to 0.2821.

(3) The combined ratio is not derived from the GAAP financial statements.

                               ST. PAUL AND USF&G
       SUMMARY UNAUDITED HISTORICAL AND PRO FORMA COMBINED PER SHARE DATA

                                                                                       AS OF OR FOR THE YEAR ENDED
                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1997       1996       1995
                                                                                     ---------  ---------  ---------

ST. PAUL COMMON STOCK
Income from continuing operations per share (1)
  Historical.......................................................................  $    8.39  $    6.11  $    5.88
Cash dividends declared per share
  Historical.......................................................................  $    1.88  $    1.76  $    1.60
Book value per share (at end of period)
  Historical.......................................................................  $   55.06  $   47.93  $   44.29

USF&G COMMON STOCK
Income from continuing operations per share (1)
  Historical.......................................................................  $    1.63  $    1.95  $    1.53
Cash dividends declared per share
  Historical.......................................................................  $    0.26  $    0.20  $    0.20
Book value per share (at end of period)
  Historical.......................................................................  $   17.84  $   15.48  $   14.68

PRO FORMA COMBINED COMPANY (2)
Income from continuing operations per share (1)
  Pro Forma........................................................................  $    7.85  $    6.45  $    5.91
  USF&G Equivalent Pro Forma.......................................................  $    2.21  $    1.82  $    1.67
Cash dividends declared per share
  Pro forma........................................................................  $    1.88  $    1.76  $    1.60
  USF&G Equivalent Pro Forma.......................................................  $    0.53  $    0.50  $    0.45
Book value per share (at end of period)
  Pro Forma........................................................................  $   56.08  $   48.64  $   45.31
  USF&G Equivalent Pro Forma.......................................................  $   15.82  $   13.72  $   12.78

------------------------

(1) Income from continuing operations per share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

(2) Assumes an Exchange Ratio equal to 0.2821.

                                   THE MERGER

    THE DISCUSSION IN THIS JOINT PROXY STATEMENT/PROSPECTUS (AS DEFINED BELOW) OF THE MERGER (AS DEFINED BELOW) AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT (AS DEFINED BELOW) IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS OF ST. PAUL AND PROXY STATEMENT OF USF&G (THE "JOINT PROXY STATEMENT/PROSPECTUS") AS ANNEX A, AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), and USF&G Corporation, a Maryland corporation ("USF&G"), are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, par value $2.50 per share, of USF&G ("USF&G Common Stock") and holders of common stock, no par value, of St. Paul ("St. Paul Common Stock") and holders of Series B Convertible Preferred Stock, no par value, of St. Paul (the "Series B Shares" and, together with the St. Paul Common Stock, the "St. Paul Voting Stock"), in connection with the solicitation of proxies by the Board of Directors of USF&G (the "USF&G Board") in connection with a special meeting of holders of USF&G Common Stock (the "USF&G Special Meeting") and in connection with the solicitation of proxies by the Board of Directors of St. Paul (the "St. Paul Board") in connection with a special meeting of shareholders of St. Paul Voting Stock (the "St. Paul Special Meeting", and together with the USF&G Special Meeting, the "Meetings") each to be held on April 7, 1998, and at any adjournments or postponements of the Meetings.

    At the USF&G Special Meeting, holders of USF&G Common Stock will be asked to vote upon a proposal to approve the Merger pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, as amended (the "Merger Agreement"), among USF&G, St. Paul and SP Merger Corporation, a Maryland corporation and a wholly owned subsidiary of St. Paul ("Merger Sub"). As a result of the proposal to approve the Merger, USF&G is deferring and not planning to hold its Annual Meeting of Shareholders, at which USF&G's directors would stand for election and other business would be conducted. If the Merger is not approved by the USF&G shareholders, or is otherwise not consummated or is significantly delayed, USF&G intends to hold its Annual Meeting of Shareholders later in 1998.

    At the St. Paul Special Meeting, holders of St. Paul Voting Stock will be asked to vote upon a proposal to issue shares of St. Paul Common Stock pursuant to the Merger Agreement.

    The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the merger of Merger Sub with and into USF&G (the "Merger"), with USF&G surviving the Merger as a wholly owned subsidiary of St. Paul, and (ii) that each share of USF&G Common Stock outstanding immediately prior to the Effective Time (as defined under "The Merger Agreement -- Effective Time") (other than shares of USF&G Common Stock owned by St. Paul or any direct or indirect subsidiary of St. Paul or shares of USF&G Common Stock owned by USF&G or any direct or indirect subsidiary of USF&G (except those held on behalf of third parties) ("Excluded Shares")), will be converted into, and become exchangeable for (the "Merger Consideration") that number of shares (the "Exchange Ratio") of St. Paul Common Stock determined by dividing $22 by the average of the average daily per share high and low sales prices of one share of St. Paul Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape (as reported in the New York City edition of THE WALL STREET JOURNAL or, if not reported therein, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the USF&G Special Meeting rounded to the fourth decimal place (the "Average Stock Price"); provided, that, (i) if the Average Stock Price is less than $74 (the "Lower Collar"), the Exchange Ratio will be 0.2973; and (ii) if the Average Stock Price is greater than $78 (the "Upper Collar" and, together with the Lower Collar, the "Collars"), the Exchange Ratio will be 0.2821. The Merger Agreement provides that in the event that after the date of the Merger Agreement and prior to the Effective Time (as defined below) USF&G changes the number of shares of USF&G Common Stock or securities convertible or exchangeable into or exercisable for shares of USF&G Common Stock, or St. Paul changes the number of shares of St. Paul Common Stock or securities convertible or exchangeable into or exercisable for shares of St. Paul Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Collars will be equitably adjusted.

    The St. Paul Board has announced its intention to approve a two-for-one split (the "St. Paul Stock Split") of the St. Paul Common Stock (issuing one additional share of St. Paul Common Stock for each outstanding share of St. Paul Common Stock) if the St. Paul shareholders approve at their upcoming annual meeting (presently scheduled for May 5, 1998) a proposal to increase the number of authorized shares of St. Paul Common Stock. If the St. Paul Stock Split occurs prior to the Effective Time, the number of shares of St. Paul Common Stock to be received by each USF&G shareholder and the Exchange Ratio will be appropriately adjusted. The Effective Time is expected to occur as soon as practicable after the satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. It is currently anticipated that the closing of the Merger will occur by mid-1998.

BACKGROUND OF THE MERGER

    During 1996, the management of USF&G determined that it should explore the possibility of a major strategic transaction in order to continue and build upon the successful repositioning management had led USF&G through from 1991 to 1996. In particular, management of USF&G believed that USF&G would benefit from greater diversity in its specialty businesses or increased size in its commodity businesses. In light of these conclusions, management of USF&G, under the supervision of the USF&G Board, explored a variety of alternatives to effect a strategic transaction that would enhance USF&G's long-term competitive position. In furtherance of this strategy, USF&G made a number of small acquisitions and explored the possibility of making larger acquisitions, selling to or merging with a third party or selling in separate transactions certain of USF&G's individual lines of business and spinning off or selling its commodity businesses and continuing as an independent specialty property and casualty insurer. In this regard, USF&G and its representatives made various contacts with third parties to ascertain their level of interest in such strategic transactions and to obtain indications of the potential value of these transactions to USF&G shareholders.

    USF&G contacted St. Paul in the spring of 1997 to determine if St. Paul would be interested in combining with USF&G. USF&G provided St. Paul with a limited amount of confidential information, but USF&G and St. Paul never proceeded beyond preliminary discussions. In October 1997, St. Paul and USF&G resumed discussions and agreed that it would be advisable for St. Paul to conduct an extensive review of USF&G to be in a better position to determine whether USF&G and St. Paul could agree upon the financial terms on which a transaction might be effected.

    St. Paul reviewed additional information concerning USF&G during late October 1997, including information relating to USF&G's reserves, possible cost savings and other business synergies and opportunities. Also at this time representatives of St. Paul met with executive management of USF&G and certain of its business units. USF&G also reviewed information concerning St. Paul. At the conclusion of these reviews, USF&G and St. Paul were still unable to reach mutually agreeable financial terms for a transaction.

    During November and December 1997, there were occasional contacts between representatives of St. Paul and representatives of USF&G, but no progress was made toward a transaction. On January 8 and 9, 1998, representatives of USF&G met with a representative of St. Paul and discussed certain issues relating to a possible combination of the companies. On January 11, representatives of USF&G and St. Paul met again and agreed, subject to completion of their reviews of each other's business, negotiation of mutually agreeable merger transaction documentation and approvals of their respective Boards of Directors, to certain of the financial terms of the Merger. From January 12 through the signing of the Merger

Agreement on January 19, representatives of St. Paul and USF&G negotiated the Merger Agreement and the Stock Option Agreement. The Merger Agreement and Stock Option Agreement were approved by the USF&G Board at a meeting held on January 18 and by the St. Paul Board at a meeting held on January 19. The Merger Agreement was signed and announced on the evening of January 19, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Boards of Directors of St. Paul and USF&G believe that the Merger will create a premier property and casualty insurance company that will be better positioned to compete effectively in the increasingly competitive property and casualty insurance industry. They believe that the Merger will provide opportunities to achieve substantial benefits that might not otherwise be available for the shareholders and customers of the two companies. The combined company will benefit from the combined financial resources, management and personnel of St. Paul and USF&G and will be able to better capitalize on growth opportunities in the insurance industry both domestically and internationally. In addition, the Merger will permit the combined company to derive significant advantages from the more efficient utilization of the combined assets, management and personnel of St. Paul and USF&G. In addition, the St. Paul Board and the USF&G Board considered the factors set forth below.

    ST. PAUL

    The St. Paul Board determined by the unanimous vote of all directors present at the meeting of the St. Paul Board on January 19, 1998 that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of St. Paul and its shareholders. In reaching its determination, the St. Paul Board considered that the Merger:

        (i) will add scale and geographic diversification to St. Paul's existing businesses;

        (ii) will add USF&G's businesses, most of which are significantly similar to St. Paul's existing businesses, thereby facilitating the integration of the USF&G and St. Paul businesses;

        (iii) should permit considerable cost savings as compared to operating the two companies independently;

        (iv) will make St. Paul the eighth largest property and casualty insurance underwriter in the United States (based on the 1996 net written premiums of the two companies), helping St. Paul to achieve its objective of strategic growth;

        (v) will enable St. Paul to add to its management individuals from USF&G management who can help grow the combined businesses;

        (vi) will substantially increase St. Paul's assets under management;

        (vii) is conditioned upon receipt of favorable letters from independent accountants regarding concurrence with St. Paul's management's conclusion as to the appropriateness of pooling of interests accounting treatment for the Merger under generally accepted accounting principles;

        In addition, the St. Paul Board considered:

        (viii) that based on the advice of its tax counsel, the Merger should constitute a reorganization under the Code;

        (ix) the current and historical trading prices and values of St. Paul Common Stock and USF&G Common Stock and the current and historical trading multiples of other comparable companies;

        (x) the reports from the management of St. Paul on the results of their due diligence investigation of USF&G and plans for combining the business of St. Paul and USF&G; and

        (xi) the opinion of Credit Suisse First Boston Corporation ("Credit Suisse First Boston") to the effect that, as of the date of such opinion and based upon, and subject to, certain matters stated therein, the Exchange Ratio was fair from a financial point of view to St. Paul.

    St. Paul weighed these advantages, opportunities and general considerations against the following risks associated with the Merger:

        (i) the challenges and costs (expected to result in a special charge to 1998 earnings of $300 to $500 million) inherent in the integration of a business the size of USF&G into St. Paul's existing businesses, particularly at a time when the marketplace is extraordinarily competitive, and the management time and effort from both St. Paul and USF&G executives that will be required to successfully achieve that integration;

        (ii) the risk that USF&G's reserves will prove to be less adequate than St. Paul believed based upon its due diligence investigation;

        (iii) the risk that St. Paul will be unable to retain significant amounts of USF&G's premium revenues; and

        (iv) the risk that the Merger will not be consummated.

    In view of the wide variety of factors considered by the St. Paul Board in connection with its evaluation of the Merger and the complexity of such matters, the St. Paul Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The St. Paul Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "--Opinions of Financial Advisors--St. Paul." In addition, the St. Paul Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate determination or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of St. Paul's management and legal, financial and accounting advisors, and reached a general consensus that the Merger was advisable and in the best interests of St. Paul and the St. Paul shareholders. In considering the factors described above, individual members of the St. Paul Board may have given different weight to different factors.

RECOMMENDATION OF THE ST. PAUL BOARD

    THE ST. PAUL BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ST. PAUL AND ITS SHAREHOLDERS AND RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE ISSUANCE OF SHARES OF ST. PAUL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

    USF&G

    The USF&G Board made its determination after careful consideration of, and based on, a number of factors including the material factors described below:

        (i) all of the reasons described in the first paragraph under the caption "--Reasons for the Merger; Recommendations of the Boards of Directors";

        (ii) the current industry, economic and market conditions, including in particular the intensification of competition in many lines of USF&G's business and the resulting downward pressure on pricing, together with the recent consolidation trend within the insurance business;

        (iii) the prospects of USF&G as a stand-alone company given the increased dominance in various commodity insurance lines of business of large insurance companies with significant scale and critical mass as well as the risk to USF&G's specialty businesses if USF&G's financial strength were to erode;

        (iv) the extensive investigation of strategic alternatives by USF&G and Goldman, Sachs & Co. ("Goldman Sachs"), including consideration of USF&G merging with another large insurance company, USF&G continuing as an independent company with growth through internal expansion and acquisitions, USF&G spinning off or selling its commodity businesses and continuing as an independent specialty property and casualty insurer, and a sale of USF&G either as an entity or through the separate sales of its individual lines of businesses;

        (v) the strategic fit between USF&G and St. Paul, including the possibility for significant synergies and cost savings, and the fact that the Merger will create the eighth largest property and casualty insurer in the United States (based on the 1996 net written premiums of the two companies);

        (vi) the fact that pursuant to the Merger Agreement USF&G shareholders would, prior to the Effective Time, share in the appreciation in the value of St. Paul Common Stock if the Average Stock Price were to be greater than $78;

        (vii) the current dividend paid on St. Paul Common Stock compared to the current dividend paid on USF&G Common Stock;

        (viii) the analyses prepared by Goldman Sachs and BT Alex. Brown Incorporated ("BT Alex. Brown") and the opinion of each of them to the effect that, as of the date of such opinions, the Exchange Ratio was fair, from a financial point of view, to the USF&G shareholders;

        (ix) the fact that the Merger is conditioned upon receipt of favorable letters from independent accountants regarding concurrence with USF&G's management's conclusion as to the appropriateness of pooling of interests accounting treatment for the Merger under generally accepted accounting principles;

        (x) the ability to consummate the Merger as a reorganization under the Code;

        (xi) the provisions of the Merger Agreement that permit USF&G, under certain circumstances, to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the Merger Agreement to enter into a definitive agreement with a third party in connection with a Superior Proposal (as defined under the caption "The Merger Agreement--Certain Covenants--Acquisition Proposals") upon the payment of a $70 million termination fee plus up to $5 million in expense reimbursement (see "The Merger Agreement--Termination");

        (xii) the provision of the Merger Agreement that requires St. Paul to pay USF&G a $70 million termination fee plus up to $5 million in expense reimbursement if the St. Paul Board, in accordance with the terms of the Merger Agreement, changes its recommendation that St. Paul's shareholders approve the issuance of shares of St. Paul Common Stock in connection with the Merger (see "The Merger Agreement--Termination");

        (xiii) the expiration of Mr. Blake's employment contract in November
    1998;

        (xiv) the strength of the management team of St. Paul;

        (xv) the fact that three current directors of USF&G, including Mr. Blake, will become St. Paul directors upon consummation of the Merger (see "The Merger Agreement--Certain Covenants-- Election to St. Paul's Board of Directors");

        (xvi) the current and historical trading prices and values of St. Paul Common Stock and USF&G Common Stock and the current and historical trading multiples of other comparable companies;

        (xvii) the financial condition and business reputation of St. Paul;

        (xviii) the impact of the Merger on USF&G's employees; and

        (xix) the fact that St. Paul expects to continue to be an employer of significance in Baltimore after the Merger notwithstanding that the headquarters of the combined company will be located in St. Paul.

    The USF&G Board also considered (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on sales, agent, broker, customer and supplier relationships, operating results and ability to retain employees, and on the trading price of USF&G Common Stock,
(iv) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of St. Paul and USF&G, and (v) the possibility that the Stock Option Agreement and certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring USF&G. In the judgment of the USF&G Board, the potential benefits of the Merger outweighed all these considerations.

    In view of the wide variety of factors considered by the USF&G Board in connection with its evaluation of the Merger and the complexity of such matters, the USF&G Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The USF&G Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "--Opinions of Financial Advisors--USF&G." In addition, the USF&G Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate determination or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of USF&G's management and legal, financial and accounting advisors, and reached a general consensus that the Merger was advisable and in the best interests of USF&G and the USF&G's shareholders. In considering the factors described above, individual members of the USF&G Board may have given different weight to different factors.

    For information concerning certain interests of members of the USF&G Board in the Merger, see "Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE USF&G BOARD

    THE USF&G BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE HOLDERS OF USF&G COMMON STOCK AND RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

    ST. PAUL

    St. Paul engaged Credit Suisse First Boston to act as its exclusive financial advisor in connection with the proposed Merger. In connection with the engagement, St. Paul requested that Credit Suisse First Boston evaluate the fairness to St. Paul, from a financial point of view, of the Exchange Ratio. At a meeting of the St. Paul Board on January 19, 1998, Credit Suisse First Boston delivered to the St. Paul Board its oral opinion to the effect that, as of such date and based upon and subject to certain matters stated in the opinion, the Exchange Ratio was fair to St. Paul from a financial point of view. Credit Suisse First Boston confirmed this oral opinion, delivering a written opinion to the St. Paul Board dated January 19, 1998.

    In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to St. Paul and USF&G, as well as the Merger Agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided by St. Paul and USF&G, and met with the respective managements of St. Paul and USF&G to discuss the business and prospects of St. Paul and USF&G.

    Credit Suisse First Boston also considered certain financial and stock market data of St. Paul and USF&G, and Credit Suisse First Boston compared those data for USF&G with similar data for other publicly held companies in businesses similar to USF&G and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered the results of certain discounted cash flow projections and actuarial analysis and such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant. Credit Suisse First Boston also relied upon the views of the respective managements of St. Paul and USF&G concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to Credit Suisse First Boston by St. Paul and USF&G relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of St. Paul and USF&G.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of St. Paul and USF&G as to the future financial performance of St. Paul and USF&G and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of St. Paul or USF&G. Credit Suisse First Boston assumed, with the consent of the St. Paul Board, that the Merger would be accounted for as a "pooling of interests" for financial accounting purposes. Credit Suisse First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. No other limitations were imposed by St. Paul on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

    THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION TO THE ST. PAUL BOARD DATED JANUARY 19, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ST. PAUL SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO ST. PAUL, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ST. PAUL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CREDIT SUISSE FIRST BOSTON SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In preparing its opinion for the St. Paul Board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Credit Suisse First Boston made numerous assumptions with respect to St. Paul, USF&G, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of St. Paul and USF&G. No company, transaction or business used in such analyses as a comparison is identical to St. Paul, USF&G or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition value, public trading value or other values of the companies, their business segments or the transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainty. As described above, Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the St. Paul Board in its evaluation of the Merger.

    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in arriving at its oral opinion delivered on January 19, 1998 and its written opinion of the same date, but does not purport to be a complete description of the analyses performed by Credit Suisse First Boston for such purposes.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Credit Suisse First Boston reviewed and compared certain actual and estimated financial, operating and stock market information for USF&G with similar information for the following publicly traded property and casualty insurance companies: American Financial Group, Inc., Ohio Casualty Corporation, Old Republic International Corporation, Reliance Group Holdings, Inc., SAFECO Corporation, St. Paul, TIG Holdings, Inc. and Travelers Property Casualty Corp. (the "Credit Suisse First Boston Comparable Companies"). The Credit Suisse First Boston Comparable Companies were selected by Credit Suisse First Boston because they are publicly traded companies that derive a significant portion of their revenues from insurance lines of business similar to USF&G's. Credit Suisse First Boston reviewed the Credit Suisse First Boston Comparable Companies in terms of various historical financial measures and in terms of various multiples. In particular, such analysis indicated that, as of January 13, 1998, the per share market price of common stock of such companies as a multiple of equity research analysts' consensus estimated earnings per share ("EPS") for 1997 and estimated EPS for 1998 (in each case as reported by First Call Corporation) and book value as of September 30, 1997, ranged from 11.2x to 15.7x, 11.1x to 14.1x, and 1.16x to 2.40x, respectively, for the Credit Suisse First Boston Comparable Companies. Based on the Credit Suisse First Boston Comparable Companies data, Credit Suisse First Boston selected a relevant multiple range of 12.0x to 13.0x estimated 1997 EPS, 11.0x to 12.0x estimated 1998 EPS and 1.25x to 1.40x book value as of September 30, 1997, and applied these multiples to USF&G's estimates of 1997 and 1998 EPS and book value as of September 30, 1997 to estimate an unaffected stock price range for USF&G. Based on the estimated EPS data and book value data for USF&G and the relevant multiple ranges of such data, Credit Suisse First Boston calculated a valuation range for the USF&G Common Stock (without a control premium) of $19.92 to $21.43 per share. To those results Credit Suisse First Boston added a representative control premium of 30% giving a valuation range for the USF&G Common Stock of $25.38 to $27.35 per share.

    COMPARABLE ACQUISITIONS ANALYSIS. Credit Suisse First Boston analyzed recent acquisitions of businesses similar to USF&G (the "Credit Suisse First Boston Comparable Acquisitions"), and calculated the equity transaction value and implied multiples of selected financial data for such acquisitions. The Credit Suisse First Boston Comparable Acquisitions were selected by Credit Suisse First Boston because they involved acquisitions of companies that derive a significant portion of their revenues from insurance lines of business similar to USF&G's. In its analysis, Credit Suisse First Boston reviewed information relating to most of the acquisitions of U.S. property and casualty insurers since 1990 involving consideration of $25 million or more, giving particular emphasis to recent transactions, including: General Accident Plc's acquisition of Canadian General Insurance Group, SAFECO Corporation's acquisition of American States Financial Corp., St. Paul's acquisition of Northbrook Holdings Inc. and Travelers Group Inc.'s acquisition of Aetna Life & Casualty's property and casualty operations. From the Credit Suisse First Boston Comparable Acquisitions, Credit Suisse First Boston derived a relevant multiple range of 15.0x to 17.0x latest twelve months net operating income and 1.4x to 1.7x book value. Applying these multiples to USF&G's comparable financial data resulted in a range of equity values for USF&G Common Stock of $22.19 to $26.75 per share.

    DISCOUNTED CASH FLOW ANALYSIS. Based upon assumptions provided by St. Paul, Credit Suisse First Boston projected financial results for the U.S. property and casualty operations of USF&G for a ten-year period, and discounted to present value the distributable dividends in each year and the terminal value in the final projection year employing discount rates ranging from 10.5% to 12.5%. Terminal values were estimated by Credit Suisse First Boston based on multiples of final year Generally Accepted Accounting Principles ("GAAP") net income ranging from 10.0x to 16.0x and based on multiples of final year GAAP book value ranging from 1.3x to 1.6x. To the resulting value for USF&G's U.S. property and casualty operations, Credit Suisse First Boston added value ranges for the life insurance operations of USF&G based on analyses similar to those described above under the captions "--Comparable Public Company Analysis" and "Comparable Acquisitions Analysis," and consultations with actuaries and value ranges for the off-shore property and casualty operations of USF&G based on multiples of their book values. Credit Suisse First Boston performed several sensitivity analyses with respect to the assumptions regarding loss ratios, synergies, reserve adequacy and growth prospects. Credit Suisse First Boston calculated a range of discounted cash flow values for USF&G Common Stock of $18.41 to $21.51 per share.

    BREAK-UP ANALYSIS. Credit Suisse First Boston separately analyzed each of USF&G's segments: Property and Casualty Insurance/Corporate, F&G Re/Discover Re and Fidelity and Guaranty Life. For each segment Credit Suisse First Boston performed an analysis of recent acquisitions of businesses similar to those of the segment and an analysis comparing certain actual and estimated financial and operating information for the segment with similar information for public companies deriving a significant portion of revenue from businesses similar to those of the segment and then calculated an aggregate value range for the three segments. Under the above described methodology, Credit Suisse First Boston calculated a range of values for USF&G Common Stock of $22.95 to $27.50 per share.

    OTHER ANALYSES. Credit Suisse First Boston analyzed the impact on estimated St. Paul EPS from the addition of the estimated USF&G earnings and issuance of additional shares of St. Paul Common Stock in the Merger. Estimated St. Paul earnings were provided by St. Paul and estimated USF&G earnings were based upon assumptions provided by St. Paul. Credit Suisse First Boston also analyzed the historical stock prices of St. Paul and USF&G, and the ratio of such prices, as well as the relative contribution of St. Paul and USF&G to several financial and operating measures of the pro forma combined company (based on historical financial and operating data). In addition, Credit Suisse First Boston reviewed and analyzed selected investment research reports on USF&G and the property and casualty insurance industry and analyzed certain publicly available information regarding the foregoing.

    Credit Suisse First Boston has advised St. Paul that, in the ordinary course of business, it and its affiliates may actively trade the securities of St. Paul and USF&G for its and such affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Credit Suisse First Boston was selected by St. Paul as its financial advisor based on its reputation, experience and expertise. Credit Suisse First Boston is an internationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Credit Suisse First Boston is familiar with St. Paul, having provided advisory services over a period of years, including acting as advisor for St. Paul for its acquisition of Northbrook Holdings Inc. in July 1996. Credit Suisse First Boston has provided investment banking services to USF&G from time to time, including acting as a co-manager of a 1995 offering of debt securities of USF&G.

    Pursuant to the terms of Credit Suisse First Boston's engagement, St. Paul has agreed to pay Credit Suisse First Boston a transaction fee of $7,000,000 upon the Closing. St. Paul has also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons against certain expenses and liabilities including liabilities under the federal securities laws arising in connection with its engagement.

    USF&G

    GOLDMAN SACHS. On January 18, 1998, Goldman Sachs delivered its oral opinion to the board of directors of USF&G, which was subsequently confirmed in writing in an opinion dated January 19, 1998, that, as of such dates and based upon and subject to the factors and assumptions set forth in such written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of USF&G Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED JANUARY 19, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF USF&G COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. GOLDMAN SACHS' OPINION WAS DIRECTED TO THE USF&G BOARD IN CONNECTION WITH, AND FOR THE PURPOSES OF, ITS EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF USF&G AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

    In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of USF&G and St. Paul for the five years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of USF&G and St. Paul; certain other communications from USF&G and St. Paul to their respective shareholders; certain internal financial analyses and forecasts for USF&G and St. Paul prepared by their respective managements; and certain projected cost savings and operating synergies resulting from the Merger prepared by the management of St. Paul and reviewed by the management of USF&G. Goldman Sachs also held discussions with members of the senior management of USF&G and St. Paul regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for USF&G Common Stock and St. Paul Common Stock, compared certain financial and stock market information for USF&G and St. Paul with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. St. Paul did not make available to Goldman Sachs in writing projections of expected future performance beyond 1998. Accordingly, Goldman Sachs' review with respect to such information was limited to discussions with senior managers of St. Paul and the earnings and growth estimates of research analysts for such periods. Goldman Sachs assumed, with the consent of the USF&G Board, that the projected cost savings and operating synergies resulting from the Merger were reasonably prepared and reflected the best currently available judgments and estimates of the managements of St. Paul and USF&G and that such forecasts of cost savings and operating synergies will be realized in the amounts and at the times contemplated thereby. In addition, in rendering its opinion Goldman Sachs took into account, with the consent of the USF&G Board, USF&G's management's views as to the risks and uncertainties associated with USF&G achieving management's projections in the amounts and at the times indicated therein. Also, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of USF&G or St. Paul or any of their subsidiaries. Goldman

Sachs has assumed that the transactions contemplated by the Merger Agreement will be accounted for as a "pooling of interests" for accounting purposes.

    The following is a summary of the material financial analyses used by Goldman Sachs in providing its written opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs.

    SUMMARY OF TERMS OF PROPOSED TRANSACTION. Goldman Sachs reviewed the terms of the proposed Merger, including the nominal value per share of USF&G Common Stock (the "Nominal Value"), the aggregate consideration, the Exchange Ratio and the expected method of accounting. Assuming an Average Stock Price of $78.13 (the closing price on the NYSE of St. Paul Common Stock on January 16, 1998) and applying an Exchange Ratio equal to 0.2821, Goldman Sachs calculated a Nominal Value of $22.04 per share of USF&G Common Stock, as compared to $21.44 per share of USF&G Common Stock, the closing price on the NYSE on January 16, 1998.

    CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated operating and financial information and analyzed (i) the pro forma ownership of the combined company by the USF&G and St. Paul shareholders and
(ii) the respective contributions of earnings and shareholder equity by USF&G and St. Paul to the combined company on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger. The review was based on financial data and projections for USF&G and St. Paul for 1997 and 1998 provided by their respective managements and by Institutional Brokers Estimate Service ("IBES"). Goldman Sachs' analysis of pro forma ownership assumed per share prices of St. Paul Common Stock of $74.00 and $78.00 and indicated that USF&G shareholders' pro forma ownership of the combined company would range from 29% to 28%. Based on the closing prices of USF&G Common Stock and St. Paul Common Stock on the NYSE on January 16, 1998, the equity market capitalization of USF&G represented 27% of the aggregate equity market capitalization of USF&G and St. Paul on such date. The earnings contribution analysis indicated that USF&G would have contributed (i) 26% and 28% of the combined company's earnings based on USF&G's and St. Paul's respective management's earnings forecasts and (ii) 27% and 29% of the combined company's earnings based on IBES earnings estimates, in the years ended December 31, 1997 and 1998, respectively. The contribution analysis also indicated that USF&G would have contributed 32% of the combined company's common equity at December 31, 1997.

    SUMMARY OF FINANCIAL IMPACT ON USF&G COMMON STOCK. Goldman Sachs prepared a summary analysis of the pro forma financial impact of the Merger on USF&G Common Stock. Using forecasts of 1998 and 1999 GAAP operating earnings accretion from IBES of 6.6% and 13.7%, together with estimated synergies of $50 million in 1998 and an additional $100 million in 1999, and assuming an Exchange Ratio of 0.2821 with an implied Nominal Value per share of $22.04 and that St. Paul Common Stock continues to trade at the same multiple of GAAP operating earnings as it did as of January 18, 1998, Goldman Sachs reviewed the pro forma value of USF&G Common Stock based on estimated earnings of the combined company. Goldman Sachs' analysis indicated a value per share of USF&G Common Stock of $23.49 based on forecasted 1998 GAAP operating earnings and $25.06 based on forecasted 1999 GAAP operating earnings. Goldman Sachs also calculated multiples of Nominal Value to GAAP operating earnings, which, based on a Nominal Value of $22.04, indicated multiples of (i) 14.0x 1997 GAAP operating earnings and 13.4x 1998 GAAP operating earnings based on estimates provided by USF&G management and (ii) 14.2x 1997 GAAP operating earnings and 11.9x 1998 GAAP operating earnings based on IBES earnings estimates. The analysis also indicated that the pro forma dividend per share of USF&G Common Stock would be $0.53, an 89.4% increase from USF&G's current dividend rate. The analyses of Nominal Value to common equity and statutory surplus indicated that the Nominal Value was 1.44x USF&G's GAAP common equity (based on USF&G's estimate of December 31, 1997 GAAP common equity of $1,910 million, calculated before adjustment for net unrealized gains pursuant to SFAS 115 Accounting for Certain Investments In Debt and Equity Securities) and 1.84x USF&G's statutory surplus (based on USF&G's September 30, 1997 statutory surplus of $1,500 million).

    DAILY EXCHANGE RATIO HISTORY. Goldman Sachs divided the daily price of USF&G Common Stock by the daily price of St. Paul Common Stock (the "Daily Exchange Ratio") for each day during the period from January 16, 1997 through January 16, 1998, and reviewed the Daily Exchange Ratio for such period. During this period the Daily Exchange Ratio ranged from 0.2290 to 0.3519. This review also indicated that during the period from December 15, 1997 to January 15, 1998, the Daily Exchange Ratio ranged from 0.2551 to 0.2811. Goldman Sachs also divided a Nominal Value of $22 per share by the daily price of St. Paul Common Stock (the "Nominal Exchange Ratio") for each day during the period from December 15, 1997 through January 15, 1998 and reviewed the Nominal Exchange Ratio for such period. During this period, the Nominal Exchange Ratio ranged from 0.2637 to 0.2907.

    RELATIVE EXCHANGE RATIO AND COLLAR ANALYSIS. Goldman Sachs reviewed pre-announcement historical trading prices for USF&G Common Stock and St. Paul Common Stock for each of the following dates or periods: the closing price per share on January 16, 1998 and the average closing prices per share for the prior 5 days, 10 days, 20 days and 30 days. For each of these periods, Goldman Sachs compared the closing price per share or the average closing price of USF&G Common Stock to the closing price per share or the average closing price of St. Paul Common Stock and derived for each such period the following implied exchange ratios: 0.2821 based on the January 16, 1998 closing price per share of each of USF&G Common Stock and St. Paul Common Stock; 0.2722 based on the 5 day average closing share price of each of USF&G Common Stock and St. Paul Common Stock; 0.2723 based on the 10 day average closing share price of each of USF&G Common Stock and St. Paul Common Stock; 0.2685 based on the 20 day average closing share price of each of USF&G Common Stock and St. Paul Common Stock; and
0.2675 based on the 30 day average closing share price of each of USF&G Common Stock and St. Paul Common Stock. Goldman Sachs reviewed and compared the Exchange Ratio and share price of USF&G Common Stock which, in accordance with the terms of the Merger Agreement, would be associated with different St. Paul Common Stock prices per share and the implied 1998 price/earnings ratios for St. Paul Common Stock associated with such prices. The analysis indicated that at a price per share of St. Paul Common Stock of $65.00 and an implied 1998 price/earnings ratio of 10.7x, the Exchange Ratio would be equal to 0.2973 and the per share price of USF&G Common Stock would be $19.32 and at a price per share of St. Paul Common Stock of $90.00 and implied 1998 price earnings/ratio of 14.9x, the Exchange Ratio would be 0.2821 and the share price of USF&G Common Stock would be $25.38. Based on 1998 IBES earnings estimates for each company, other than USF&G for which management forecasts were used, Goldman Sachs also compared the 1998 price/earnings multiples of certain insurance companies, which ranged from 11.5x to 16.4x, to the 1998 price earnings multiples of USF&G (11.6x) and St. Paul (12.9x).

    SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for two groups of publicly traded corporations: American Financial Group, Inc., Citizens Corporation, Horace Mann Educators Corporation, Leucadia National Corporation ("Leucadia"), Ohio Casualty Corporation, Old Republic International Corporation, Orion Capital Corporation, Reliance Group Holdings, Inc., Selective Insurance Group, Inc., TIG Holdings Inc. and W. R. Berkley Corporation (the "Mid-Cap Companies") and The Allstate Corporation, American International Group, The Chubb Corp., CIGNA Corporation, Cincinnati Financial Corp., CNA Financial Corp., General Re Corporation, The Hartford Group, Inc., The Progressive Corporation, St. Paul, SAFECO Corporation and Travelers Property Casualty Corp. (the "Large-Cap Companies" and, together with the Mid-Cap Companies, the "Goldman Sachs Selected Companies"). The Goldman Sachs Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to those of USF&G. Goldman Sachs calculated and compared various financial multiples and ratios for USF&G with those of the Goldman Sachs Selected Companies using the respective closing price per share for each of the Selected Companies and USF&G on January 16, 1998, which in the case of USF&G was $21.44 per share and in the case of St. Paul was $78.13 per share. The multiples and ratios for USF&G, St. Paul and the Goldman Sachs Selected Companies were based on the most recent publicly available information and from estimates provided by IBES. In addition, the analysis also included certain multiples for USF&G based on earnings estimates provided by management of USF&G.

    With respect to the Goldman Sachs Selected Companies, Goldman Sachs considered, among other multiples and ratios, (a) the January 16, 1998 closing price per share as a percentage of the 52 week high, (b) the price/earnings multiple based on 1997, 1998 and 1999 IBES estimates, (c) the IBES estimate of 1997 to 1998 earnings per share growth rates ("1998 growth rates"), (d) the IBES estimate of five year earnings per share growth rate ("five year growth rate"),
(e) the ratio of the 1997 price/earnings multiple to the five year growth rate,
(f) the market price to adjusted book value (common equity before adjustment for net unrealized gains pursuant to FAS 115) multiple, (g) the return on average common equity ("ROACE") based on latest twelve months ("LTM"), ended September 30, 1997, (h) the return on average assets ("ROAA") based on LTM ended September 30, 1997, (i) the dividend yield and (j) the debt to capital ratio. Because ratios and multiples for Leucadia differed significantly from those of the other Mid-Cap Companies, Leucadia was excluded from the calculation of all means for the Mid-Cap Companies with respect to the ratios and multiples compared as part of Goldman Sachs' Selected Companies analysis.

    Goldman Sachs' analysis indicated that: (i) the January 16, 1998 closing price as a percentage of the 52 week high ranged from 85.4% to 98.3% with a mean of 91.2% for the Mid-Cap Companies, and from 85.0% to 99.2% with a mean of 94.3% for Large Cap Companies, as compared with 84.1% for USF&G and 91.4% for St. Paul; (ii) 1997 price/earnings multiples ranged from 12.3x to 36.8x with a mean of 16.3x for the Mid-Cap Companies, and from 12.1x to 30.8x with a mean of 18.4x for the Large Cap Companies, as compared to 13.8x and 13.9x for USF&G (based on IBES and management estimates, respectively) and 13.9x for St. Paul; (iii) 1998 price/earnings multiples ranged from 11.1x to 33.8x with a mean of 14.4x for the Mid-Cap Companies, and from 11.4x to 28.3x with a mean of 16.6x for the Large Cap Companies, as compared to 11.6x and 13.0x for USF&G (based on IBES and management estimates, respectively) and 12.9x for St. Paul; (iv) 1999 price/earnings multiples ranged from 10.3x to 30.5x with a mean of 13.2x for the Mid-Cap Companies, and from 10.5x to 26.5x with a mean of 15.3x for the Large Cap Companies, as compared to 10.7x and 11.6x for USF&G (based on IBES and management estimates, respectively) and 11.7x for St. Paul; (v) 1998 growth rates ranged from 7.8% to 28.9% with a mean of 14.1% for the Mid-Cap Companies, and from 3.9% to 16.1% with a mean of 10.5% for the Large Cap Companies, as compared to 19.4% for USF&G and 7.8% for St. Paul; (vi) five year growth rates ranged from 8.0% to 14.5% with a mean of 11.7% for the Mid-Cap Companies, and from 9.5% to 15.0% with a mean of 12.0% for the Large Cap Companies, as compared to 12.0% for USF&G and 10.0% for St. Paul; (vii) the ratios of the 1997 price/earning multiple to the five year growth rate ranged from 0.93x to 3.35x with a mean of 1.44x for the Mid-Cap Companies, and from 1.21x to 3.08x with a mean of 1.55x for the Large Cap Companies, as compared to 1.15x for USF&G and 1.39x for St. Paul; (viii) the market price to adjusted book value multiple ranged from 1.34x to 3.12x with a mean of 1.94x for the Mid-Cap Companies, and from 1.17x to 4.31x with a mean of 2.70x for the Large Cap Companies, as compared to 1.53x for USF&G and 1.73x for St. Paul; (ix) ROACE ranged from 0.0% to 28.2% with a mean of 14.2% for the Mid-Cap Companies, and from 6.9% to 24.5% with a mean of 13.9% for the Large Cap Companies, as compared to 10.3% for USF&G and 11.4% for St. Paul; (x) ROAA ranged from 0.0% to 4.1% with a mean of 2.3% for the Mid-Cap Companies, and from 0.9% to 5.0% with a mean of 2.2% for the Large Cap Companies, as compared to 1.4% for USF&G and 2.2% for St. Paul; (xi) dividend yield ranged from 0.7% to 4.1% with a mean of 2.0% for the Mid-Cap Companies, and from 0.0% to 2.6% with a mean of 1.2% for the Large Cap Companies, as compared to 1.3% for USF&G and 2.4% for St. Paul; and (xii) the debt to capital ratio ranged from 0.0% to 53.7% with a mean of 24.2% for the Mid-Cap Companies, and from 5.8% to 28.6% with a mean of 21.4% for the Large Cap Companies, as compared to 25.6% for USF&G and 17.0% for St. Paul.

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
    PRO FORMA MERGER ANALYSIS. Goldman Sachs analyzed the impact of the Merger on the combined company's earnings per share, based on IBES estimates and based on management estimates. This analysis was performed using (i) 1998 and 1999 IBES earnings estimates for each of USF&G and St. Paul and (ii) in the case USF&G, 1998 and 1999 earnings estimates provided by its management and, in the case of St. Paul, 1998 earnings estimates provided by its management, which for purposes of 1999, Goldman Sachs assumed would increase by 5%. For purposes of this analysis, Goldman Sachs assumed that the Merger would produce pretax synergies of $50 million in 1998 and an additional $100 million in 1999. Such analysis indicated earnings per share accretion for 1998 and 1999. The analysis also compared IBES estimates of St. Paul Common Stock earnings per share on a stand alone basis to the pro forma earnings per share of the combined companies giving effect to the Merger based on St. Paul's management's estimates. This analysis indicated that, relative to IBES stand alone estimates, the impact of the Merger on St. Paul Common Stock earnings per share would be slightly dilutive in 1998 and accretive in 1999.

    DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs prepared discounted cash flow analyses for USF&G Common Stock on a stand alone basis (the "Stand Alone Analysis") and giving effect to the Merger (the "Pro Forma Analysis") through December 31, 2000. The analyses calculated the net present value of the December 31, 2000 stock price and of the quarterly dividends through the discounting period and was performed using discount rates ranging from 10.0% to 17.5% and price/earning multiples ranging from 9.0x to 15.0x in the Stand Alone Analysis and 11.0x to 17.0x in the Pro Forma Analysis. The analysis was based on the earnings estimates of USF&G management through 2000, assumed a 17% dividend payout and 10% earnings growth in 2001 and was performed both with and without giving effect to a proposed stock repurchase program. The Stand Alone Analysis, with giving effect to the repurchase program, indicated present values per share of USF&G Common Stock ranging from $15 to $29 and without giving effect to the repurchase program ranging from $14 to $28.

    The Pro Forma Analysis gave effect to the Merger using an Exchange Ratio of
0.282 and assumed pretax synergies of $50 million in 1998 and an additional $100 million in 1999. The Pro Forma Analysis used estimates from USF&G's and St. Paul's management and was performed using earnings growth rate assumptions for 2001 of 10%, 12.5% and 15%. The Pro Forma Analysis indicated present values per share of USF&G Common Stock ranging from $18 to $33 using either of the 10% or 12.5% growth rate assumptions for 2001 earnings and from $19 to $35 using the 15% growth rate assumption for 2001 earnings.

    SELECTED TRANSACTION ANALYSIS. Goldman Sachs reviewed certain information relating to selected transactions in the U.S. property and casualty insurance industry involving aggregate consideration in excess of $30 million for the period from February 14, 1989 to December 22, 1997. Such analysis indicated, to the extent such information was available, (i) high, low, mean and median multiples of aggregate consideration as a multiple of (a) LTM GAAP net income of 47.1x, 5.3x, 23.7x and 20.4x, respectively, (b) tangible GAAP book value of 8.34x, 0.55x, 1.92x and 1.36x, respectively, (c) prior year net income calculated on a statutory basis of 70.0x, 6.2x, 20.7x and 16.7x, respectively,
(d) prior year surplus calculated on a statutory basis of 6.33x, 0.6x, 2.1x and 1.7x, respectively and (ii) high, low, mean and median percentages of the premium of the aggregate consideration over market of 97.3%, 1.4%, 33.6% and 28.3%, respectively.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. USF&G selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with USF&G, having provided certain investment banking services for USF&G from time to time, including, without limitation, having acted as lead managing underwriter for USF&G's offering in 1994 of its Zero Coupon Convertible Subordinated Notes due 2009, its 8.50% Series A Capital Securities in 1996 and its 8.312% Series C Capital Securities in 1997; having acted as co-lead managing underwriter in 1993 for its 8.375% Senior Notes due 2001 and in

1997 for its 8.47% Series B Capital Securities; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Robert J. Hurst, a Managing Director and Vice Chairman of Goldman Sachs, is a Director of USF&G. Goldman Sachs has also provided certain investment banking services to St. Paul from time to time, including, without limitation, having acted as St. Paul's financial advisor in connection with its divestiture of its holdings in the Minet Group and entry into certain interest rate and currency exchange agreements in 1997 and in connection with St. Paul's reinsurance arrangements with respect to George Town Re in 1996; having acted as co-placement agent in 1996 for St. Paul's $275 million Medium Term Notes and in 1995 for its $207 million offering of 6% Convertible Monthly Income Preferred Securities; and Goldman Sachs may provide investment banking services to St. Paul or its subsidiaries in the future.

    Goldman Sachs provides a full range of financing, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of USF&G or St. Paul for its own account or the account of customers.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The analyses were prepared for the purpose of Goldman Sachs providing its opinion to the USF&G Board as to the fairness from a financial point of view to holders of shares of USF&G Common Stock of the Exchange Ratio pursuant to the Merger Agreement, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of USF&G, St. Paul, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to the USF&G Board was one of many factors taken into consideration by the USF&G Board in making its determination to approve the merger Agreement.

    Pursuant to a letter agreement, dated March 7, 1997, between Goldman Sachs and USF&G, USF&G will pay Goldman Sachs upon the consummation of the Merger a transaction fee based on the aggregate consideration (which amount includes amounts paid to holders of convertible securities of USF&G) (the "Aggregate Consideration"). The transaction fee will be (i) 0.49% of the Aggregate Consideration paid for the first $30.00 per share of USF&G Common Stock and (ii) 1.75% of the Aggregate Consideration paid in excess of $30.00 per share of USF&G Common Stock; provided, that the transaction fee shall not exceed 0.65% of the Aggregate Consideration. In addition, USF&G has agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, plus any sales, use or similar taxes arising in connection with its engagement and to indemnify Goldman Sachs against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

    BT ALEX. BROWN USF&G retained BT Alex. Brown on October 31, 1997 to act as financial advisor to the USF&G Board in connection with the Merger. At the January 18, 1998 meeting of the USF&G Board, representatives of BT Alex. Brown made a presentation with respect to the Merger and rendered to the USF&G Board BT Alex. Brown's oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such written opinion (the "BT Alex. Brown Opinion") and summarized below, the Exchange Ratio was fair, from a financial point of view, to the holders of USF&G Common Stock.

    THE FULL TEXT OF THE BT ALEX. BROWN OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX E AND IS

INCORPORATED HEREIN BY REFERENCE. USF&G'S SHAREHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF USF&G COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY USF&G SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE USF&G SPECIAL MEETING. THE OPINIONS OF BT ALEX. BROWN HAVE BEEN RENDERED TO THE USF&G BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. THE DISCUSSION OF THE BT ALEX. BROWN OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

    In connection with rendering the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information concerning USF&G and St. Paul and certain internal analyses and other information furnished to BT Alex. Brown by USF&G and St. Paul. BT Alex. Brown also held discussions with members of the senior management of each of USF&G and St. Paul regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the USF&G Common Stock and the St. Paul Common Stock, (ii) compared certain financial and stock market information for USF&G and St. Paul with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part to the Merger, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

    BT Alex. Brown did not independently verify, nor assume any responsibility for verifying, the information described above and for purposes of the BT Alex. Brown Opinion assumed the accuracy and completeness thereof. With respect to the information relating to the prospects of USF&G and St. Paul and the proposed combined company, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the management of each of USF&G and St. Paul as to the likely future financial performances of their respective companies and of the proposed combined company. In addition, BT Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of USF&G or St. Paul, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. BT Alex. Brown is not an actuary and BT Alex. Brown's services did not include any actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date thereof.

    In arriving at its opinion, BT Alex. Brown was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of USF&G or any of its assets. In addition, BT Alex. Brown did not investigate alternative transactions that may have been available to the Company or have any discussions or negotiations with any third parties in connection with the Merger or any other transaction involving the Company. BT Alex. Brown, however, did review with Goldman Sachs and management of USF&G the discussions that Goldman Sachs and management of USF&G had with certain third parties with respect to such third parties' potential interest in such a transaction.

    The following is a summary of certain of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

    HISTORICAL FINANCIAL POSITION. BT Alex. Brown reviewed and analyzed the historical and current financial condition of USF&G and St. Paul, which review and analysis included (i) an assessment of USF&G's and St. Paul's recent GAAP and statutory financial statements; (ii) an analysis of USF&G's and St. Paul's revenue and operating earnings trends; and (iii) an assessment of USF&G's and St. Paul's capitalization, insurance underwriting performance and return on equity.

    HISTORICAL STOCK PRICE PERFORMANCE. BT Alex. Brown's analysis of the price performance of USF&G and St. Paul consisted of an historical analysis of closing prices and trading volumes for the four-year period ended January 16, 1998. Additionally, BT Alex. Brown compared USF&G's and St. Paul's indexed price performance during that same period to that of the Standard & Poor's Composite Index of 500 stocks

(the "S&P 500") and to the indexed stock price performance of selected peer companies for the one-year period ended January 16, 1998. The peer companies included the following selected property and casualty insurers with equity market capitalizations below $5 billion: American Financial Group, Inc., W.R. Berkley Corporation, Ohio Casualty Corporation, Old Republic International Corporation, Reliance Group Holdings, Inc., Selective Insurance Group, Inc. and TIG Holdings, Inc. (collectively, the "Mid-Cap Insurers"). The peer companies also included the following selected property and casualty insurers with equity market capitalizations in excess of $5 billion: The Chubb Corporation, CIGNA Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, The Hartford Financial Services Group, Inc., SAFECO Corporation and Travelers Property Casualty Corp. (collectively, the "Large-Cap Insurers," referred to together with the Mid-Cap Insurers as the "Selected Insurers"). For the one-year period ended January 16, 1998, BT Alex. Brown noted that, on a relative basis, USF&G Common Stock underperformed each of the S&P 500 and the common equity of the Selected Insurers and St. Paul Common Stock outperformed the S&P 500 and marginally underperformed the common equity of the Selected Insurers.

    DISCOUNTED CASH FLOW ANALYSIS. BT Alex. Brown performed a discounted cash flow analysis to calculate the following: (i) the implied per share value of USF&G Common Stock for USF&G as a stand-alone company, (ii) the implied per share value of St. Paul Common Stock for St. Paul as a stand-alone company,
(iii) the implied per share value of USF&G Common Stock for the interest in the combined company and (iv) the implied per share value of the combined company's common stock. The discounted cash flow approach values a business based on the present value of the sum of the future cash flow that the business will generate through an assumed future date and the estimated terminal value of the business at such future date. To establish a present value under this approach, future cash flow must be estimated and an appropriate discount rate determined. To estimate USF&G's financial performance, BT Alex. Brown used estimates of financial performance for USF&G for the years 1998 through 2000 prepared by members of USF&G's management. To estimate St. Paul's financial performance, BT Alex. Brown used St. Paul's management's estimates of 1998 financial performance for St. Paul and BT Alex. Brown estimated St. Paul's 1999 and 2000 financial performance using IBES long term operating earnings growth rate estimates. To estimate the combined company's financial performance, BT Alex. Brown assumed, based on St. Paul's management's estimates, pre-tax synergies from the Merger of $50 million in 1998 and an additional $100 million in 1999. In each case, BT Alex. Brown aggregated the present value of the cash flows through 2000 with the present value of a range of terminal values at December 31, 2000. From these analyses, BT Alex. Brown derived reference ranges for the implied per share value of USF&G Common Stock, St. Paul Common Stock, the USF&G shareholders' interest in the combined company and the combined company's common stock.

    BT Alex. Brown derived a reference range for the implied per share value of the USF&G Common Stock for USF&G as a stand-alone company based on terminal multiples of 12.0x, 13.0x and 14.0x GAAP net operating income for 2000 and terminal multiples of 1.00x, 1.25x and 1.50x GAAP common equity, at discount rates of 12.0%, 14.0% and 16.0%. BT Alex. Brown derived reference ranges for the implied per share value of St. Paul Common Stock for St. Paul as a stand-alone company, for USF&G Common Stock for the interest in the combined company represented by each share of USF&G Common Stock and for the combined company's common stock based on terminal multiples of 14.0x, 15.0x and 16.0x GAAP net operating income for 2000 and terminal multiples of 1.25x, 1.50x and 1.75x GAAP common equity, at discount rates of 10.0%, 12.0% and 14.0%. BT Alex. Brown arrived at such discount rates based on its judgment of USF&G's, St. Paul's and the Selected Insurers' cost of equity and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Insurers and the transaction multiples for the BT Alex. Brown Selected Transactions.

    Based on this analysis BT Alex. Brown derived the following reference ranges: (i) for the implied per share value of the USF&G Common Stock for USF&G as a stand-alone company, from $17.00 to $20.00, (ii) for the implied per share value of the St. Paul Common Stock for St. Paul as a stand-alone company, from $77.00 to $86.00, (iii) for the implied per share value of the USF&G Common Stock for the interest in the combined company, from $22.50 to $26.00, and (iv) for the implied per share value of the combined company's common stock, from $80.00 to $91.50. Based on the foregoing analysis, BT Alex. Brown noted that the price of $22.00 upon which the Exchange Ratio was based was greater than the greatest value in the range of implied per share values of the USF&G Common Stock for USF&G as a stand-alone company. BT Alex. Brown also noted that the closing price of St. Paul Common Stock on January 16, 1998 of $78.13 per share was within the range of implied per share values of St. Paul Common Stock for St. Paul as a stand-alone company. BT Alex. Brown further noted that the lowest value in the range of implied per share values of the USF&G Common Stock for the interest represented by any such share in the combined company was greater than the greatest value in the range for the implied per share values of USF&G Common Stock for USF&G as a stand-alone entity and greater than the closing price of USF&G Common Stock on January 16, 1998 of $21.44 per share.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. BT Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to USF&G and St. Paul to certain corresponding information relating to the Mid-Cap Insurers and the Large-Cap Insurers, respectively. Such financial information included, among other things:
(i) return on equity (defined as the ratio of LTM period ended September 30, 1997 Operating Earnings (as defined below) to average shareholders' equity);
(ii) estimated five-year growth rates; (iii) ratios of common equity market prices per share ("Equity Value") to operating earnings (income from continuing operations minus realized investment gains, tax effected at an effective tax rate of 35% ("Operating Earnings")) per share on a fully-diluted basis; (iv) ratios of Equity Value to book value per share (as of September 30, 1997); and
(v) ratios of enterprise value (equity market capitalization plus total debt, preferred stock and minority interests) to LTM period ended September 30, 1997 earnings before interest and taxes ("EBIT"). The financial information used in connection with the multiples provided below with respect to USF&G, St. Paul, the Mid-Cap Insurers and the Large-Cap Insurers was based on LTM results as of September 30, 1997 as derived from publicly available information and on EPS estimates for 1997 and 1998 as reported by IBES (except as noted below with respect to USF&G and St. Paul).

    BT Alex. Brown noted that the multiple of Equity Value to LTM period ended September 30, 1997 EPS was 13.4x for USF&G compared to a range of 12.3x to 15.6x, with a median of 13.7x, for the Mid-Cap Insurers; that the multiple of Equity Value to 1997 estimated EPS was 13.7x for USF&G (using either IBES or USF&G management estimates) compared to a range of 11.4x to 15.9x, with a median of 14.0x, for the Mid-Cap Insurers; that the multiple of Equity Value to 1998 estimated EPS for USF&G was 11.5x (using IBES estimates) and 13.0x (using USF&G management estimates) compared to a range of 11.2x to 13.5x, with a median of 11.6x, for the Mid-Cap Insurers; that the multiple of Equity Value to book value per share was 1.27x for USF&G compared to a range of 1.17x to 1.78x, with a median of 1.49x, for the Mid-Cap Insurers; and that the multiple of enterprise value to LTM period ended September 30, 1997 EBIT was 9.3x for USF&G compared to a range of 7.7x to 9.3x, with a median of 8.7x, for the Mid-Cap Insurers. Additionally, BT Alex. Brown noted that the estimated five-year growth rate for USF&G was 13.4% (using IBES estimates) and 11.7% (using USF&G management estimates) compared to a range of 10.3% to 14.2%, with a median of 12.0%, for the Mid-Cap Insurers; and that USF&G's LTM period ended September 30, 1997 return on equity was 11.8% compared to a range of 9.0% to 15.1%, with a median of 10.8%, for the Mid-Cap Insurers. As a result of the foregoing procedures, BT Alex. Brown noted that the multiple of Equity Value to 1998 EPS as estimated by USF&G management and the multiple of enterprise value to LTM EBIT were greater than the median for the Mid-Cap Insurers and that the five-year growth rate as estimated by USF&G management was less than the median for the Mid-Cap Insurers.

    BT Alex. Brown noted that the multiple of Equity Value to LTM period ended September 30, 1997 EPS was 14.6x for St. Paul compared to a range of 12.1x to 30.9x, with a median of 16.5x, for the Large-Cap Insurers; that the multiple of Equity Value to 1997 estimated EPS for St. Paul was 14.0x (using IBES estimates) and 13.6x (using St. Paul management estimates) compared to a range of 12.1x to 30.6x, with a median of 16.1x, for the Large-Cap Insurers; that the multiple of Equity Value to 1998 estimated EPS for

St. Paul was 12.9x (using IBES estimates) and 13.6x (using St. Paul management estimates) compared to a range of 11.4x to 28.3x, with a median of 14.1x, for the Large-Cap Insurers; that the multiple of Equity Value to book value per share was 1.47x for St. Paul compared to a range of 1.06x to 2.40x, with a median of 1.81x, for the Large-Cap Insurers; and that the multiple of enterprise value to LTM period ended September 30, 1997 EBIT was 7.8x for St. Paul compared to a range of 6.9x to 19.6x, with a median of 10.9x, for the Large-Cap Insurers. Additionally, BT Alex. Brown noted that the estimated five-year growth rate for St. Paul was 10.7% compared to a range of 9.1% to 13.0%, with a median of 12.0%, for the Large-Cap Insurers; and that St. Paul's LTM return on equity was 11.0% compared to a range of 6.8% to 15.9%, with a median of 12.4%, for the Large-Cap Insurers. As a result of these procedures, BT Alex. Brown noted that with respect to each of the foregoing valuation measurements St. Paul was within the range for the Large-Cap Insurers.

    CONTRIBUTION ANALYSIS. BT Alex. Brown analyzed the relative contributions of USF&G and St. Paul to the pro forma income statement of the combined company, based on managements' projections for their respective companies, as compared to USF&G's approximate relative ownership of between 27.5% and 28.6% of the outstanding common stock of the combined company. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) non-recurring expenses relating to the Merger), at September 30, 1997 and based on the twelve-month period ended September 30, 1997 for USF&G and St. Paul, USF&G and St. Paul would have accounted for approximately 37.0% and 63.0%, respectively, of the combined company's pro forma revenue, approximately 38.3% and 61.7%, respectively, of the combined company's pro forma premiums earned, approximately 27.1% and 72.9%, respectively, of the combined company's pro forma equity market capitalization, approximately 27.8% and 72.2%, respectively, of the combined company's pro forma operating income, and approximately 31.0% and 69.0%, respectively, of the combined company's pro forma total common equity. Based on management projections for 1998 and 1999, USF&G would account for approximately 29.0% and 29.1%, respectively, and St. Paul would account for approximately 71.0% and 70.9%, respectively, of the combined company's pro forma operating income for 1998 and 1999. Based on the foregoing analysis, BT Alex. Brown concluded that the USF&G shareholders' relative ownership of the combined company will approximate USF&G's contribution to the combined company's pro forma operating income for the twelve-month period ended September 30, 1997 and pro forma projected operating income for 1998 and 1999, excluding the effect of any synergies that may be realized as a result of the Merger.

    PRO FORMA POOLING MERGER ANALYSIS. BT Alex. Brown analyzed certain pro forma effects of the Merger. In performing such analysis, BT Alex. Brown excluded non-recurring costs related to the Merger and assumed, based on St. Paul's management's estimates, that the Merger would result in pre-tax synergies of $50 million in 1998 and an additional $100 million in 1999. Based on such analysis, BT Alex. Brown noted that for a USF&G shareholder, assuming that the Exchange Ratio is computed based on Average Stock Prices of $74.00, $76.00 and $78.00 per share of St. Paul Common Stock, the Merger would be accretive to estimated EPS for 1998 and for 1999. BT Alex. Brown noted that, assuming that the Exchange Ratio is computed based on Average Stock Prices of $74.00, $76.00 and $78.00 per share of St. Paul Common Stock, the Merger would be accretive to St. Paul's estimated EPS for 1998 and for 1999. BT Alex. Brown noted that, assuming that the Exchange Ratio is computed based on Average Stock Prices of $74.00, $76.00 and $78.00 per share of St. Paul Common Stock, the Merger would be significantly dilutive to book value per share as of September 30, 1997 for a USF&G shareholder and that the Merger would be slightly dilutive to St. Paul's book value per share as of September 30, 1997 (assuming in each case an after-tax restructuring charge of $325 million). BT Alex. Brown noted that there can be no assurance that the combined company will be able to realize the synergies assumed in this analysis of the Merger.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of five completed mergers and acquisitions since January 1995 in the property and casualty insurance industry (the "BT Alex. Brown Selected Transactions"). BT Alex. Brown noted, however, that the comparability of such transactions to the Merger was limited, and that the available public information with respect to such transactions also was limited.

    BT Alex. Brown calculated various financial multiples based on available public information for each of the Selected Transactions and compared them to corresponding financial multiples relating to the Merger. The five transactions reviewed, in reverse chronological order of public announcement, were (acquiree/acquiror/announcement date): American States Financial Corporation/Safeco Corp./June 1997, Anthem Casualty Insurance Group, Inc./Vesta Insurance Group, Inc./April 1997, Coregis Insurance Group/General Electric Capital Corporation/January 1997, Northbrook Holdings, Inc./St. Paul/May 1996 and the property and casualty business of Aetna Life & Casualty Company/Travelers Group Inc./ January 1995. Each of these transactions involved the acquisition of a property and casualty insurance company or business. BT Alex. Brown noted that the multiple of the equity purchase price (defined as the number of shares of USF&G Common Stock outstanding on a fully-diluted basis multiplied by the per share price of St. Paul Common Stock multiplied by the Exchange Ratio, assuming a per share price of the St. Paul Common Stock of $78.00 and an Exchange Ratio of 0.2821) to LTM GAAP operating income was 13.6x for the Merger as compared to 16.7x for the American States Financial/Safeco Corp. transaction, which was the only BT Alex. Brown Selected Transaction for which this information could be calculated. BT Alex. Brown further noted that the multiple of the equity purchase price to GAAP book value was 1.3x for the Merger as compared to 2.0x and 1.1x for the American States Financial/Safeco Corp. and the Anthem Casualty Insurance Group/Vesta Insurance Group transactions, respectively, and that the multiple of the equity purchase price to statutory book value was 2.0x for the Merger as compared to a range of 0.9x to 2.9x for the BT Alex. Brown Selected Transactions. All multiples for the BT Alex. Brown Selected Transactions were based on public information available at the time of the announcement of such transaction, without taking into account differing market and other conditions during the three-year period during which the BT Alex. Brown Selected Transactions occurred.

    GENERAL. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the insurance sector, and the current level of economic activity.

    No company used in the analysis of selected publicly traded companies is identical to USF&G or St. Paul; and no transaction used in the analysis of selected precedent transactions is identical to the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Mid-Cap Insurers, the Large-Cap Insurers and the entities involved in the BT Alex. Brown Selected Transactions and other factors that would affect the public trading value of the Mid-Cap Insurers and the Large-Cap Insurers and the acquisition value of the Selected Transactions.

    While the foregoing summary describes the analyses and factors that BT Alex. Brown deemed material in its presentation to the USF&G Board, it is not a complete description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of USF&G or St. Paul. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business may actually be sold. Furthermore, no opinion is being expressed as to the prices at which shares of USF&G Common Stock or St. Paul Common Stock may trade at any future time.

    Pursuant to a letter agreement dated October 31, 1997 between USF&G and BT Alex. Brown, BT Alex. Brown has received or is entitled to receive the following fees: (i) $250,000 payable upon execution of such agreement, (ii) $1,000,000 payable at the time of delivery of its initial opinion and (iii) $500,000 payable upon delivery of any additional opinion in connection with any amended or revised offers. In addition, USF&G has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including reasonable fees and disbursements of its legal counsel. USF&G has agreed to indemnify BT Alex. Brown and its controlling persons, directors, officers, employees and agents, for certain claims, losses, damages, liabilities, costs and expenses, including those under the federal securities laws, related to or arising out of its rendering of services under its engagement as financial advisor.

    The USF&G Board retained BT Alex. Brown to act as its advisor based upon BT Alex. Brown's qualifications, reputation, experience and expertise. BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown regularly publishes research reports regarding the insurance industry and the businesses and securities of USF&G, St. Paul and other publicly traded companies in the insurance industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both USF&G and St. Paul for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this Joint Proxy Statement/Prospectus (and in the documents incorporated by reference) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of that safe harbor, St. Paul and USF&G note that a variety of factors could cause the actual results of the combined company to differ materially from the anticipated results expressed in such forward-looking statements. The following discussion is intended to identify certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this Joint Proxy Statement/Prospectus.

    Forward-looking statements include the information concerning possible or assumed future results of operations of St. Paul and USF&G set forth under "--Opinions of Financial Advisors" and "--Reasons for the Merger; Recommendations of the Boards of Directors." Also, statements including the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions are forward-looking statements. Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that are incorporated by reference, could cause the actual results of the combined company to differ materially from the anticipated results set forth or contemplated in such forward-looking statements. You are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of St. Paul and USF&G to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect St. Paul's, USF&G's or the combined company's operations, markets, products, services and prices. Such factors include, among others, the following: general economic and business conditions, including changes in interest rates, rates of inflation and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; social conditions; judicial decisions and rulings; integration of the operations of St. Paul and USF&G, including the failure to realize synergies from the Merger; regulatory conditions to the Merger; the loss of any significant customers; insurance claims based on natural disasters; the frequency and severity of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; losses due to foreign currency exchange rate fluctuations; and changes in business strategy or development plans.

ACCOUNTING TREATMENT

    Consummation of the Merger is conditioned upon the receipt by each of USF&G and St. Paul of a favorable letter from KPMG Peat Marwick LLP (or its successor) and Ernst & Young LLP (or its successor) regarding the appropriateness of "pooling of interests" accounting treatment for the Merger. See "The Merger Agreement--Conditions."

    The companies believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, St. Paul will restate, at the Effective Time, its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of USF&G. It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be the calendar year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material Federal income tax consequences of the Merger. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that persons holding shares of USF&G Common Stock hold such shares as a capital asset and will continue to hold them as capital asssets through and including the Effective Time. Further, this summary does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain Federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired shares of USF&G Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options granted under USF&G's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction, nor does it address the effect of the Merger on St. Paul or USF&G in respect of any asset as to which unrealized gain is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system.

    Neither St. Paul nor USF&G requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the Federal income tax consequences of the Merger, and the discussion as to such Federal income tax consequences set forth below will not be binding on the IRS.

    GENERAL

    As of the date hereof, it is intended that the Merger will constitute a "reorganization" pursuant to Section 368(a) of the Code and that for Federal income tax purposes no gain or loss will be recognized by St. Paul, USF&G or Merger Sub. The respective obligations of St. Paul and USF&G to consummate the Merger are conditioned on (i) the receipt by St. Paul of an opinion of Sullivan & Cromwell dated the date of the closing of the Merger ("Closing Date") confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that St. Paul and USF&G will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the receipt by USF&G of an opinion of Piper & Marbury L.L.P. dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that St. Paul and USF&G will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations that St. Paul and USF&G will make and representations certain shareholders of USF&G will make which are customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

    The discussion below summarizes the material Federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

    CONSEQUENCES TO USF&G SHAREHOLDERS

    Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of USF&G Common Stock as a result of the surrender of their shares of USF&G Common Stock in exchange for shares of St. Paul Common Stock pursuant to the Merger Agreement (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of St. Paul Common Stock received in the Merger (including any fractional shares of St. Paul Common Stock deemed received) will be the same as the aggregate tax basis of the shares of USF&G Common Stock surrendered in exchange for shares of St. Paul Common Stock in the Merger. The holding period of the shares of St. Paul Common Stock received (including the holding period of fractional shares of St. Paul Common Stock deemed received) will include the holding period of shares of USF&G Common Stock surrendered in exchange therefor.

    FRACTIONAL SHARES

    A holder of shares of USF&G Common Stock who receives cash in the Merger in lieu of a fractional share interest in St. Paul Common Stock will be treated for federal income tax purposes as having received the fractional share interest and then having received cash in exchange for such interest. Such a holder will recognize gain or loss as of the Effective Time equal to the amount of cash received reduced by the holder's tax basis in the shares of USF&G Common Stock allocable to such fractional share interest. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period (determined as described above under " --Consequences to USF&G Shareholders") for the fractional share interest deemed to be received and then exchanged is more than one year. In the case of an individual, any such long-term capital gain will generally be subject to a maximum tax rate of 28% if the holding period for the fractional share interest is greater than one year. The maximum tax rate is reduced to 20% in the case of an individual whose holding period exceeds 18 months.

    CONSEQUENCES TO USF&G, ST. PAUL, MERGER SUB AND HOLDERS OF ST. PAUL VOTING
     STOCK

    Holders of St. Paul Voting Stock will not recognize gain or loss as a result of the Merger. In addition, USF&G, St. Paul and Merger Sub generally will not recognize gain or loss as a result of the Merger.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, SHAREHOLDERS OF USF&G ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CERTAIN REGULATORY MATTERS

    Completion of the Merger is subject to the approvals of certain regulatory agencies and certain filings with regulatory agencies.

    HART-SCOTT-RODINO FILINGS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated until Notification and Report Forms pursuant to the HSR Act have been filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified waiting period requirements have been satisfied. On February 4, 1998, each of St. Paul and USF&G filed a Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act was terminated on February 19, 1998. At any time before or after the Effective Time, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require either St. Paul or USF&G to divest substantial assets. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

    STATE REGULATORY APPROVALS

    The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of control of an insurance company doing business in such jurisdiction through the acquisition of or merger with the holding company of such insurance company, the surviving company obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, such jurisdictions.

    The completion of the Merger is subject to certain approvals of and/or notices, to and the expiration of applicable waiting periods required by, the insurance regulatory agencies of California, Illinois, Indiana, Iowa, Maryland, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin and certain other states in which the companies do business. St. Paul has filed applications for approval with the insurance regulatory agencies of California, Illinois, Indiana, Iowa, Maryland, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin. Hearings on applications for approval of the Merger are mandatory in some of these states and may be held by others. In addition, St. Paul has made notice filings in certain other jurisdictions, including to insurance departments in numerous states where St. Paul's subsidiaries and USF&G's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to a merger. Approval of the Merger is not required in these states, but the insurance departments could determine to take action to prevent or impose conditions on the Merger.

    FOREIGN APPROVALS

    St. Paul and USF&G conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. St. Paul and USF&G believe that all such material filings and approvals have been or will be made or obtained.

NO APPRAISAL RIGHTS

    Holders of St. Paul Voting Stock are not entitled to any dissenters' or appraisal rights under the Minnesota Business Corporation Act ("MBCA") as a result of the proposal to be voted upon at the St. Paul Special Meeting. Holders of USF&G Common Stock also will not be entitled to any dissenters' or appraisal rights under the Maryland General Corporation Law ("MGCL") as a result of the proposal to be voted upon at the USF&G Special Meeting.

RESALE OF ST. PAUL COMMON STOCK

    The shares of St. Paul Common Stock issuable to shareholders of USF&G in connection with the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of St. Paul or USF&G as that term is defined in the rules under the Securities Act. Shares of St. Paul Common Stock received by those shareholders of USF&G who are deemed to be "affiliates" of USF&G at the time of the USF&G Special Meeting or St. Paul after the Merger may be resold without registration as provided for by Rule 144 or 145, or as otherwise permitted, under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of St. Paul Common Stock received by affiliates of USF&G.

    Pursuant to the terms of the Merger Agreement, each of USF&G and St. Paul have agreed to deliver to the other, at least 45 days prior to the Effective Time, a list of names of those persons whom they believe to be "affiliates" of their respective companies within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the "pooling of interests" method of accounting. Each of USF&G and St. Paul has agreed to use its best efforts to cause each person who is identified as an "affiliate" in the list referred to above to deliver to the other, at least 30 days prior to the Effective Time, a letter (each an "Affiliate Letter") in the form attached to the Merger Agreement providing that, in the case of USF&G affiliates, each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of USF&G Common Stock or St. Paul Common Stock that such person may own (including shares of St. Paul Common Stock to be received by such person in the Merger) except in compliance with the applicable provisions of the Securities Act and, in any event, until such time as financial results covering at least 30 days of combined operations of St. Paul and USF&G have been published and, in the case of St. Paul affiliates, each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of St. Paul Common Stock or USF&G Common Stock that such person may own until such time as financial results covering at least 30 days of combined operations of St. Paul and USF&G have been published.

CERTAIN PENDING LITIGATION

    On January 23 and February 2, 1998, two shareholders of USF&G filed separate suits in Maryland Circuit Court for Baltimore City against USF&G and individual members of the USF&G Board. These actions allege that the Merger Agreement is unfair and harmful to USF&G's shareholders and that the directors breached their fiduciary duties of loyalty and due care to the holders of USF&G Common Stock by failing to: (1) undertake an adequate evaluation of USF&G's worth as a potential merger and acquisition candidate, resulting in the proposed Merger Consideration being inadequate; (2) take appropriate steps to enhance USF&G's value as a merger and acquisition candidate; (3) effectively expose USF&G to the marketplace in order to create an open auction for USF&G and, in fact, preventing such auction, in part, by agreeing to a $70 million termination fee to be paid to St. Paul if USF&G accepts a superior third party bid; and (4) act independently to protect the interest of USF&G's shareholders by employing independent advisors and appointing a special committee of some or all of the USF&G Board to review the Merger with St. Paul. St. Paul is accused of aiding and abetting these alleged breaches of duty. The suits seek to have a plaintiff class certified of all shareholders of USF&G and seek preliminary and permanent injunctions against the Merger, rescission of the Merger if it is consummated, an award of damages and any other relief the court finds appropriate. The defendants believe that the allegations in the suits are without merit.

                           DIVIDENDS AFTER THE MERGER

    On February 3, 1998, the St. Paul Board declared a dividend of $0.50 per share of St. Paul Common Stock, payable on April 17, 1998, to shareholders of record on March 31, 1998, and announced the establishment of a new annual dividend rate of $2.00 per share of St. Paul Common Stock. During each of the calendar quarters of 1997, St. Paul paid dividends of $0.47 per share of St. Paul Common Stock, equal to an annual dividend in 1997 of $1.88 per share of St. Paul Common Stock. The dividends paid by St. Paul will be adjusted in the future to reflect the St. Paul Stock Split if the St. Paul Stock Split is implemented. This dividend rate may be maintained or increased, subject to evaluation from time to time by the St. Paul Board based on St. Paul's results of operations, financial condition, capital requirements, future business prospects, regulatory environment and such other considerations as the St. Paul Board deems relevant. No assurance can be given that the dividend will not be decreased in the future.

                            COMPARATIVE STOCK PRICES

    St. Paul Common Stock and USF&G Common Stock are each listed on the NYSE as well as on certain other exchanges. St. Paul is listed under the symbol "SPC" and USF&G is listed under the symbol "FG." The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of St. Paul Common Stock and USF&G Common Stock as reported on the NYSE Composite Transactions Tape.

                                                                                    ST. PAUL               USF&G
                                                                                  COMMON STOCK          COMMON STOCK
                                                                              --------------------  --------------------
CALENDAR QUARTER                                                                HIGH        LOW       HIGH        LOW
----------------------------------------------------------------------------  ---------  ---------  ---------  ---------
1996
  First Quarter.............................................................  60 1/2     53 1/2     17 1/2     14 1/4
  Second Quarter............................................................  56 1/4     50 7/8     16 5/8     15
  Third Quarter.............................................................  55 7/8     50 5/8     18 5/8     15
  Fourth Quarter............................................................  60 3/4     53 1/2     21 3/4     17 3/4

1997
  First Quarter.............................................................  72 5/8     57 5/8     23 1/8     20
  Second Quarter............................................................  80 1/4     63         25         18 1/4
  Third Quarter.............................................................  82 13/16   72 9/16    25 1/2     21 1/2
  Fourth Quarter............................................................  85 1/2     77 1/2     23 1/2     17 5/8

1998
  First Quarter (through February 26, 1998).................................  89 1/8     74 5/8     24 7/16    20 5/16

    On January 16, 1998, the last trading day before the public announcement of the Merger, the closing prices of St. Paul Common Stock and USF&G Common Stock as reported on the NYSE Composite Transactions Tape were $78 1/8 per share and $21 7/16 per share, respectively. Assuming an Exchange Ratio of 0.2821, the pro forma equivalent per share value of USF&G Common Stock on January 16, 1998 was $22.04 per share.

    On February 26, 1998, the closing sale prices of St. Paul Common Stock and USF&G Common Stock as reported on the NYSE Composite Transactions Tape were $88 1/8 per share and $24 5/16 per share ($24.86 on a pro forma equivalent per share basis based on an Exchange Ratio of 0.2821), respectively.

    SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

    For information on the Exchange Ratio, see "The Exchange Ratio."

                               THE EXCHANGE RATIO

    The chart below sets forth a range of possible Average Stock Prices, the corresponding Exchange Ratio and the equivalent market value per share of USF&G Common Stock (assuming that a share of St. Paul Common Stock had a value equal to the Average Stock Price). The Average Stock Prices set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible Average Stock Prices. There can be no assurance that on the date a holder of USF&G Common Stock receives shares of St. Paul Common Stock that the shares of St. Paul Common Stock will have a value equal to, greater than or less than the equivalent values set forth below.

            AVERAGE STOCK PRICE, EXCHANGE RATIO AND EQUIVALENT VALUE

                                                                                                EQUIVALENT
                                                        AVERAGE STOCK PRICE  EXCHANGE RATIO        VALUE
                                                        -------------------  ---------------  ---------------
                                                             $   61.00             0.2973        $   18.14
                                                                 63.00             0.2973            18.73
                                                                 65.00             0.2973            19.32
                                                                 67.00             0.2973            19.92
                                                                 69.00             0.2973            20.51
                                                                 71.00             0.2973            21.11
                                                                 73.00             0.2973            21.70
-------------------------------------------------------------------------------------------------------------
  Fixed Price                                                    74.00             0.2973            22.00
                                                                 74.50             0.2953            22.00
                                                                 75.00             0.2933            22.00
                                                                 75.50             0.2914            22.00
                                                                 76.00             0.2895            22.00
                                                                 76.50             0.2876            22.00
                                                                 77.00             0.2857            22.00
                                                                 77.50             0.2839            22.00
  Fixed Price                                                    78.00             0.2821            22.00
-------------------------------------------------------------------------------------------------------------
                                                                 79.00             0.2821            22.29
                                                                 81.00             0.2821            22.85
                                                                 83.00             0.2821            23.41
                                                                 85.00             0.2821            23.98
                                                                 87.00             0.2821            24.54
                                                                 89.00             0.2821            25.11
                                                                 91.00             0.2821            25.67

    No assurance can be given as to the market prices of St. Paul Common Stock or USF&G Common Stock at the Effective Time or during the period in which the Average Stock Price is calculated. Because the Exchange Ratio is based on an average of the average high and low prices of the St. Paul Common Stock for a period prior to the Effective Time, the market price of the St. Paul Common Stock at the Effective Time may be less than, equal to or greater than the Average Stock Price. In addition, because the Exchange Ratio becomes fixed if the Average Stock Price is less than $74 or greater than $78, the market value of a share of St. Paul Common Stock multiplied by the Exchange Ratio even at the time the Exchange Ratio is established may be more or less than $22.00. There can be no assurance that the market value of the St. Paul Common Stock that holders of USF&G Common Stock will receive upon consummation of the Merger will not vary significantly from the market value of the shares of St. Paul Common Stock that holders of USF&G Common Stock would receive if the Merger was consummated and holders of USF&G Common Stock received shares of St. Paul Common Stock on the date of this Joint Proxy Statement/Prospectus or on the date of the Meetings.

    If the St. Paul Stock Split occurs prior to the Merger, the number of shares of St. Paul Common Stock to be received by each USF&G shareholder in the Merger and the Exchange Ratio will be appropriately adjusted.

    Holders of USF&G Common Stock and St. Paul Voting Stock may call 1-800-356-4098, ext. 3700 at any time between the date of this Joint Proxy Statement/Prospectus and the date of the Meetings to hear a pre-recorded message indicating the Average Stock Price and the Exchange Ratio if each were calculated on the day of the call.

                            THE ST. PAUL STOCK SPLIT

    The St. Paul Board has announced its intention to approve a two-for-one stock split (issuing one additional share of St. Paul Common Stock for each outstanding share of St. Paul Common Stock) if the St. Paul shareholders approve at their upcoming annual meeting (presently scheduled for May 5, 1998) a proposal to increase the number of authorized shares of St. Paul Common Stock. If the St. Paul Stock Split occurs prior to the Effective Time, the number of shares of St. Paul Common Stock to be received by each USF&G shareholder in the Merger and the Exchange Ratio will be appropriately adjusted.

    For example, if the Exchange Ratio is established at 0.2821 and the St. Paul Stock Split occurs prior to the Effective Time, the Exchange Ratio will be adjusted to equal 0.5642 and a USF&G shareholder that held 10,000 shares of USF&G Common Stock prior to the Merger would receive 5,642 shares of St. Paul Common Stock in the Merger. If, however, the St. Paul Stock Split occurs after the Effective Time, the Exchange Ratio would be 0.2821 at the Effective Time and the holder of the same 10,000 shares of USF&G Common Stock would receive 2,821 shares of St. Paul Common Stock at the Effective Time and (assuming such holder retains such shares) an additional 2,821 shares of St. Paul Common Stock at the time of the St. Paul Stock Split, also resulting in a total of 5,642 shares of St. Paul Common Stock received.

                              THE MERGER AGREEMENT

    This section of the Joint Proxy Statement/Prospectus describes certain aspects of the Merger Agreement. This section does not purport to be a complete description of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All holders of USF&G Common Stock and St. Paul Voting Stock are encouraged to read the Merger Agreement in its entirety.

GENERAL

    The Merger Agreement provides for a business combination between St. Paul and USF&G in which, subject to the satisfaction of the conditions therein, the Merger will be effected and the holders of USF&G Common Stock (other than Excluded Shares) will be issued St. Paul Common Stock in a transaction intended to qualify as a "pooling of interests" for accounting purposes and as a "reorganization" within the meaning of Section 368(a) of the Code for Federal income tax purposes. In the Merger, each outstanding share of USF&G Common Stock (other than Excluded Shares) will be converted into and become exchangeable for the Merger Consideration. Each outstanding share of St. Paul Common Stock will remain outstanding following the Merger.

TERMS OF THE MERGER

    At the Effective Time, St. Paul, Merger Sub and USF&G will consummate the Merger. USF&G will be the surviving corporation, will be a wholly owned subsidiary of St. Paul and will continue to be governed by the laws of Maryland. The Merger Agreement provides that the charter of USF&G in effect immediately prior to the Effective Time will remain the charter of the surviving corporation, with certain amendments specified in the Merger Agreement. The Merger Agreement provides that the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the surviving corporation following the Merger.

    At the Effective Time, each issued and outstanding share of USF&G Common Stock (other than Excluded Shares) will be converted into and become exchangeable for the Merger Consideration, and the right, if any, to receive cash in lieu of any fractional share into which such shares of USF&G Common Stock have been converted and any distribution or dividend with a record date after the Effective Time, in each case without interest.

    If at any time during the period between the date of the Merger Agreement and the Effective Time there is a change in the number of shares of USF&G Common Stock or St. Paul Common Stock or securities convertible or exchangeable into or exercisable for shares of USF&G Common Stock or St. Paul Common Stock, respectively, issued and outstanding as a result of a reclassification, stock split, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Collars will be equitably adjusted. See "The St. Paul Stock Split."

    No fractional shares of St. Paul Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of USF&G Common Stock who would otherwise have been entitled to receive a fractional share of St. Paul Common Stock will be entitled to receive, in lieu thereof, cash representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (as defined under the caption "--Exchange Agent") of the aggregate fractional shares of St. Paul Common Stock that such holder otherwise would be entitled to receive.

EFFECTIVE TIME

    As soon as practicable after the closing of the Merger (the "Closing"), St. Paul and USF&G will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with and accepted for record by the State Department of Assessment and Taxation of the State of Maryland (the "Department"). The Merger will become effective when the Department accepts for record the Articles of Merger or at such later time agreed by USF&G and St. Paul and established under the Articles of Merger, not to exceed 30 days after the Articles of Merger are accepted for record by the Department (the "Effective Time").

EXCHANGE OF USF&G CERTIFICATES

    The Merger Agreement provides that promptly after the Effective Time, St. Paul will deposit with an exchange agent (the "Exchange Agent") for the benefit of the holders of USF&G Common Stock, certificates representing the shares of St. Paul Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to St. Paul Common Stock to be issued or paid pursuant to the terms of the Merger Agreement (including cash in lieu of fractional shares) in exchange for shares of USF&G Common Stock outstanding immediately prior to the Effective Time upon due surrender of the certificates formerly representing USF&G Common Stock ("USF&G Certificates"). St. Paul will cause the Exchange Agent to mail to each holder of record of USF&G Common Stock (other than holders of Excluded Shares) a letter of transmittal, instructions concerning the exchange of USF&G Certificates for certificates representing shares of St. Paul Common Stock ("St. Paul Certificates"), any unpaid dividends, other distributions and cash in lieu of fractional shares to which the holder of such USF&G Certificate would be entitled. Upon surrender of USF&G Certificates for cancellation to the Exchange Agent together with a duly executed letter of transmittal, the holder of such USF&G Certificates will be entitled to receive a St. Paul Certificate representing that number of whole shares of St. Paul Common Stock that such holder is entitled to receive pursuant to the terms of the Merger Agreement and a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement.

    The Merger Agreement further provides that whenever a dividend or other distribution is declared by St. Paul in respect of St. Paul Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of the St. Paul Common Stock will be paid to any holder of any unsurrendered USF&G Certificate until such USF&G Certificate is surrendered for exchange in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such USF&G Certificate, there will be issued and/or paid to the holder of the St. Paul Certificates issued in exchange therefor, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time which are payable at such time with respect to such whole shares of St. Paul Common Stock and which have not been previously paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of St. Paul Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

    In addition, pursuant to the Merger Agreement, holders of unsurrendered USF&G Certificates who were the registered holders of the shares of USF&G Common Stock underlying such USF&G Certificates at the Effective Time will be entitled to vote at any meeting of St. Paul shareholders after the Effective Time the number of whole shares of St. Paul Common Stock represented by their USF&G Certificates, regardless of whether they have exchanged their USF&G Certificates.

HOLDERS OF USF&G COMMON STOCK SHOULD NOT SEND THEIR USF&G CERTIFICATES TO THE EXCHANGE AGENT UNTIL TRANSMITTAL MATERIALS ARE RECEIVED FROM THE EXCHANGE AGENT. HOLDERS OF ST. PAUL VOTING STOCK WILL NOT EXCHANGE THEIR ST. PAUL CERTIFICATES.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of USF&G, St. Paul and Merger Sub, certain of which are qualified as to materiality. Pursuant to the Merger Agreement, USF&G has made representations and warranties to St. Paul and St. Paul has made representations to USF&G as to the following matters, among others: (a) its and its Subsidiaries' (as defined in the Merger Agreement) corporate existence, good standing and capitalization;
(b) the due licensing and authorization as an insurance company or reinsurer, and the due authorization to write lines of business of its insurance subsidiaries; (c) its corporate power and the authority to execute, deliver and perform its obligations under the Merger Agreement and the Stock Option Agreement between St. Paul and USF&G, dated as of January 19, 1998 (the "Stock Option Agreement"), and to consummate the Merger; (d) consents, registrations, approvals, permits or authorizations required from any governmental or regulating authority, agency, commission, or body or other governmental entity (each a "Governmental Entity") required in connection with the execution of the Merger Agreement and the Stock Option Agreement and the consummation of the Merger and the transactions contemplated by the Merger Agreement and the Stock Option Agreement; (e) noncontravention of organizational documents, contracts, laws or governmental or non-governmental permits or licenses to which it or any of its Subsidiaries is subject; (f) its reports and financial statements; (g) the statements of its insurance Subsidiaries filed with insurance regulatory authorities; (h) the conduct of its and its Subsidiaries' business since December 31, 1996; (i) the existence of any pending or threatened civil, criminal or administrative actions, suits or proceedings and the existence of any undisclosed liabilities or obligations; (j) its and its Subsidiaries' bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries (in the case of USF&G, the "USF&G Compensation and Benefit Plans" and, in the case of St. Paul, the "St. Paul Compensation and Benefit Plans");
(k) its and its Subsidiaries' (including its insurance Subsidiaries') compliance with laws and permits; (l) environmental matters; (m) the absence of any action that would prevent the Merger from being a "pooling of interests" or prevent the Merger from being a reorganization within the meaning of Section 368(a) of the Code; (n) tax matters; (o) labor matters; (p) absence of any brokers and finders fees; (q) insurance matters; and (r) insurance reserves.

    In addition, USF&G has represented to St. Paul as to the following matters, among others: (a) the inapplicability of any takeover statute to the Merger or the transactions contemplated by the Merger Agreement and the Stock Option Agreement; (b) that it has amended the USF&G Rights Agreement (as defined below under "Comparison of Certain Rights of St. Paul Common Stock and USF&G Common Stock--Shareholders Rights Plan -- USF&G") to provide that St. Paul will not be deemed an Acquiring Person (as defined in the USF&G Rights Agreement), the Distribution Date (as defined in the USF&G Rights Agreement) will not be deemed to occur, and the rights issuable pursuant to the Rights Agreement will not separate from the USF&G Common Stock, as a result the Merger; (c) ownership of intellectual property by it and its subsidiaries and (d) certain investment advisory related matters.

OPERATIONAL COVENANTS

USF&G

    Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless St. Paul otherwise approves in writing, USF&G has agreed, among other things, that: (a) it and its Subsidiaries will conduct their businesses in the ordinary and usual course; (b) it and its Subsidiaries will use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;
(c) it will not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its

Subsidiaries; (ii) amend its charter or by-laws or amend, modify or terminate the USF&G Rights Agreement; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by USF&G not in excess of $.07 per share; or (v) repurchase, redeem or otherwise acquire, except in connection with USF&G's Stock Incentive Plan of 1997, Amended and Restated 1993 Stock Plan for Non-Employee Directors, 1992 Employee Stock Option Plan, the Stock Incentive Plan of 1991, Stock Option Plan of 1990, Stock Option Plan of 1987, 1994 Stock Plan for Employees of USF&G and Titan Stock Option Plans (the "USF&G Stock Plans"), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock; (d) neither it nor any of its Subsidiaries will (i) except as otherwise permitted by the Merger Agreement, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, (x) any shares of its capital stock of any class, or (y) securities convertible or exchangeable for any other property or assets (other than shares of USF&G Common Stock issuable pursuant to options outstanding on the date of the Merger Agreement under any of the USF&G Stock Plans or upon conversion of USF&G's Zero Coupon Convertible Notes due 2009 (the "Convertible Notes")); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of its Subsidiaries) or take any action to incur or modify any material indebtedness or other material liability; or (iii) other than for information systems, make or authorize or commit for any capital expenditures other than in amounts less than $20.0 million individually and in the aggregate; (iv) make or authorize or commit for any capital expenditures for information systems except for amounts which, individually or in the aggregate, are less than $25.0 million, or (v) make any acquisition of, or investment in, the assets or stock of any other person or entity (other than a Subsidiary) except for ordinary course investment activities; (e) neither it nor any of its Subsidiaries will terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any USF&G Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for employees of USF&G occurring in the ordinary and usual course of business, subject to certain exceptions, and except for the grant of new options exercisable for no more than 3,300,000 shares of USF&G Common Stock; (f) neither it nor any of its Subsidiaries will pay, discharge, settle or satisfy (i) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $2,500,000 or (ii) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (x) the payment, discharge or satisfaction of such claims, liabilities or obligations in the ordinary and usual course of business for amounts not in excess of $500,000, or (y) ordinary course repayment of indebtedness or payment of contractual obligations when due; (g) neither it nor any of its Subsidiaries will make or change any tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (h) neither it nor any of its Subsidiaries will enter into any agreement containing any provision or covenant limiting in any material respect the ability of USF&G or any Subsidiary of USF&G or affiliate of USF&G to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to USF&G or any of its Subsidiaries or affiliates; (i) neither it nor any of its Subsidiaries will enter into (x) any new quota share or reinsurance transaction pursuant to which $2,000,000 or more in gross written premiums are ceded by USF&G's insurance company subsidiaries or
(y) renewal, extension or modification of an existing treaty or other program pursuant to which $15,000,000 or more in annual ceded written premiums are ceded by USF&G's insurance subsidiaries; and (j) neither it nor any of its Subsidiaries will take any action that would cause any of its representations and warranties contained in the Merger Agreement to become untrue in any material respect.

ST. PAUL

    In addition, pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, or unless USF&G otherwise approves in writing, St. Paul has agreed that: (a) it and its Subsidiaries will conduct their business in the ordinary and usual course; (b) each of it and its Subsidiaries will use their reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates; (c) it will not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Significant Subsidiaries (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) amend its charter; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by St. Paul; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the St. Paul Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock if such purchase, redemption or acquisition would preclude St. Paul's accounting for the Merger as a "pooling of interests;" (d) except for ordinary course investment activities, neither it nor any of its Subsidiaries will make any acquisition of, or investment in, assets or stock of any other person or entity (other than a Subsidiary) in excess of $2.0 billion in the aggregate; (e) neither it nor any of its Subsidiaries will take any action that would cause any of its representations and warranties contained in the Merger Agreement to become untrue in any material respect. St. Paul also has agreed that between the date of the Merger Agreement and the Effective Time, it will not pay quarterly cash dividends in excess of $.60 per share.

ACQUISITION PROPOSALS

    The Merger Agreement provides that following the date of the Merger Agreement until the termination thereof, USF&G will not, and will not permit or cause any of its Subsidiaries or any of the executive officers and directors of USF&G or its Subsidiaries to, and will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage or otherwise intentionally facilitate any inquiries or the making of any proposal or offer (other than the Merger) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or a substantial portion of the assets or any equity securities of it or any of its Subsidiaries (any such proposal or offer being a "USF&G Acquisition Proposal"). In addition, the Merger Agreement provides that USF&G will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a USF&G Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a USF&G Acquisition Proposal. The terms of the Merger Agreement do not prevent USF&G or the USF&G Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a USF&G Acquisition Proposal, or at any time prior to the time that the Merger is approved by the holders of USF&G Common Stock (a) providing information in response to a request therefor by a person who has made an unsolicited bona fide written USF&G Acquisition Proposal if the USF&G Board receives from the person so requesting such information an executed confidentiality agreement the terms of which are (i) no less favorable to USF&G and (ii) no less restrictive on the person requesting such information than those contained in the Confidentiality Agreement dated March 28, 1997 between St. Paul and USF&G; (b) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written USF&G Acquisition Proposal; or (c) recommending such a USF&G Acquisition Proposal to the shareholders of USF&G, if and only to the extent that, (i) in each such case referred to in clause (a), (b) or (c) above, the USF&G Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (b) or (c) above, the USF&G Board determines in good faith (after consultation with its financial advisor) that such USF&G Acquisition Proposal, if accepted is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to USF&G's shareholders from a financial point of view than the Merger (any such more favorable USF&G Acquisition Proposal being a "Superior Proposal"). USF&G has agreed to promptly notify St. Paul if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter will keep St. Paul informed, on a current basis, of the status of any such proposals or offers and the status of any such discussions or negotiations.

SHAREHOLDERS MEETINGS

    Pursuant to the Merger Agreement, USF&G and St. Paul have agreed to take all action necessary to convene their Meetings as promptly as practicable after the Registration Statement (as defined under the caption "Where You Can Find More Information") is declared effective. In addition, USF&G has agreed that the USF&G Board, subject to its obligations under applicable law, will recommend approval of the Merger, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval and St. Paul has agreed that the St. Paul Board, subject to its fiduciary obligations under applicable law, will recommend approval of the issuance of St. Paul Common Stock pursuant to the Merger Agreement, will not withdraw or modify such recommendation, and will take all lawful action to solicit such approval. The USF&G Board may modify or withdraw such recommendation following receipt of a Superior Proposal.

FILINGS; OTHER ACTIONS; NOTIFICATION

    The Merger Agreement provides that St. Paul and USF&G will promptly prepare and file with the Securities and Exchange Commission (the "SEC") this Joint Proxy Statement/Prospectus and that St. Paul will prepare and file with the SEC the Registration Statement as promptly as practicable. St. Paul and USF&G have agreed in the Merger Agreement to use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter to mail this Joint Proxy Statement/Prospectus to the respective shareholders of each of USF&G and St. Paul.

    In addition, pursuant to the Merger Agreement, USF&G and St. Paul each has agreed to cooperate with the other and use (and to cause its Subsidiaries to use) its reasonable best efforts to cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement, the Stock Option Agreement and applicable Laws (as defined in the Merger Agreement) to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement and the Stock Option Agreement. The Merger Agreement further provides that it does not and it should not be construed to require St. Paul, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of St. Paul, USF&G or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by USF&G of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such asset or businesses which, in either case would be reasonably expected to materially and adversely impact the economic or business benefits to St. Paul of the transactions contemplated by the Merger Agreement.

TAXATION AND ACCOUNTING

    Pursuant to the Merger Agreement, both St. Paul and USF&G have agreed not to take or cause to be taken any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

STOCK EXCHANGE LISTING

    Pursuant to the Merger Agreement, St. Paul has agreed to use its best efforts to cause the shares of St. Paul Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

EMPLOYEE BENEFITS

    STOCK OPTIONS

    The Merger Agreement provides that at the Effective Time, each outstanding option to purchase USF&G Common Stock under each of the USF&G Stock Plans (each a "USF&G Option") will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such USF&G Option, a number of shares of St. Paul Common Stock equivalent to (a) the number of shares of USF&G Common Stock that could have been purchased immediately prior to the Effective Time under such USF&G Option multiplied by (b) the Exchange Ratio, at a price per share of St. Paul Common Stock equal to the aggregate exercise price for the USF&G Common Stock otherwise purchasable pursuant to such USF&G Option divided by the number of shares of St. Paul Common Stock equal to the product of (a) and
(b) above. The Merger Agreement provides that this provision is subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code with respect to any USF&G Option to which Section 422 of the Code applies.

    In addition, the Merger Agreement also provides that, at the Effective Time, all vested stock units allocated to the account of directors of USF&G under USF&G's Amended and Restated 1993 Stock Plan for Non-Employee Directors ("Vested Stock Units") will be paid, on the same terms and conditions as are applicable under such plan, in a number of shares of St. Paul Common Stock equal to the number of Vested Stock Units allocated to the director's account in such plan multiplied by the Exchange Ratio.

    EMPLOYEE BENEFIT PLANS

    Pursuant to the Merger Agreement, St. Paul has agreed that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of USF&G and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of shares of USF&G Common Stock) that are no less favorable in the aggregate than those benefits currently provided by USF&G and its Subsidiaries to such employees and that St. Paul will provide certain severance benefits to USF&G employees terminated during such period. Following the Effective Time, St. Paul will honor all individual employment or severance agreements in effect for employees of USF&G as of the date of the Merger Agreement, subject to the right of St. Paul to amend or terminate such agreements in accordance with their terms.

EXPENSES

    Except as otherwise described under the caption "--Effect of Termination," and except as set forth below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement will be paid by the party incurring such expense,

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
except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Proxy
Statement/Prospectus and the Registration Statement will be shared equally by St. Paul and USF&G.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that from and after the Effective Time, St. Paul will indemnify and hold harmless each present and former director and officer of USF&G (determined as of the Effective Time) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, to the fullest extent that USF&G would have been permitted under Maryland law and its charter or by-laws in effect on the date of the Merger Agreement to indemnify such person. In addition, St. Paul is obliged to advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

    The Merger Agreement further provides that St. Paul will cause to be maintained, for a period of not less than six years from the Effective Time, USF&G's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of USF&G or any Subsidiary, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of the Merger Agreement (200% of such premium, the "Maximum Premium"); PROVIDED that St. Paul may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of St. Paul or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such six-year period, St. Paul has agreed to obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

ELECTION TO ST. PAUL'S BOARD OF DIRECTORS

    St. Paul has agreed promptly after the Effective Time to increase the size of the St. Paul Board and to cause Mr. Norman P. Blake, Jr., the Chairman, President and Chief Executive Officer of USF&G, and two additional directors of USF&G determined by the Board Governance Committee of the St. Paul Board to be appointed to the St. Paul Board. In addition, subject to its fiduciary duties under applicable law, St. Paul agreed pursuant to the Merger Agreement to nominate two, or if the Effective Time occurs on or after August 15, 1998, three, of such directors for election to the St. Paul Board at its first annual meeting with a mailing date after the Effective Time.

CONDITIONS

    The Merger Agreement provides that the respective obligations of each of USF&G, St. Paul and Merger Sub to effect the Merger are subject to, among other things, the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger being duly approved by the holders of USF&G Common Stock; (b) the issuance of St. Paul Common Stock pursuant to the Merger Agreement being duly approved by the holders of St. Paul Voting Stock;
(c) the shares of St. Paul Common Stock issuable to USF&G shareholders pursuant to the Merger Agreement being authorized for listing on the NYSE upon official notice of issuance; (d) the waiting period applicable to the consummation of the Merger under the HSR Act and applicable insurance laws having expired or been terminated; (e) all other notices, reports and other filings required to be made prior to the Effective Time by USF&G or St. Paul or any of their respective Subsidiaries having been made, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by USF&G or St. Paul or any of their respective Subsidiaries from any Governmental Entity (collectively, "Governmental Consents"), in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement having been made or obtained, except where the failure to make any such filing(s) or obtain any such Governmental Consent would not reasonably be expected to result in an aggregate loss of $50.0 million or more in annual net written premiums for St. Paul, USF&G and their respective Subsidiaries in all jurisdictions requiring such filing(s) or Governmental Consent(s) in the event such filing(s) is (are) not made or such Governmental Consent(s) is (are) not obtained; (f) no court or Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order") and no Governmental Entity having instituted any proceeding seeking any such Order; (g) the Registration Statement having become effective under the Securities Act; and (h) no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceeding for that purpose having been initiated or be threatened, by the SEC.

    The Merger Agreement provides that the obligations of St. Paul and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by St. Paul at or prior to the Effective Time of, among others, the following conditions: (a) to the actual knowledge of the Responsible Executive Officers of USF&G (as defined in the Merger Agreement), the representations and warranties of USF&G set forth in the Merger Agreement not being untrue or incorrect in any material respect as of the date of the Merger Agreement and the representations and warranties of USF&G set forth in the Merger Agreement being true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect in such representations and warranties to any qualifications as to "USF&G Material Adverse Effect" (as defined below), "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a USF&G Material Adverse Effect; (b) USF&G having performed in all material respects all obligations required to be performed by it under the Merger Agreement and the Stock Option Agreement at or prior to the Closing Date; (c) USF&G having obtained the consent or approval of each person whose consent or approval will be required under any Contract (as defined in the Merger Agreement) (subject to certain exceptions) to which USF&G or any of its Subsidiaries is a party except those for which the failure to obtain such consents or approvals, individually or in the aggregate, is not reasonably likely to have a USF&G Material Adverse Effect or is not reasonably likely to prevent or materially impair the ability of USF&G to consummate the transactions contemplated by the Merger Agreement; (d) St. Paul having received the opinion of Sullivan & Cromwell, counsel to St. Paul, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (e) St. Paul having received, in form and substance reasonably satisfactory to St. Paul, from each of KPMG Peat Marwick LLP (or its successor) and Ernst & Young LLP (or its successor) a favorable letter, dated the Closing Date, regarding the appropriateness of "pooling of interests" accounting treatment for the Merger. The term "USF&G Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on the financial condition, properties, business or results of the operations of USF&G and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general, changes resulting from any event that is designated to be a "catastrophe" by the Property Claims Services Division of the American Insurance Services Group, Inc., or changes resulting from insurance exposures not known to any of the Responsible Executive Officers of USF&G after due inquiry on or prior to the date of the Merger Agreement or, if known, disclosed on or prior to the date of the Merger Agreement to an employee of St. Paul having substantial responsibility for due diligence in connection with the transactions contemplated by the Merger Agreement, and changes resulting from the announcement or proposed consummation of the Merger Agreement and the transactions contemplated thereby.

    The Merger Agreement further provides that the obligation of USF&G to effect the Merger is also subject to the satisfaction or waiver by USF&G at or prior to the Effective Time of the following conditions: (a) to the actual knowledge of the Responsible Executive Officers of St. Paul (as defined in the Merger Agreement), the representations and warranties of St. Paul and Merger Sub set forth in the Merger Agreement not being untrue or incorrect in any material respect as of the date of the Merger Agreement and the representations and warranties of St. Paul set forth in the Merger Agreement being true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications of such representations and warranties as to "St. Paul Material Adverse Effect" (as defined below), "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a St. Paul Material Adverse Effect; (b) each of St. Paul and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) St. Paul having obtained the consent or approval of each person whose consent or approval will be required in order to consummate the transactions contemplated by the Merger Agreement under any material Contract to which St. Paul or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a St. Paul Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of St. Paul to consummate the transactions contemplated by the Merger Agreement; (d) USF&G having received the opinion of Piper & Marbury L.L.P., counsel to USF&G, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (e) USF&G having received, in form and substance reasonably satisfactory to USF&G, from each of KPMG Peat Marwick LLP (or its successor) and Ernst & Young LLP (or its successor) a favorable letter, dated the Closing Date, regarding the appropriateness for "pooling of interests" accounting treatment for the Merger. The term "St. Paul Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on the financial condition, properties, business or results of the operations of St. Paul and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general, changes resulting from any event that is designated to be a "catastrophe" by the Property Claims Services Division of the American Insurance Services Group, Inc., or changes resulting from insurance exposures not known to any of the Responsible Executive Officers of St. Paul after due inquiry on or prior to the date of the Merger Agreement or, if known, disclosed on or prior to the date of the Merger Agreement to an employee of USF&G having substantial responsibility for due diligence in connection with the transactions contemplated by the Merger Agreement, and changes resulting from the announcement or proposed consummation of the Merger Agreement and the transactions contemplated thereby.

TERMINATION

    The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of USF&G and St. Paul, by mutual written consent of USF&G and St. Paul by action of their respective boards of directors.

    The Merger Agreement further provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the St. Paul Board or the USF&G Board if (a) the Merger has not been consummated by August 15, 1998 (the "Termination Date"); PROVIDED, HOWEVER, that (i) if either St. Paul or USF&G determines that additional time is necessary in connection with obtaining any Governmental Consents, the Termination Date may be extended by St. Paul or USF&G from time to time by written notice to the other party to a date not beyond December 15, 1998, and (ii) this right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of the Merger to be consummated; (b) the approval by USF&G's shareholders of the Merger has not been obtained at the USF&G Special Meeting or the approval of St. Paul's shareholders of the issuance of shares of St. Paul Common Stock pursuant to the Merger Agreement has not been obtained at the St. Paul Special Meeting; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable.

    In addition, the Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time by an action of the USF&G Board (a) if (i) USF&G is not in material breach of its obligations under the Merger Agreement relating to Acquisition Proposals; (ii) the Merger has not been approved by the holders of USF&G Common Stock; (iii) the USF&G Board authorizes USF&G to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and USF&G notifies St. Paul in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; (iv) St. Paul does not make, within five business days of receipt of USF&G's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the USF&G Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of USF&G as the Superior Proposal; and (v) if so requested in writing by St. Paul, USF&G prior to such termination pays to St. Paul in immediately available funds the Termination Fee (as defined below under the caption "--Termination Fee") and St. Paul's expenses (see "--Termination Fee"); or (b) if there is a breach by St. Paul or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be cured and would cause the condition relating to either St. Paul's or Merger Sub's representations and warranties or obligations pursuant to the Merger Agreement to be incapable of being satisfied.

    The Merger Agreement further provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the St. Paul Board if (a) USF&G enters into a binding agreement for a Superior Proposal or the USF&G Board withdraws or adversely modifies its approval or recommendation of the Merger Agreement or the Merger, or fails to reconfirm its recommendation of the Merger Agreement within five business days after a written request by St. Paul to do so or (b) there is a breach by USF&G of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be cured and would cause the condition relating to USF&G's representations and warranties or obligations pursuant to the Merger Agreement to be incapable of being satisfied.

TERMINATION FEES

    The Merger Agreement provides that in the event that (a) a USF&G Acquisition Proposal has been made to USF&G or any of its Subsidiaries or any of its shareholders or any person has publicly announced an intention to make a USF&G Acquisition Proposal with respect to USF&G or any of its Subsidiaries and thereafter the Merger Agreement is terminated by either St. Paul or USF&G or (b) the Merger Agreement is terminated (i) by USF&G if USF&G enters into an agreement concerning a Superior Proposal or (ii) by St. Paul if USF&G enters into an agreement for a Superior Proposal or if the USF&G Board withdraws or modifies its recommendation of the Merger, then USF&G will promptly, but in no event later than two days after the date St. Paul makes a written request for payment, pay St. Paul a termination fee of $70,000,000 and an amount equal to all of the charges and expenses incurred by St. Paul or Merger Sub in connection with the Merger Agreement and the Stock Option Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement up to a maximum amount of $5,000,000.

    The Merger Agreement further provides that in the event that, (a) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of St. Paul or any of its Subsidiaries (a "St. Paul Acquisition Proposal") has been made to St. Paul or any of its Subsidiaries or any person has publicly announced an intention to make a St. Paul Acquisition Proposal with respect to St. Paul or any of its Subsidiaries or (b) St. Paul has withdrawn or modified in a manner adverse to USF&G its recommendation that the holders of St. Paul Voting Stock approve the issuance of St. Paul Common Stock in the Merger, and following
(a) or (b) above, the Merger Agreement is terminated by either St. Paul or USF&G due to the failure to obtain the approval of the issuance of St. Paul Common Stock in the Merger from St. Paul's shareholders, then St. Paul will promptly, but in no event later than two days after the date USF&G makes a written request for payment, pay USF&G a termination fee of $70,000,000 and an amount equal to all of the charges and expenses incurred by USF&G in connection with the Merger Agreement and the Stock Option Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement up to a maximum amount of $5,000,000.

    For additional information regarding the Merger, see "The Merger."

                             STOCK OPTION AGREEMENT

    In connection with the Merger Agreement, St. Paul and USF&G entered into the Stock Option Agreement. The following description of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is filed as Annex B to this Joint Proxy Statement/Prospectus. Pursuant to the Stock Option Agreement, USF&G granted St. Paul an irrevocable option (the "Option") to purchase up to 23,181,596 shares of USF&G Common Stock (the "USF&G Shares") at a cash purchase price equal to $22.00 per share (the "Option Purchase Price"). The Option may be exercised by St. Paul, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the Triggering Events (as defined below) and prior to the termination of the Option in accordance with the terms of the Stock Option Agreement.

    The Stock Option Agreement provides that in the event of any change in the number of issued and outstanding shares of USF&G Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of USF&G, the number of shares of USF&G Shares subject to the Option and the purchase price per USF&G Share will be appropriately adjusted to restore St. Paul to its rights, including its right to purchase shares of USF&G Shares representing 19.9% of the capital stock of USF&G entitled to vote generally for the election of the directors of USF&G which is issued and outstanding immediately prior to the exercise of the Option.

    A "Triggering Event" occurs when (a) any person (other than St. Paul or any of its subsidiaries) has acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, USF&G Common Stock (other than trust account shares) aggregating 15 percent or more of the then outstanding USF&G Common Stock; (b) a USF&G Acquisition Proposal has been made to USF&G or any of its Subsidiaries or any of its shareholders or any person has publicly announced an intention to make a USF&G Acquisition Proposal with respect to USF&G or any of its Subsidiaries and thereafter the Merger Agreement is terminated by either St. Paul or USF&G due to the failure to obtain the approval of the Merger by USF&G's shareholders; (c) the Merger Agreement is terminated by USF&G as a result of the provisions of the Merger Agreement permitting USF&G to terminate the Merger Agreement to enter into an agreement concerning a Superior Proposal; (d) the Merger Agreement is terminated by St. Paul after USF&G enters into a binding agreement for a Superior Proposal or withdraws or modifies its recommendation of the Merger; or
(e) USF&G notifies St. Paul in writing that it intends to enter into an agreement for a Superior Proposal, and St. Paul notifies USF&G in writing that it does not intend to match the Superior Proposal referred to in USF&G's notification.

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
    Pursuant to the Stock Option Agreement, at any time the Option is exercisable, St. Paul may elect, by sending a Cash Exercise Notice (as defined in the Stock Option Agreement), in lieu of exercising the Option for shares of USF&G Common Stock to have USF&G pay cash in an amount equal to the Spread (as defined below) multiplied by all or such portion of the USF&G Shares subject to the Option as St. Paul specifies. The term "Spread" is defined in the Stock Option Agreement as the excess, if any, over the Option Purchase Price of the higher of (i) if applicable, the highest price per share of the USF&G Common Stock paid or proposed to be paid in cash or property by any person pursuant to any USF&G Acquisition Proposal (the "Alternative Purchase Price") or (ii) the closing price of the shares of USF&G Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price").

    Pursuant to the terms of the Stock Option Agreement, USF&G's obligation to deliver USF&G Shares upon exercise of the Option is subject only to the conditions that: (a) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the USF&G Shares is in effect; (b) any applicable waiting period under the HSR Act shall have expired or shall have been terminated; (c) any approval required to be obtained or waiting period required to be expired prior to the delivery of the USF&G Shares under the insurance laws of any state or foreign jurisdiction shall have been obtained and being in full force and effect; and (d) a Triggering Event shall have occurred.

    The Stock Option Agreement provides that, if by the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither St. Paul nor any other person has acquired more than fifty percent (excluding the USF&G Shares purchased pursuant to the Option) of the outstanding USF&G Common Stock, then USF&G has the right to purchase (the "Repurchase Right") all, but not less than all, of the USF&G Shares acquired upon exercise of the Option at the greater of (a) the Option Purchase Price or (b) the average of the last sales prices for shares of USF&G Common Stock on the five trading days ending five days prior to the date USF&G gives written notice of its intention to exercise the Repurchase Right. If USF&G does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses.

    The Stock Option Agreement also provides that at any time prior to the first anniversary of the Merger Termination Date, St. Paul will have the right to sell (the "Sale Right") to USF&G all, but not less than all, of the USF&G Shares acquired upon exercise of the Option at the greater of (a) the Option Purchase Price, or (b) the average of the last sales prices for shares of USF&G Common Stock on the five trading days ending five days prior to the date St. Paul gives written notice of its intention to exercise the Sale Right. If St. Paul does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates.

    The Stock Option Agreement provides that the right to exercise the Option will terminate at the earliest of (a) the Effective Time, (b) the date 60 days after the Option first becomes exercisable (if the Option is not previously exercised) and (c) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the "Option Termination Date").

    The Stock Option Agreement provides that in no event will St. Paul's Total Profit (as defined below) exceed $75 million and, if it otherwise would exceed such amount, St. Paul will repay such excess amount to USF&G in cash (or the purchase price of the Repurchase Right or the Sale Right, as applicable, will be reduced) so that St. Paul's Total Profit will not exceed $75 million after taking into account the foregoing actions.

    The Stock Option Agreement further provides that the Option may not be exercised for a number of USF&G Shares as would, as of the date of the Stock Exercise Notice (as defined in the Stock Option Agreement), result in a Notional Total Profit (as defined below) of more than $75 million and, if exercise of the Option otherwise would exceed such amount, St. Paul, at its discretion, may increase the Purchase

Price for that number of shares of USF&G Common Stock set forth in the Stock Exercise Notice so that the Notional Total Profit will not exceed $75 million. The Stock Option Agreement provides that this restriction will not restrict any exercise of the Option permitted on any subsequent date at the Purchase Price.

    The term "Total Profit" is defined in the Stock Option Agreement as the aggregate amount (before taxes) of the following: (a) (i) the amount of cash received by St. Paul as the Termination Fee and the amount received by St. Paul as cash in lieu of USF&G Shares upon exercise of the Option for cash (as described above), less (ii) any repayment of such cash to USF&G, (b) (i) the amount received by St. Paul pursuant to USF&G's repurchase of USF&G Shares (as described above), less (ii) St. Paul's purchase price for such USF&G Shares, and
(c) (i) the net cash amounts received by St. Paul pursuant to the sale of USF&G Shares (or any other securities into or for which such USF&G Shares are converted or exchanged) to any unaffiliated party, less (ii) St. Paul's purchase price for such USF&G Shares.

    As used in the Stock Option Agreement the term "Notional Total Profit," with respect to any number of USF&G Shares as to which St. Paul may propose to exercise the Option, will be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Option was exercised on such date for such number of USF&G Shares and assuming that such USF&G Shares together with all other USF&G Shares acquired upon exercise of the Option and held by St. Paul and its affiliates as of such date, were sold for cash at the closing market price for the USF&G Common Stock as of the close of business on the preceding trading day.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Shareholders should be aware that certain members of USF&G's management and the USF&G Board have interests in the Merger that are different from, or in addition to, the interests of USF&G shareholders generally. The USF&G Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are summarized below.

USF&G DIRECTORS WHO WILL BECOME DIRECTORS OF ST. PAUL AT THE EFFECTIVE TIME

    The Merger Agreement provides that promptly after the Effective Time, St. Paul will cause Mr. Blake and two additional directors of USF&G selected by the board governance committee of the St. Paul Board to be appointed to the St. Paul Board. In addition, the Merger Agreement provides that, subject to its fiduciary duties under applicable law, the St. Paul Board will nominate two, or if the Effective Time does not occur prior to August 15, 1998, three, of such directors for election to the St. Paul Board at its first annual meeting with a proxy mailing date after the Effective Time.

SEVERANCE ARRANGEMENTS

    In February 1997, the USF&G Board approved the execution of severance agreements (the "USF&G Executive Severance Agreements") with Mr. Norman P. Blake, Jr., Mr. Dan L. Hale, Executive Vice President--Chief Financial Officer of USF&G, Mr. John C. Sweeney, Senior Vice President--Chief Investment Officer of USF&G and Chairman--Falcon Asset Management, Inc. (a subsidiary of USF&G), Mr. John A. MacColl, Executive Vice President--General Counsel and Vice President--Human Resources of USF&G, and Mr. Harry N. Stout, Executive Vice President--USF&G and President--F&G Life (a subsidiary of USF&G), and certain other executive officers of USF&G (the "USF&G Executive Officers"). Under the terms of the USF&G Executive Severance Agreements, a USF&G Executive Officer may become entitled to receive (i) a cash severance payment equal to 1.5 to 3.0 times the sum of (A) and (B), where (A) equals such executive's base salary as of his termination date and (B) equals the higher of the executive's target annual bonus or actual annual bonus paid for the prior year and the executive's target long-term incentive award or actual long-term incentive award paid for the prior year, (ii) a cash payment equal to such executive's annual bonus and long-term incentive awards (pro-rated based on the ratio of the number of whole months in the year or relevant performance period to the number of whole months in the year or relevant performance period such executive was employed) that would be payable assuming all previously established targets for such awards had been met, (iii) continued coverage under certain welfare benefit arrangements for a period not to exceed three years and (iv) certain other benefits, including executive outplacement services and, if applicable to the executive, acceleration of certain non-qualified pension payments. In exchange for these payments, each USF&G Executive Officer has agreed, among other things, not to solicit USF&G employees, clients, customers, policyholders or agents for a period of 12 months from the date of termination of such executive's employment.

    USF&G's obligations under a USF&G Executive Severance Agreement are triggered if, within two years after a change in control of USF&G, the USF&G Executive Officer who is a party to such USF&G Executive Severance Agreement is terminated without cause or if such USF&G Executive Officer resigns for good reason, which includes relocation without consent, a material diminution in duties or position or a reduction in compensation, or, in certain cases, if a USF&G Executive Officer elects to leave within a 60-day period beginning on the first anniversary of a change of control of USF&G. Pro rata payments with respect to outstanding long-term incentive awards will be made when a change in control occurs, without regard to termination of employment. The consummation of the Merger will constitute a change in control for purposes of the USF&G Executive Severance Agreements. Severance benefits payable under the USF&G Executive Severance Agreements are in lieu of any severance which would otherwise be payable to the USF&G Executive Officers who are parties to such USF&G Executive Severance Agreements.

    The following table sets forth the estimated cash severance amounts payable to each of the Chief Executive Officer of USF&G and the next four most highly compensated USF&G Executive Officers (each, a "USF&G Named Executive Officer") and to the seven other USF&G Executive Officers as a group under each such executive officer's USF&G Executive Severance Agreement, assuming USF&G's obligations thereunder are triggered, based on such USF&G Executive Officer's base salary in effect on February 25, 1998 and expected annual bonus and long-term incentive award for the 1997 calendar year.

                                                                      ESTIMATED CASH SEVERANCE
NAME                                                                       AMOUNT PAYABLE
--------------------------------------------------------------------  ------------------------
Norman P. Blake, Jr.................................................       $   11,188,843
Dan L. Hale.........................................................       $    3,775,551
John C. Sweeney.....................................................       $    1,099,259
John A. MacColl.....................................................       $    2,312,716
Harry N. Stout......................................................       $    2,172,275
Seven other USF&G Executive Officers (as a group)...................       $   13,874,820

    Certain of the USF&G Executive Officers are entitled to receive an additional tax "gross-up" payment which would put the recipients in the same financial position after-tax, that they would have been in if the excise tax imposed by Code Section 4999 did not apply to the payments made under their USF&G Executive Severance Agreements. Based upon the estimated cash amounts payable and benefits provided under the USF&G Executive Severance Agreements, the estimated amount of the gross-up payment for each of the USF&G Named Executive Officers would be as follows: Mr. Blake $9,601,951; Mr. Hale $2,343,183; Mr. Sweeney $0; Mr. MacColl $1,381,321; Mr. Stout $1,329,793; and
the seven other USF&G Executive Officers as a group $8,675,314.

    Assuming that the Effective Time occurs on April 30, 1998, and assuming an Exchange Ratio of 0.2821 and a price per share of St. Paul Common Stock equal to $87.375 (the closing price of the St. Paul Common Stock on the NYSE on February 25, 1998), the pro rata portion of the target amount of outstanding 1998 annual bonus and long-term incentive awards payable to the USF&G Executive Officers, as provided in the USF&G Executive Severance Agreements, would be as follows: Mr. Blake $1,099,094;

Mr. Hale $446,956; Mr. Sweeney $437,411; Mr. MacColl $259,995; Mr. Stout $240,073; and the seven other USF&G Executive Officers as a group an aggregate of $1,608,601.

    USF&G entered into a Supplemental Executive Agreement with Mr. Blake (the "Blake Retirement Agreement") on November 20, 1990, under which Mr. Blake is entitled to receive supplemental retirement benefits payments for life commencing upon termination of employment. Under his USF&G Executive Severance Agreement, Mr. Blake is entitled to receive at the Effective Time the present value of these benefits in a lump sum in lieu of his right to receive these supplemental retirement benefits as an annuity. Pursuant to these provisions, Mr. Blake will receive a lump sum payment of $15,325,358 (assuming a severance date of June 30, 1998). In addition, the Blake Retirement Agreement was amended effective November 10, 1993, to provide that, in exchange for Mr. Blake's voluntary waiver of a portion of his base salary, he would receive a deferred cash award of $1,950,000 plus earnings thereon tied to dividends paid on USF&G Common Stock if he remained in the employ of USF&G through December 31, 1998. Under his USF&G Executive Severance Agreement, Mr. Blake would receive this deferred cash award at the Effective Time instead of at December 31, 1998. As of February 25, 1998, the amount of the deferred cash award payable to Mr. Blake is $2,117,753.

BLAKE CONSULTING AGREEMENT

    St. Paul has agreed to enter into a consulting agreement (the "Blake Consulting Agreement") with Mr. Blake, which will become effective at the Effective Time. The Blake Consulting Agreement will provide that Mr. Blake will make himself available to consult and cooperate with and advise senior management of St. Paul, the St. Paul Board and certain persons designated by St. Paul with respect to matters involving the business and affairs of USF&G. The Blake Consulting Agreement will commence at the Effective Time and terminate on December 31, 1998. For performing his services under the Blake Consulting Agreement, Mr. Blake will receive a $725,000 consulting fee, a performance-based incentive fee equal to a percentage of the consulting fee corresponding to the ratio of the 1998 incentive award to 1998 base salary for the Chairman of the Board of St. Paul and based on the same earnings per share measurement criteria contained in the 1998 annual incentive plan for the Chairman of the Board of St. Paul, 25,000 St. Paul stock appreciation rights with a term of four years from the consummation of the Merger and an exercise price equal to the fair market value on the date of consummation of the Merger and continued medical insurance benefits. Mr. Blake will also receive the amount payable under his USF&G Executive Severance Agreement.

TREATMENT OF USF&G STOCK OPTIONS

    The provisions of the Merger Agreement relating to outstanding USF&G Options as of the date of the Merger Agreement are described under "The Merger Agreement--Employee Benefits--Stock Options." Pursuant to the terms of the respective option agreements under the USF&G Stock Plans, vesting of the USF&G Options granted before January 19, 1998 is accelerated upon a change of control. Accordingly, following consummation of the Merger, each such USF&G Option granted before January 19, 1998 will become immediately exercisable in full. The following table sets forth with respect to each of the USF&G Named Executive Officers and the remaining USF&G Executive Officers as a group (i) the number of shares of USF&G Common Stock subject to USF&G Options held that will become exercisable due to accelerated vesting upon the consummation of the Merger, (ii) the weighted average exercise price for such exercisable USF&G Options and (iii) the aggregate value of such exercisable USF&G Options based upon the application of the provisions of the Merger Agreement in respect of such USF&G Options (before deduction for applicable withholding taxes, but after subtracting the exercise price of a USF&G

Option), assuming an Exchange Ratio of 0.2821 and a price per share of St. Paul Common Stock equal to $87.375.

                                                                                  WEIGHTED
                                                 USF&G OPTIONS WHICH BECOME        AVERAGE
                                                   EXERCISABLE DUE TO THE         EXERCISE       AGGREGATE VALUE
                                                 CONSUMMATION OF THE MERGER    PRICE PER SHARE  OF USF&G OPTIONS
                                                -----------------------------  ---------------  -----------------
Mr. Blake.....................................               464,370              $   15.97       $   4,029,535
Mr. Hale......................................                33,700              $   18.61       $     203,414
Mr. Sweeney...................................                23,901              $   20.03       $     110,377
Mr. MacColl...................................                16,935              $   18.59       $     102,565
Mr. Stout.....................................                12,334              $   19.28       $      66,207
Seven other USF&G Executive Officers (as a
  group)......................................               121,605              $   18.98       $     689,542

1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

    All but one of the directors of USF&G who are not also employees of USF&G have been granted stock units under USF&G's Amended and Restated 1993 Stock Plan for Non-Employee Directors (the "USF&G Directors' Plan"). The Merger Agreement provides that at the Effective Time, all Vested Stock Units allocated to each director's account under the USF&G Directors' Plan, without any action on the part of the director, will be paid, on the same terms and conditions as are applicable under such plan, in a number of shares of St. Paul Common Stock equal to the number of Vested Stock Units allocated to the director's account in such plan multiplied by the Exchange Ratio (rounded down to the nearest whole number). Unvested stock units are forfeited upon termination of service as a director of USF&G.

    As of February 25, 1998, the non-employee directors held in the aggregate 143,065 Vested Stock Units. Based on a price per share of St. Paul Common Stock equal to $87.375, the estimated aggregate value of such Vested Stock Units to be paid to the non-employee directors is approximately $12,500,304.

INGREY CONSULTING AND STOCK APPRECIATION RIGHTS AGREEMENTS

    Effective January 1, 1997, USF&G entered into an Executive Consulting Agreement (the "Ingrey Consulting Agreement") and Stock Appreciation Rights Plan and Agreement (the "Ingrey Stock Appreciation Rights Agreement") with Paul Ingrey, a director of USF&G. The term of the Ingrey Consulting Agreement (the "Consulting Period") is five years unless earlier terminated by either party upon not less than six months prior written notice, by written agreement of the parties, by the death or disability of Mr. Ingrey or by USF&G for good cause or upon violation of certain provisions of the agreement. Under the Ingrey Consulting Agreement, Mr. Ingrey provides certain consulting services with respect to reinsurance and other matters and agrees not to compete with or solicit or hire any employees of USF&G during the Consulting Period and further agrees to keep confidential certain trade secrets and other confidential and proprietary information of USF&G. Under the Ingrey Stock Appreciation Rights Agreement, Mr. Ingrey was granted 128,500 stock appreciation rights in consideration of the cancellation of stock options previously granted to him as an employee of USF&G. Each stock appreciation right entitles Mr. Ingrey to receive a cash payment upon exercise equal to the difference between (i) the closing price of one share of USF&G Common Stock on the NYSE for the last business day immediately preceding the date of exercise and (ii) the price specified in the Ingrey Stock Appreciation Rights Agreement. The specified price ranges between $13.63 and $14.56. A total of approximately 18,200 stock appreciation rights which would have become vested and exercisable on and after March 8, 1999 will become vested upon the change in control resulting from the Merger. The stock appreciation rights, once vested and exercisable, may be exercised at any time during the Consulting Period and for a period of ninety
(90) days thereafter provided that Mr. Ingrey complies with the noncompetition, nonsolicitation and confidentiality provisions of the Ingrey Consulting Agreement.

EMPLOYMENT OF CERTAIN USF&G EXECUTIVE OFFICERS AFTER THE MERGER

    Subsequent to execution and delivery of the Merger Agreement, St. Paul requested that a number of USF&G Executive Officers enter into agreements to continue service as executive officers of St. Paul after the Effective Time, subject to completion of the Merger. St. Paul is presently negotiating employment agreements with Mr. MacColl, Mr. Stout, Kenneth E. Cihiy, Executive Vice President--Claims of USF&G, Robert J. Lamendola, President--Surety Group of USF&G and Steve Lilienthal, President--Commercial Insurance Group and Chief Underwriting Officer of USF&G. Although no definitive agreements have been reached, the terms of continued executive service after the Effective Time are expected to include continued salary at the rate in effect at the Effective Time, annual incentives that are generally consistent with those available to similarly situated St. Paul executives and a retention bonus payable in restricted shares of St. Paul Common Stock which would only vest and become payable if the USF&G Executive Officer remained employed through the end of his employment term. In addition, each of Mr. MacColl, Mr. Stout, Mr. Cihiy, Mr. Lamendola and Mr. Lilienthal may receive the amounts payable under his USF&G Executive Severance Agreement. See "Interests of Certain Persons in the Merger--Severance Agreements." Any such employment arrangements, if entered into, would not become effective until the Effective Time.

DIRECTORS AND OFFICERS INSURANCE; LIMITATION OF LIABILITY OF USF&G DIRECTORS AND
  OFFICERS

    See "The Merger Agreement--Indemnification; Directors' and Officers' Insurance."

                                  THE MEETINGS

DATE, PLACE, TIME AND PURPOSE

    ST. PAUL

    This Joint Proxy Statement/Prospectus is being furnished to holders of St. Paul Voting Stock in connection with the solicitation of proxies by the St. Paul Board for use at the St. Paul Special Meeting, to be held at the offices of St. Paul, 385 Washington Street, St. Paul, MN 55102 on April 7, 1998 at 10:00 a.m., local time, and any adjournments or postponements thereof, to consider and vote upon the approval of the issuance of St. Paul Common Stock pursuant to the Merger Agreement.

    Each copy of this Joint Proxy Statement/Prospectus mailed to holders of St. Paul Voting Stock is accompanied by a form of proxy for use at the St. Paul Special Meeting.

    USF&G

    This Joint Proxy Statement/Prospectus is also being furnished to holders of USF&G Common Stock in connection with the solicitation of proxies by the USF&G Board for use at the USF&G Special Meeting, to be held at the offices of USF&G, Founders Building, 6225 Centennial Way, Baltimore, MD 21209 on April 7, 1998 at 9:00 a.m., local time, and any adjournments or postponements thereof, to consider and vote upon the approval of the Merger and to transact such other business as may properly come before the USF&G Special Meeting or any adjournments or postponements thereof.

    Each copy of this Joint Proxy Statement/Prospectus mailed to holders of USF&G Common Stock is accompanied by a form of proxy for use at the USF&G Special Meeting.

    This Joint Proxy Statement/Prospectus is also furnished to shareholders of USF&G as a prospectus in connection with the issuance by St. Paul of shares of St. Paul Common Stock pursuant to the Merger Agreement.

RECORD DATES

    ST. PAUL

    The St. Paul Board has fixed the close of business on February 25, 1998 as the record date (the "St. Paul Record Date") for the determination of the holders of St. Paul Voting Stock entitled to receive notice of and to vote at the St. Paul Special Meeting and at any adjournments or postponements thereof.

    USF&G

    The USF&G Board has fixed the close of business on February 25, 1998 as the record date (the "USF&G Record Date") for the determination of the holders of USF&G Common Stock entitled to receive notice of and to vote at the USF&G Special Meeting and at any adjournments or postponements thereof.

VOTES REQUIRED; SHARES HELD BY CERTAIN PERSONS

    ST. PAUL

    As of February 25, 1998, there were 83,804,344 shares of St. Paul Common Stock outstanding and 955,594 Series B Shares outstanding. The holders of St. Paul Voting Stock vote together as one class. Each share of St. Paul Common Stock outstanding on the St. Paul Record Date is entitled to one vote upon the matter to be submitted at the St. Paul Special Meeting and each Series B Share outstanding on the St. Paul Record Date is entitled to four votes upon the matter to be submitted at the St. Paul Special Meeting.

    The presence, in person or by proxy, at the St. Paul Special Meeting of holders of a majority of the votes represented by the St. Paul Voting Stock outstanding on the St. Paul Record Date is necessary to constitute a quorum for the transaction of business at the St. Paul Special Meeting. The affirmative vote of a majority of the votes represented by the St. Paul Voting Stock present and entitled to vote at the St. Paul Special Meeting is necessary to approve the issuance of shares of St. Paul Common Stock pursuant to the Merger Agreement.

    As of February 25, 1998, directors and executive officers of St. Paul and their affiliates beneficially owned an aggregate of 1,648,478 shares of St. Paul Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 2.0% of the votes to which the St. Paul Voting Stock outstanding on such date are entitled. THE DIRECTORS AND EXECUTIVE OFFICERS OF ST. PAUL HAVE INDICATED THEIR INTENTION TO VOTE THEIR SHARES OF ST. PAUL COMMON STOCK IN FAVOR OF APPROVAL OF THE ISSUANCE OF THE SHARES OF ST. PAUL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

    As of February 25, 1998, the directors and executive officers of USF&G did not own any shares of St. Paul Common Stock.

    USF&G

    As of February 25, 1998, there were 116,997,500 shares of USF&G Common Stock outstanding. Each share of USF&G Common Stock outstanding on the USF&G Record Date is entitled to one vote upon each matter properly submitted at the USF&G Special Meeting.

    The presence, in person or by proxy, at the USF&G Special Meeting of holders entitled to vote a majority of the outstanding shares of USF&G Common Stock is necessary to constitute a quorum for the transaction of business at the USF&G Special Meeting. The affirmative vote of two-thirds of the outstanding shares of USF&G Common Stock is necessary for the approval of the Merger.

    As of February 25, 1998, directors and executive officers of USF&G and their affiliates beneficially owned an aggregate of 2,281,217 shares of USF&G Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 2.0% of the shares of

USF&G Common Stock outstanding on such date. THE DIRECTORS AND EXECUTIVE OFFICERS OF USF&G HAVE INDICATED THEIR INTENTION TO VOTE THEIR SHARES OF USF&G COMMON STOCK IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

    As of February 25, 1998, directors and executive officers of St. Paul did not own any shares of USF&G Common Stock.

VOTING AND REVOCATION OF PROXIES

    Shares of St. Paul Voting Stock and USF&G Common Stock represented by a proxy properly signed and received at or prior to the appropriate Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF ST. PAUL COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ST. PAUL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND SHARES OF USF&G COMMON STOCK REPRESENTED BY A PROXY PROPERLY SIGNED AND RECEIVED WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AND TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    Abstentions may be specified on the proposals for both Meetings. A properly executed proxy marked "ABSTAIN" with respect to either proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Meeting with respect to the indicated proposal. Accordingly, since the affirmative votes described above are required for approval by USF&G shareholders of the Merger and approval by St. Paul shareholders of the proposal to issue shares of St. Paul Common Stock pursuant to the Merger Agreement, a proxy marked "ABSTAIN" with respect to either proposal will have the effect of a vote against such proposal. In addition, the failure of a USF&G shareholder to return a proxy will have the effect of a vote against the merger.

    Under NYSE rules, brokers who hold shares in street name for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as the proposal for the shareholders of USF&G to approve the Merger and the proposal for the shareholders of St. Paul to approve the issuance of shares of St. Paul Common Stock pursuant to the Merger Agreement, and thus, absent specific instructions from the beneficial owners of such shares, brokers are not empowered to vote such shares with respect to such proposals (i.e., "broker non-votes"). Since the affirmative vote of two-thirds of all outstanding shares of USF&G Common Stock is required for approval of the Merger by holders of USF&G Common Stock, a broker non-vote with respect to such proposal will have the effect of a vote against such proposal. However, a broker non-vote with respect to the proposal to approve the issuance of shares of St. Paul Common Stock pursuant to the Merger Agreement will not be counted as a vote either for or against such proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation with the Corporate Secretary of St. Paul, for shareholders of St. Paul, or with the Corporate Secretary of USF&G, for shareholders of USF&G, prior to or at the appropriate Meeting or by the execution of a subsequent proxy (which must be filed with an officer of St. Paul, in the case of St. Paul). To avoid confusion both as to how you want your shares voted or not voted, all written notices of revocation and other communications with respect to revocation of St. Paul proxies should be addressed as follows: The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102, Attention:
Corporate Secretary. To avoid confusion both as to how you want your shares voted or not voted, all written notices of revocation and other communications with respect to revocation of USF&G proxies should be addressed as follows:
USF&G Corporation, 6225 Centennial Way, Baltimore, Maryland 21209, Attention:
Corporate Secretary.

    Except for the proposal to issue shares of St. Paul Common Stock pursuant to the Merger Agreement (at the St. Paul Special Meeting) and the proposal to approve the Merger (at the USF&G Special Meeting), no other business will be transacted at the Meetings. If, however, a motion is properly brought before either Meeting to adjourn such Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Any such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the issuance of shares of St. Paul Common Stock pursuant to the Merger Agreement, in the case of St. Paul, and against approval of the Merger, in the case of USF&G, will be voted against a proposal to adjourn the applicable Meeting for the purpose of soliciting additional proxies.

    Holders of USF&G Common Stock will not be entitled to present any matter for consideration at the USF&G Special Meeting nor will holders of St. Paul Voting Stock be entitled to present any matter for consideration at the St. Paul Special Meeting.

SOLICITATION OF PROXIES

    The cost of solicitation of proxies will be paid by St. Paul for St. Paul proxies and by USF&G for USF&G proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and St. Paul or USF&G, as the case may be, will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. St. Paul has retained D.F. King & Co. and USF&G has retained Georgeson & Company Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. The fees to be paid to D.F. King & Co. for such services are not expected to exceed $10,000, plus $4.00 per telephone contact and reasonable out of pocket expenses. The fees to be paid to Georgeson & Company Inc. for such services are not expected to exceed $25,000, plus reasonable out of pocket expenses. USF&G owns 50% of the outstanding shares of common stock and 100% of the outstanding shares of preferred stock of Georgeson International, Inc., the 100% owner of Georgeson & Company Inc. To the extent necessary in order to ensure sufficient representation at its Meeting, directors, officers and employees of St. Paul and USF&G may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

    It is the practice of USF&G to take reasonable steps to ensure that its shareholders are afforded privacy in the proxy voting process. Proxies of USF&G shareholders are tabulated by third parties who may not disclose the votes of individual shareholders to any officer, director or employee of USF&G. This policy is waived with respect to shareholders who provide written comments or questions with their proxies or in the event of a proxy contest where non-management groups have access to voting results.

    SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES FOR ST. PAUL COMMON STOCK WILL BE MAILED BY ST. PAUL TO HOLDERS OF CERTIFICATES AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                             OF ST. PAUL AND USF&G

    The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of St. Paul and USF&G, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma condensed combined balance sheet at December 31, 1997, set forth below, gives effect to the Merger as if it had occurred at December 31, 1997. The unaudited pro forma condensed combined statements of income for each of the three years ended December 31, 1997, 1996 and 1995 give effect to the Merger as if it had occurred on January 1, 1995. These statements are prepared on the basis of accounting for the Merger as a "pooling of interests" and are based on the assumptions set forth in the notes thereto.

    The following pro forma financial information has been prepared from, and should be read in conjunction with, the audited historical consolidated financial statements and related notes thereto of St. Paul and USF&G, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the period for which the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results. See "Where You Can Find More Information."

                               ST. PAUL AND USF&G

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                                                               HISTORICAL                PRO FORMA
                                                         -----------------------  ------------------------
                                                          ST. PAUL      USF&G     ADJUSTMENTS   COMBINED
                                                         ----------  -----------  -----------  -----------
                                                             (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
ASSETS
Investments............................................  $   15,036  $    10,944   $       0   $    25,980
Reinsurance recoverables...............................       1,963        2,355         (12)(6)       4,306
Receivables............................................       1,798          878           0         2,676
Deferred income taxes..................................         845          317          66(9)       1,228
Other assets...........................................       1,859        1,325         (41)(7)       3,143
                                                         ----------  -----------  -----------  -----------
    TOTAL ASSETS.......................................  $   21,501  $    15,819   $      13   $    37,333
                                                         ----------  -----------  -----------  -----------
                                                         ----------  -----------  -----------  -----------

LIABILITIES
Insurance reserves:
  Losses, loss adjustment expenses and policy
    benefits...........................................  $   11,817  $    10,017   $     135(6) $    21,969
  Unearned premiums....................................       2,380        1,148           0         3,528
                                                         ----------  -----------  -----------  -----------
    Total insurance reserves...........................      14,197       11,165         135        25,497
Debt...................................................         783          521           0         1,304
Other liabilities......................................       1,687        1,760          28(8)       3,475
                                                         ----------  -----------  -----------  -----------
    TOTAL LIABILITIES..................................      16,667       13,446         163        30,276
                                                         ----------  -----------  -----------  -----------

Company-obligated mandatorily redeemable preferred
  securities of subsidiary.............................         207          296           0           503
                                                         ----------  -----------  -----------  -----------

SHAREHOLDERS' EQUITY
PREFERRED SHAREHOLDERS' EQUITY.........................          17            0           0            17
                                                         ----------  -----------  -----------  -----------

COMMON:
Common stock...........................................         512        1,417           0         1,929
Retained earnings......................................       3,451          493        (150)         (9)       3,794
Other..................................................         647          167           0           814
                                                         ----------  -----------  -----------  -----------
    TOTAL COMMON SHAREHOLDERS' EQUITY..................       4,610        2,077        (150)        6,537
                                                         ----------  -----------  -----------  -----------

    TOTAL SHAREHOLDERS' EQUITY.........................       4,627        2,077        (150)        6,554
                                                         ----------  -----------  -----------  -----------

    TOTAL LIABILITIES, REDEEMABLE PREFERRED SECURITIES
    AND SHAREHOLDERS' EQUITY...........................  $   21,501  $    15,819   $      13   $    37,333
                                                         ----------  -----------  -----------  -----------
                                                         ----------  -----------  -----------  -----------

Book value per common share............................  $    55.06  $     17.84               $     56.08

Common shares outstanding..............................  83,727,800  116,402,199  32,837,060(3) 116,564,860

                            ------------------------

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               ST. PAUL AND USF&G

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                 HISTORICAL               PRO FORMA
                                                            ---------------------  -----------------------
                                                            ST. PAUL     USF&G     ADJUSTMENTS   COMBINED
                                                            ---------  ----------  -----------  ----------
                                                               (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
REVENUES:
  Premiums earned.........................................  $   4,616  $    2,682   $       0   $    7,298
  Net investment income...................................        886         691           0        1,577
  Realized gains..........................................        408          15           0          423
  Asset management-investment banking.....................        262           0           0          262
  Other...................................................         47          16           0           63
                                                            ---------  ----------  -----------  ----------
      Total revenues from continuing operations...........      6,219       3,404           0        9,623
                                                            ---------  ----------  -----------  ----------
EXPENSES:
  Insurance losses, loss adjustment expenses and policy
    benefits..............................................      3,345       2,071         (37)   (7)      5,379
  Policy acquisition expenses.............................      1,021         687           0        1,708
  Operating and administrative............................        834         375           5(7)      1,214
                                                            ---------  ----------  -----------  ----------
      Total expenses......................................      5,200       3,133         (32)       8,301
                                                            ---------  ----------  -----------  ----------
      INCOME BEFORE INCOME TAXES..........................      1,019         271          32        1,322
  Income tax expense......................................        246          77          11(9)        334
                                                            ---------  ----------  -----------  ----------
      INCOME FROM CONTINUING OPERATIONS...................  $     773  $      194   $      21   $      988
                                                            ---------  ----------  -----------  ----------
                                                            ---------  ----------  -----------  ----------

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
  Basic...................................................  $    9.10  $     1.72               $     8.46
  Diluted.................................................  $    8.39  $     1.63               $     7.85

ADJUSTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...................................................  83,572,000 111,688,000 31,507,000   115,079,000
  Diluted.................................................  92,261,000 120,109,000 33,883,000   126,144,000

                            ------------------------

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               ST. PAUL AND USF&G

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                              HISTORICAL               PRO FORMA
                                                         ---------------------  -----------------------
                                                         ST. PAUL     USF&G     ADJUSTMENTS   COMBINED
                                                         ---------  ----------  -----------  ----------
                                                            (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
REVENUES:
  Premiums earned......................................  $   4,448  $    2,731   $       0   $    7,179
  Net investment income................................        807         705           0        1,512
  Realized gains.......................................        219          44           4(7)        267
  Asset management-investment banking..................        220           0           0          220
  Other................................................         40          18           0           58
                                                         ---------  ----------  -----------  ----------
      Total revenues from continuing operations........      5,734       3,498           4        9,236
                                                         ---------  ----------  -----------  ----------
EXPENSES:
  Insurance losses, loss adjustment expenses and policy
    benefits...........................................      3,318       2,181         (28)   (7)      5,471
  Policy acquisition expenses..........................        975         707           0        1,682
  Operating and administrative.........................        742         351          12(7)      1,105
                                                         ---------  ----------  -----------  ----------
      Total expenses...................................      5,035       3,239         (16)       8,258
                                                         ---------  ----------  -----------  ----------
      INCOME BEFORE INCOME TAXES.......................        699         259          20          978
  Income tax expense (benefit).........................        141          (2)          7(9)        146
                                                         ---------  ----------  -----------  ----------
      INCOME FROM CONTINUING
        OPERATIONS.....................................  $     558  $      261   $      13   $      832
                                                         ---------  ----------  -----------  ----------
                                                         ---------  ----------  -----------  ----------

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
  Basic................................................  $    6.57  $     2.05               $     6.87
  Diluted..............................................  $    6.11  $     1.95               $     6.45

ADJUSTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic................................................  83,474,000 117,674,000 33,196,000(3) 116,670,000
  Diluted..............................................  91,897,000 127,734,000 36,034,000(3) 127,931,000

                            ------------------------

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               ST. PAUL AND USF&G

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                 HISTORICAL               PRO FORMA
                                                            ---------------------  -----------------------
                                                            ST. PAUL     USF&G     ADJUSTMENTS   COMBINED
                                                            ---------  ----------  -----------  ----------
                                                               (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
REVENUES:
  Premiums earned.........................................  $   3,971  $    2,666   $       0   $    6,637
  Net investment income...................................        741         733           0        1,474
  Realized gains..........................................         85           7           0           92
  Asset management-investment banking.....................        221           0           0          221
  Other...................................................         38          53           0           91
                                                            ---------  ----------  -----------  ----------
      Total revenues from continuing operations...........      5,056       3,459           0        8,515
                                                            ---------  ----------  -----------  ----------
EXPENSES:
  Insurance losses, loss adjustment expenses and policy
    benefits..............................................      2,864       2,178         (32)(6)      5,010
  Policy acquisition expenses.............................        857         714           0        1,571
  Operating and administrative............................        666         372           1(7)      1,039
                                                            ---------  ----------  -----------  ----------
      Total expenses......................................      4,387       3,264         (31)       7,620
                                                            ---------  ----------  -----------  ----------
      INCOME BEFORE INCOME TAXES..........................        669         195          31          895
  Income tax expense (benefit)............................        131         (14)         11(9)        128
                                                            ---------  ----------  -----------  ----------
      INCOME FROM CONTINUING
        OPERATIONS........................................  $     538  $      209   $      20   $      767
                                                            ---------  ----------  -----------  ----------
                                                            ---------  ----------  -----------  ----------

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
  Basic...................................................  $    6.26  $     1.63               $     6.29
  Diluted.................................................  $    5.88  $     1.53               $     5.91

ADJUSTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...................................................  84,385,000 111,474,000 31,447,000(3) 115,832,000
  Diluted.................................................  91,637,000 130,064,000 36,691,000(3) 128,328,000

                            ------------------------

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                               ST. PAUL AND USF&G
                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTIONS

    The Merger Agreement provides that each share of USF&G Common Stock will be converted into and become the right to receive a number of shares of St. Paul Common Stock based upon the Exchange Ratio. For purposes of the unaudited pro forma condensed combined financial statements, an Exchange Ratio of 0.2821 has been assumed. If the maximum Exchange Ratio of 0.2973 were assumed, pro forma combined diluted earnings per share for the years ended December 31, 1997, 1996 and 1995 would be $7.74, $6.35 and $5.82, respectively.

2. RECLASSIFICATIONS AND RESTATEMENTS

    Certain items in USF&G's historical financial statements have been reclassified to conform to St. Paul's presentation.

    St. Paul sold its insurance brokerage operation, Minet, in May 1997. St. Paul's historical financial data for all periods presented reflect Minet as a discontinued operation.

3. PER COMMON SHARE DATA

    The pro forma combined per common share data has been computed based on the combined historical income from continuing operations as adjusted for retroactive changes in certain accounting methods of both companies in order to achieve conformity on the combined historical weighted average common shares outstanding. For purposes of this calculation, USF&G's weighted average common shares outstanding was multiplied by the assumed Exchange Ratio of 0.2821.

4. INTERCOMPANY TRANSACTIONS

    Transactions between St. Paul and USF&G are not material in relation to the pro forma condensed combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined amounts.

5. RESTRUCTURING CHARGE

    The pro forma condensed combined financial statements do not reflect a planned Merger-related restructuring charge that is currently expected to be between $300 million and $500 million, primarily for costs related to the combination of headquarters, the integration of the information technology systems of St. Paul and USF&G, headcount reduction and legal expenses, because such restructuring charges are non-recurring. Although there can be no assurance that the restructuring charge will fall within the range provided, this range represents management's best estimate based upon the information currently available.

6. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    Liabilities for unpaid losses and loss adjustment expenses related to workers' compensation coverages were discounted to present value in the historical financial statements of USF&G. St. Paul did not discount workers' compensation reserves. On a combined basis, St. Paul and USF&G will discount certain workers' compensation reserves using an interest rate of up to four percent. Accordingly, the pro forma income

                               ST. PAUL AND USF&G
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES (CONTINUED) statement adjustments for all periods presented include a reduction in insurance losses and loss adjustment expenses to conform the accounting policies of both companies. Those pro forma adjustments to the condensed combined statements of income for the years ended December 31, 1997, 1996 and 1995 are $46 million, $33 million and $32 million, respectively.

7. SOFTWARE CAPITALIZATION

    Included in USF&G's historical financial statements are capitalized costs for internal use software. These costs were amortized over their useful lives. St. Paul does not capitalize such expenditures. On a combined basis, St. Paul and USF&G do not expect to capitalize development costs for internal use software. Accordingly, the pro forma adjustments for all periods presented conform the historical financial statements of USF&G to the combined presentation. Those pro forma adjustments to the condensed combined statements of income are as follows:

                                                                                                     YEARS ENDED DECEMBER 31,
                                                                                                  1997         1996         1995
                                                                                                  -----        -----        -----
                                                                                                           (IN MILLIONS)
Insurance losses and loss adjustment expenses................................................   $       9    $       5    $       0
Operating and administrative expenses........................................................           5           12            1
Realized loss................................................................................           0           (4)           0
                                                                                                                                 --
                                                                                                      ---          ---
    Total....................................................................................   $      14    $      13    $       1
                                                                                                                                 --
                                                                                                                                 --
                                                                                                      ---          ---
                                                                                                      ---          ---

8. ADJUSTMENTS TO RECORD ANTICIPATED TRANSACTION COSTS

    Transaction costs of the Merger, representing investment banker and other professional fees, are expected to be approximately $28 million. The unaudited pro forma condensed combined statements of income do not reflect these charges. The unaudited pro forma condensed combined balance sheet reflects these charges. It is anticipated that these charges will be incurred by St. Paul and USF&G and expensed at the Effective Time, which is currently expected to be in mid-1998.

9. INCOME TAXES

    The income tax effect of adjustments made to the unaudited pro forma condensed combined financial statements was calculated using St. Paul's statutory income tax rate of 35%.

10. STOCK SPLIT

    Historical per share data for St. Paul has been adjusted to reflect a two-for-one split of the St. Paul Common Stock which took place in 1994. All per share amounts contained in the unaudited pro forma condensed combined financial statements and the notes thereto reflect such stock split. This data does not reflect the St. Paul Stock Split.

                     DESCRIPTION OF ST. PAUL CAPITAL STOCK

    The following description of certain terms of the capital stock of St. Paul does not purport to be complete and is qualified in its entirety by reference to the St. Paul Articles.

    The authorized capital stock of St. Paul currently consists of 245,000,000 authorized shares of capital stock of which 240,000,000 are authorized as St. Paul Common Stock and 5,000,000 are authorized as undesignated shares. As of February 25, 1998, there were 83,804,344 shares of St. Paul Common Stock outstanding and 955,594 Series B Shares outstanding. Giving effect to the St. Paul Stock Split, there would be 167,608,688 shares of St. Paul Common Stock outstanding as of such date (assuming the same number of shares are outstanding at the time of the St. Paul Stock Split as are outstanding as of February 25,
1998). If the proposal to increase the number of authorized shares of St. Paul Common Stock is approved at the 1998 annual meeting of St. Paul shareholders there will be 480,000,000 shares of St. Paul Common Stock authorized for issuance.

ST. PAUL COMMON STOCK

    St. Paul is authorized to issue 240,000,000 shares of St. Paul Common Stock. Each share of St. Paul Common Stock is entitled to participate PRO RATA in distributions upon liquidation, subject to the rights of holders of undesignated shares, and to one vote on all matters submitted to a vote of shareholders. The holders of St. Paul Common Stock may receive cash dividends as declared by the St. Paul Board out of funds legally available therefor, subject to the rights of any holders of undesignated shares. The outstanding shares of St. Paul Common Stock are, and the shares of St. Paul Common Stock offered by the Registration Statement when issued will be, fully paid and nonassessable. Holders of St. Paul Common Stock have no preemptive or similar equity preservation rights, and cumulative voting of shares in the election of directors is prohibited.

    TRANSFER AGENT

    The transfer agent and registrar for St. Paul Common Stock is First Chicago Trust Company of New York.

UNDESIGNATED SHARES

    The St. Paul Board is authorized, without further action by the shareholders of St. Paul, to establish from the 5,000,000 undesignated shares authorized by the St. Paul Articles one or more classes and series, to designate each such class and series, to fix the relative rights and preferences of each such class and series and to issue such shares. Such rights and preferences may be superior to the St. Paul Common Stock as to dividends, distributions of assets (upon liquidation or otherwise) and voting rights. Undesignated shares may be convertible into shares of any other series or class of stock, including St. Paul Common Stock, if the St. Paul Board so determines.

RIGHTS AGREEMENT; SERIES A PREFERRED

    The St. Paul Board adopted a Shareholder Protection Rights Agreement on December 4, 1989 which was amended on March 9, 1990 and amended and restated as of August 1, 1995 (as amended and restated, the "St. Paul Rights Agreement"). Each share of St. Paul Common Stock has attached to it one right (a "Right") to purchase one two-thousandth of a share of Series A Junior Participating Preferred Stock, without par value, of St. Paul (the "Series A Preferred") at an exercise price of $92.50. 50,000 of the undesignated shares of St. Paul have been authorized as Series A Preferred. One share of the Series A Preferred is intended to represent by its terms to be the equivalent of 2000 shares of St. Paul Common Stock.

    The Rights are and will be evidenced by the shares of St. Paul Common Stock until the earlier of (i) the tenth day after it is publicly announced that a person has acquired Beneficial Ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of St. Paul Common Stock (any such Person, being a "St. Paul Acquiring Person" and any such date, being a "Stock Acquisition Date"), (ii) the tenth business day after the date of commencement of, or first public announcement of the intent of any person to commence a tender or exchange offer which, if consummated, would result in such person becoming a St. Paul Acquiring Person and (iii) the tenth business day after St. Paul determines that a Person is an Adverse Person (as defined in the Rights Agreement) (the earlier of (i), (ii) and (iii) being the "Separation Date").

    The Rights Agreement further provides that if a person becomes a St. Paul Acquiring Person or a person is declared to be an Adverse Person, each Right will become the right to receive a number of shares of St. Paul Common Stock with a value equal to twice the exercise price of a Right upon exercise.

    The Rights Agreement also provides that, in the event that St. Paul engages in certain business combination or reorganization transactions with a St. Paul Acquiring Person, each Right will become a right to purchase shares of capital stock of the entity engaging in the transaction with St. Paul with a value equal to twice the exercise price of a Right upon exercise.

    In addition, the Rights Agreement provides that until ten days following a Stock Acquisition Date, St. Paul may redeem the Rights at a price of $.005 per Right, although under certain circumstances the decision to redeem may require the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement).

    The Rights Agreement also provides that, other than those provisions relating to the principal economic terms of the Right, the Rights Agreement may be amended in any manner prior to the Separation Date. After the Separation Date, the Rights Agreement may be amended in more limited respects.

    The Rights will expire on the earlier of (i) December 19, 1999 or, if the Separation Date occurs subsequent to December 19, 1996 but prior to December 19, 1999, the third anniversary of the Separation Date and (ii) the date on which the Rights are redeemed.

    The foregoing description of the Rights Agreement is qualified in its entirety by the text of the Rights Agreement.

OTHER PREFERRED SECURITIES

    St. Paul has also designated 1,450,000 shares as Series B Shares and 41,400 shares as Series C Cumulative Convertible Preferred Stock (the "Series C Shares"). As of January 16, 1998, 955,594 Series B Shares and no Series C Shares were outstanding. Each of the Series B Shares and Series C Shares may, in accordance with its terms, be converted into St. Paul Common Stock. All of the Series C Shares are reserved for issuance upon the exchange of St. Paul's 6% Convertible Subordinated Debentures due 2005.

    Pursuant to the St. Paul Articles, the affirmative vote of the holder or holders of a least a majority of the votes entitled to be cast with respect to the then outstanding Series B Shares, voting separately as one class, at a meeting duly held for that purpose, are necessary to repeal, amend or otherwise change any of the provisions of the St. Paul Articles in any manner which materially and adversely affects the rights or preferences of the Series B Shares; however, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Shares) is not deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Shares.

    In addition, the St. Paul Articles provide that the holder or holders of Series B Shares are entitled to vote on all matters submitted to a vote of the holders of St. Paul Common Stock, voting together with the holders of St. Paul Common Stock as if one class. Each Series B Share is in such case entitled to four votes.

                  COMPARISON OF CERTAIN RIGHTS OF THE HOLDERS
                OF ST. PAUL COMMON STOCK AND USF&G COMMON STOCK

GENERAL

    As a result of the Merger, holders of USF&G Common Stock will become holders of St. Paul Common Stock and the rights of all such former holders of USF&G Common Stock will thereafter be governed by the Amended and Restated Articles of Incorporation of St. Paul (the "St. Paul Articles"), the Bylaws of St. Paul (the "St. Paul Bylaws") and the MBCA. The rights of the holders of USF&G Common Stock are presently governed by the Articles of Incorporation of USF&G, as amended (the "USF&G Articles"), the Bylaws of USF&G (the "USF&G Bylaws") and the MGCL. The following is a summary of the material differences between the current rights of holders of USF&G Common Stock and those that they will have as holders of St. Paul Common Stock following the Merger. It does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of the MBCA, the St. Paul Articles, the St. Paul Bylaws, the MGCL, the USF&G Articles and the USF&G Bylaws. Copies of the St. Paul Articles, the St. Paul Bylaws, the USF&G Articles and the USF&G Bylaws are incorporated by reference in the Registration Statement and will be sent to holders of shares of St. Paul Common Stock and USF&G Common Stock upon request. See "Where You Can Find More Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    ST. PAUL

    Section 302A.203 of the MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by or in the manner provided in the articles or bylaws of the corporation. The St. Paul Bylaws provide that the number of directors shall be at least 10 but not more than 18, as determined from time to time by the St. Paul Board. The St. Paul Board is currently composed of 14 directors. Promptly after the Merger becomes effective, St. Paul has agreed to increase the size of the St. Paul Board and to cause Mr. Norman P. Blake, Jr. and two other directors of USF&G to be added to the St. Paul Board.

    USF&G

    Section 2-402 of the MGCL provides that every corporation shall have at least three directors and that the precise number of directors shall be specified in a corporation's charter until such number is changed by such corporation's bylaws. The USF&G Articles provide that the number of directors shall be three but may be increased or decreased from time to time pursuant to the USF&G Bylaws. The USF&G Bylaws provide that the number of directors of USF&G shall be set by the USF&G Board, but in no event will the USF&G Board be composed of more than 25 members or less than three members. The USF&G Board currently is composed of 13 directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    ST. PAUL

    Section 302A.521 of the MBCA requires a corporation to indemnify its directors, officers, employees and other persons by reason of acting in or formerly acting in their official capacity if the indemnified person: (i) has not been indemnified by another entity with respect to the same matter; (ii) acted in good faith; (iii) received no improper personal benefit and was not involved in unlawful related party transactions; (iv) in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was, in certain cases, in or, in other cases, not opposed to the best interests of the corporation. The MBCA makes no distinction between third-party actions and stockholder derivative suits and requires indemnification in either case if the relevant statutory standard of conduct is met. The MBCA also requires a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the MBCA, and (b) a written undertaking by the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The St. Paul Articles and the St. Paul Bylaws provide that St. Paul will indemnify any director, officer or employee (but not an agent) to the fullest extent permitted or required by Section 302A.521 of the MBCA.

    USF&G

    Section 2-418 of the MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in which the director was found to have received an improper personal benefit, unless a court so orders and then only for expenses.

    In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and
(b) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The USF&G Articles provide that USF&G will indemnify directors to the fullest extent provided by law and officers to the same extent as directors.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    ST. PAUL

    The St. Paul Articles provide that no director of St. Paul shall have personal liability to St. Paul or its shareholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted under the MBCA.

    Section 302A.251 of the MBCA provides that the personal liability of a director may be eliminated or limited as provided in the articles of incorporation, but that the articles may not limit or eliminate such liability for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful distributions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws, and (f) any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.

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    USF&G

    The USF&G Articles provide that no director or officer shall be personally liable to USF&G or its shareholders for money damages, to the fullest extent permitted under the MGCL.

    Section 2-405.2 of the MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

SPECIAL MEETINGS OF SHAREHOLDERS

    ST. PAUL

    Section 302A.433 of the MBCA and the St. Paul Bylaws provide that a special meeting of shareholders may be called at any time by the chief executive officer, the chief financial officer, by two or more directors, by a person authorized pursuant to the articles or bylaws of the corporation or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote; except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination must be called by 25% or more of the voting power of all shares entitled to vote.

    USF&G

    Pursuant to Section 2-502 of the MGCL and the USF&G Bylaws, a special meeting of shareholders may be called by the chairman of the board, the president or by a majority of the board of directors, and must be called by USF&G's Secretary at the written request of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

    ST. PAUL

    The St. Paul Bylaws provide that for a shareholder to properly bring business before an annual meeting, the shareholder must have provided timely notice thereof in writing to St. Paul's Corporate Secretary. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive office of St. Paul not less than 60 days prior to the date of the annual meeting; PROVIDED, HOWEVER, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. No shareholder proposal will be eligible for inclusion in St. Paul's proxy materials or form of proxy for any annual meeting of shareholders unless received by St. Paul's Corporate Secretary on or before the first day of December next preceding the date of the annual meeting.

    Section 302A.205 of the MBCA provides that the method of election of directors may be imposed by or in the manner provided by the articles or bylaws. The St. Paul Bylaws provide that shareholder nominations for election of directors may be made at a meeting of shareholders at which directors are to be elected only by timely notice in writing to the St. Paul's Corporate Secretary. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive office of St. Paul in the manner described above. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the proxy rules under the Exchange Act (including such person's written consent

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to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on St. Paul's share register, of such shareholder and
(b) the class and number of shares of St. Paul's capital stock that are beneficially owned by such shareholder, and shall be accompanied by the written consent of each such person to serve as a director of the corporation, if elected.

    USF&G

    The USF&G Bylaws provide that for any shareholder proposal to be presented before an annual meeting of shareholders of USF&G, including any proposal relating to the nomination of a director to be elected to the USF&G Board, the shareholder must have given timely notice thereof in writing to USF&G's Corporate Secretary. To be timely, a shareholder's notice shall be delivered to USF&G's Secretary at the principal executive offices of USF&G not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that no notice other than the notice required under the proxy rules of the Exchange Act will be required if a shareholder's proposal is included in USF&G's proxy statement as a result of a notice delivered in accordance with the Exchange Act; and PROVIDED FURTHER, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

AMENDMENTS OF THE ARTICLES AND BYLAWS

    ST. PAUL

    Section 302A.135 of the MBCA provides that a resolution proposing an amendment to a corporation's articles will be submitted to shareholders for approval after either being approved by the affirmative vote of a majority of the directors or being proposed by a shareholder or shareholders holding 3% or more of the voting power of the shares entitled to vote thereon. Unless the articles provide for a greater percentage, any such amendment must be approved by the affirmative vote of a majority of the voting power entitled to vote thereon. The St. Paul Articles reaffirm this by providing that the affirmative vote of the holders of at least one-half of the voting power of all voting shares of St. Paul is required to amend provisions of the St. Paul Articles, except for the approval of certain business combinations and dissolution which requires approval of at least two-thirds of the voting power of all voting shares.

    Under Section 302A.181 of the MBCA, unless reserved by the articles of incorporation to shareholders, the power to adopt, amend, or repeal a corporation's bylaws is vested in the board (the St. Paul Articles do not provide otherwise). The power of the board is subject to the right of shareholders holding 3% or more of the voting power of the outstanding shares to propose a resolution to adopt, amend or repeal the bylaws, which resolution must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, unless the articles require a greater percentage. In addition, the St. Paul Board may not adopt, amend or repeal bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office.

    USF&G

    Under section 2-604 of the MGCL, an amendment of a corporate charter requires a resolution by the board of directors setting forth the proposed amendment and declaring it advisable, and approval by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to vote on the matter unless the charter provides otherwise. The USF&G Articles provide that any change to the terms of

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any contracts, rights or outstanding stock which are expressly set forth in the
USF&G Articles will be valid only if approved by a majority of the aggregate number of the votes entitled to be cast thereon.

    Section 2-109 of the MGCL provides that the power to adopt, alter and repeal a corporation's bylaws shall be vested in the shareholders, except to the extent that a corporation's charter or bylaws confers this power on the corporation's board of directors. The USF&G Bylaws provide that a majority of USF&G shareholders or of the USF&G Board has the power to alter or repeal the USF&G Bylaws.

APPRAISAL AND DISSENTERS' RIGHTS

    ST. PAUL

    Under Section 302A.471 of the MBCA, a shareholder of a corporation may dissent from and obtain payment of the fair value of such shareholder's rights in connection with the following transactions: an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholder, most dispositions of all or substantially all of the corporation's property and assets, a plan of merger in which the shareholders may vote, a plan of exchange involving the acquisition of the corporation's shares if the shareholders are entitled to vote on the plan, or a resolution approved by the board of directors that dissenting shareholders may obtain payment for their shares.

    USF&G

    Under Section 3-202 of the MGCL, a shareholder of a Maryland corporation has, subject to certain limitations, the right to demand and receive the fair value of such shareholder's stock from the corporation if: (i) the corporation consolidates or merges with another corporation; (ii) the shareholder's stock is acquired in a share exchange; (iii) the corporation transfers all or substantially all of its assets in a manner that requires corporate action under
Section 3-105 of the MGCL (relating to mergers, consolidations, transfers of assets and share exchanges); (iv) unless permitted to do so by its charter (which the USF&G Articles do permit), the corporation amends its charter so as to alter the contract rights, as expressly set forth in the charter, of outstanding stock and substantially adversely affects the shareholder's rights; or (v) the transaction involves a business combination between the corporation and an interested shareholder (defined generally in the MGCL as any person that is the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the outstanding voting stock of the corporation). Unless the transaction involves a business combination between the corporation and an interested shareholder, the right to receive fair value does not exist (A) if the stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (B) if such stock is that of a successor in a merger, unless, among other things, (i) the merger alters the contract rights of the stock as expressly set forth in the corporation's charter, without such charter reserving the right to do so, or (ii) the stock is to be changed or converted into something other than either the stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor.

STATE ANTI-TAKEOVER STATUTES

    ST. PAUL

    Section 302A.673 of the MBCA prohibits business combination transactions with a shareholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation (generally defined as an interested shareholder) unless the business combination or acquisition of shares is approved by a committee of all the disinterested directors of the corporation prior to the acquisition.

    A corporation may opt out of this business combination moratorium statute by an amendment to its articles or bylaws which has been approved by shareholders holding a majority of the shares entitled to vote thereon, excluding the shares of the interested shareholder. St. Paul has not done so.

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
    Section 302A.671 of the MBCA (the "Minnesota Control Share Acquisition Statute") provides that shares of capital stock acquired in a "control share acquisition" (i) are denied voting rights, and (ii) may be redeemed in whole by the issuing public corporation at any time in accordance with the terms of
Section 302A.671 of the MBCA. A "control share acquisition" is one in which the acquiror acquires shares which, when added to all other shares of the corporation beneficially owned by the acquiror, have (i) at least 20 percent of the voting power of the corporation, (ii) at least 33 1/3% but less than or equal to 50 percent of the voting power of the corporation and (iii) over 50 percent of the voting power of the corporation. If a proposed acquisition of control shares is approved by the affirmative vote of the holders of a majority of the corporation's voting power (and by the affirmative vote of the holders of a majority of the corporation's voting power which are not beneficially owned by the acquirer of such control shares), the restrictions do not apply to the shares acquired. St. Paul has not opted out of the Minnesota Control Share Acquisition Statute.

    USF&G

    Under Sections 3-601 to 3-603, inclusive, of the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person (other than the corporation or a subsidiary of the corporation) who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "MGCL Interested Shareholder") or an affiliate of such an MGCL Interested Shareholder are prohibited for five years after the most recent date on which the MGCL Interested Shareholder becomes an MGCL Interested Shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the MGCL Interested Shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the MGCL Interested Shareholder, voting together as a single voting group, unless, among other conditions, the corporation's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the MGCL Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the MGCL Interested Shareholder becomes an MGCL Interested Shareholder. The USF&G Board exempted the Stock Option Agreement and the issuance of shares of USF&G Common Stock pursuant thereto from Section 3-602 and determined that the issuance of shares pursuant to the Stock Option Agreement will not subject the Merger to the provisions of
Section 3-602 of the MGCL.

    Under Sections 3-701 ET SEQ. of the MGCL, "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less that one-third, (ii) one third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

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
    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders' meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

    The control share acquisition statue does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation PROVIDED, HOWEVER, that the charter or bylaw provision was adopted before the acquisition of the shares.

    Neither the USF&G Articles nor the USF&G Bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of stock of USF&G.

STATE INSURANCE COMPANY PROVISIONS RELATING TO TAKEOVERS

    ST. PAUL

    St. Paul's insurance subsidiaries are subject to the insurance statutes of the states in which they are incorporated, the states where they are licensed, and the insurance holding company acts in those states. These statutes generally require prior approval for persons acquiring control of insurance companies domiciled or commercially domiciled in the state whether directly or indirectly, through merger or acquisition or otherwise. Control is presumed upon the direct or indirect acquisition of voting securities of the insurance company in excess of specified statutory limits. Each of the states in which such insurance company subsidiary is domiciled or commercially domiciled will have approval power over such a transaction. St. Paul currently has insurance company subsidiaries domiciled in the States of California, Minnesota, Illinois, New York, Delaware, Indiana, Nebraska, Texas and North Dakota. Following the Merger, St. Paul will also have insurance company subsidiaries domiciled or commercially domiciled in those states in which USF&G's insurance subsidiaries are domiciled or commercially domiciled. As described below, USF&G has insurance company subsidiaries domiciled or commercially domiciled in the States of California, Illinois, Indiana, Iowa, Maryland, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin.

    USF&G

    USF&G's insurance subsidiaries are also subject to the insurance statutes of the states in which they are domiciled, commercially domiciled or licensed to do business, including the insurance holding company statutes of such states. These statutes also contain prohibitions on persons acquiring control of insurance companies domiciled or commercially domiciled in such state, whether through merger, acquisition or otherwise. Each of these states will have approval power over such a transaction. See "The Merger--Certain Regulatory Matters." USF&G has insurance company subsidiaries domiciled or commercially domiciled in the States of California, Illinois, Indiana, Iowa, Maryland, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin.

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FAIR PRICE AND ANTI-GREENMAIL PROVISIONS

    ST. PAUL

    Pursuant to Section 302A.675 of the MBCA, a person who has made a takeover offer (generally defined to be an offer to acquire shares pursuant to a tender offer which results in the offeror becoming the beneficial owner of more than 10% of the class of stock sought where the offeror owned 10% or less prior to the offer or increasing his ownership in that class by more than 10% where the offeror owned 10% or more prior to the offer) may not acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to the class of securities acquired, including, but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the shareholders are afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This rule does not apply if the proposed acquisition of shares is approved by a committee of the board's disinterested directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

    Section 302A.553 of the MBCA provides that a publicly held Minnesota corporation is prohibited from purchasing any voting shares owned for less than two years from a greater than 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the Minnesota corporation makes an offer of at least equal value per share to all holders of shares of the class or series of stock held by the greater than 5% shareholder and to all holders of any class or series into which such securities may be converted.

    USF&G

    Other than the conditions for business combination with an MGCL Interested Shareholder (as described under "--State Anti-Takeover Statutes"), neither the MGCL nor the USF&G Articles contain any "Anti-Greenmail" or "Fair Price" provisions which would, respectively, prevent USF&G from repurchasing shares of USF&G from a potential acquirer of USF&G, and paying a premium for those shares, in order to prevent an acquisition of USF&G by such potential acquirer, and require that transactions with specified shareholders meet certain price criteria.

SHAREHOLDERS RIGHTS PLANS

    ST. PAUL

    The St. Paul Rights Agreement is described above under the caption "Description of St. Paul Capital Stock--Rights Agreement; Series A Preferred."

    USF&G

    Under the Amended and Restated Rights Agreement, dated as of March 11, 1997 between USF&G and The Bank of New York (the "USF&G Rights Agreement"), each outstanding share of USF&G's Common Stock has attached to it and trading with it one right (a "USF&G Right") to purchase Junior Participating Preferred Stock, $50 par value, of USF&G ("Junior Preferred"). Each USF&G Right entitles the holder to purchase when exercisable one one-hundredth of a share of Junior Preferred for $105. The USF&G Rights cannot be exercised unless certain events occur, including the acquisition by a person of 15% or more of the USF&G Common Stock. At most times when exercisable, the USF&G Rights may be exercised for USF&G Common Stock or the stock of an acquiring company having a value of twice the exercise price. The USF&G Rights and the USF&G Rights Agreement will expire on October 14, 2007. The USF&G Rights Agreement was amended to provide that St. Paul will not be deemed an Acquiring

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
Person (as defined in the USF&G Rights Agreement), the Distribution Date (as defined in the USF&G Rights Agreement) will not be deemed to occur and the USF&G Rights will not separate from the USF&G Common Stock as a result of entering into the Merger Agreement and/or the Stock Option Agreement or consummating the Merger and/or the transactions contemplated thereby.

CONFLICT OF INTEREST TRANSACTIONS

    ST. PAUL

    Pursuant to Section 302A.255 of the MBCA, a contract or transaction between
(i) a corporation and any of its directors, or (ii) a corporation and any other entity in which any of its directors, officers, or legal representatives has a material financial interest, is not void or voidable solely because the director or other entity is a party or because of the presence of the director at the meeting of the board or a committee of the board that authorizes the contract or transaction, if: (i) the contract or transaction was fair and reasonable as to the corporation at the time it was authorized; or (ii) the material facts as to the contract or transaction and as to the director's interest are fully disclosed and the transaction is approved in good faith by either (A) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested director, or (B) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or (C) by a majority of disinterested directors of the board or a committee of the board.

    USF&G

    Under Section 2-419 of the MGCL and the USF&G Articles, a contract or transaction between (i) a corporation and any of its directors, or (ii) a corporation and any other entity in which any of its directors has a material financial interest, is not void or voidable solely because of a common directorship or interest, the presence of the director at the meeting of the board or a committee of the board that authorizes the contract or transaction or the counting of the vote of the director for the authorization, if (i) the fact of the common directorship or interest is known or disclosed and either (A) a majority of the disinterested directors on the board or committee approve the contract or transactions, or (B) the majority of the shares entitled to vote, other than those owned of record or beneficially owned by the interested director, approve the contract or transaction, or (ii) the contract or transaction is fair and reasonable to the corporation.

                                    EXPERTS

    The consolidated financial statements of St. Paul as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997 included in St. Paul's Current Report on Form 8-K dated February 26, 1998 and the consolidated financial statements and schedules of St. Paul as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 included in St. Paul's Annual Report on Form 10-K for the year ended December 31, 1996 are incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon, which are incorporated herein by reference and are given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of USF&G as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, included in USF&G's Current Report on Form 8-K dated February 26, 1998, and the consolidated financial statements and schedules of USF&G as of December 31, 1996, 1995 and 1994 and for each of the years in the three year period ended December 31, 1996, included in USF&G's Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports

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thereon and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information of USF&G for the three month periods ended March 31, 1997 and 1996, and the three and six month periods ended June 30, 1997 and 1996, and the three and nine month periods ended September 30, 1997 and 1996, incorporated by reference in this Joint Proxy Statment/Prospectus, the independent auditors have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in USF&G's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be limited in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the Joint Proxy Statement/Prospectus prepared or certified by the auditors within the meaning of Sections 7 and 11 of The Securities Act.

                                 LEGAL MATTERS

    The validity of the St. Paul Common Stock to be issued pursuant to the Merger will be passed upon for St. Paul by Oppenheimer, Wolff & Donnelly LLP. It is a condition to the consummation of the Merger that St. Paul and USF&G receive opinions from Sullivan & Cromwell and Piper & Marbury LLP, respectively, with respect to the tax treatment of the Merger. Mr. L.P. Scriggins, a Director of USF&G, is a partner of Piper & Marbury L.L.P.

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                          FUTURE SHAREHOLDER PROPOSALS

    Any St. Paul shareholder who intended to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of St. Paul shareholders was required to have submitted such proposal to the Corporate Secretary of St. Paul by November 26, 1997. Any USF&G shareholder who intended to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of USF&G was required to submit such proposal to the Secretary of USF&G by November 29, 1997. USF&G will not hold an annual meeting of its shareholders in 1998 if the Merger is consummated.

    The rules of the SEC set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    St. Paul and USF&G file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You can also find out information about St. Paul and USF&G from the exchanges on which our common stocks are listed. Both the St. Paul Common Stock and the USF&G Common Stock are listed on the NYSE. In addition, the USF&G Common Stock is listed on the Pacific Exchange. Information filed by St. Paul and USF&G with such exchanges may be inspected at such exchange.

    St. Paul has filed the Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the St. Paul Common Stock to be issued in the Merger. This Joint Proxy Statement/ Prospectus is a part of that Registration Statement and constitutes a prospectus of St. Paul in addition to being a proxy statement of St. Paul and USF&G for the Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

ST. PAUL SEC FILINGS (FILE NO. 0-3021)                                      PERIOD OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Year ended December 31, 1996

Quarterly Reports on Form 10-Q                            Quarters ended March 31, 1997, June 30, 1997 and
                                                          September 30, 1997

Current Reports on Form 8-K                               Filed on April 28, 1997, July 28, 1997,
                                                          October 27, 1997, January 21, 1998, January 27,
                                                          1998 and February 26, 1998

Description of St. Paul Common Stock from                 Filed on October 17, 1991
Registration Statement on Form 8-A

Description of rights to purchase Series A                Filed on December 8, 1989
Preferred from Registration Statement on
Form 8-A

USF&G SEC FILINGS (FILE NO. 1-8233)                                         PERIOD OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Year ended December 31, 1996

Quarterly Reports on Form 10-Q                            Quarters ended March 31, 1997, June 30, 1997 and
                                                          September 30, 1997

Current Reports on Form 8-K                               Filed on January 10, 1997,
                                                          March 13, 1997, March 26, 1997, January 21, 1998,
                                                          January 22, 1998 and February 26, 1998

Description of USF&G Common Stock from                    Filed on May 7, 1987
  Registration Statement on Form 8-A

Description of rights to purchase Junior                  Filed on September 21, 1987, as amended on March 14,
  Preferred Stock from Registration Statement             1997 and February 25, 1998
  on Form 8-A

    We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Meetings of our shareholders.

    St. Paul has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to St. Paul, and USF&G has supplied all such information relating to USF&G.

    If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

The St. Paul Companies, Inc.      USF&G Corporation
Bruce A. Backberg                 John F. Hoffen, Jr.
Senior Vice President and Chief   Corporate Secretary
   Legal Counsel                  6225 Centennial Way
385 Washington Street             Baltimore, MD 21209
St. Paul, MN 55102                (410) 547-3000
(612) 310-7911

    If you would like to request documents from us, please do so by March 31, 1998 to receive them before the Meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 27, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ST. PAUL COMMON STOCK IN THE MERGER SHALL BE DEEMED TO CREATE ANY IMPLICATION TO THE CONTRARY.

        INDEX OF TERMS DEFINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS

DEFINED TERM                                                                                             PAGE NO.
-------------------------------------------------------------------------------------------------------  ---------
Affiliate Letter.......................................................................................     37
Aggregate Consideration................................................................................     28
Alternative Purchase Price.............................................................................     54
Antitrust Division.....................................................................................     36
Articles of Merger.....................................................................................     42
Average Stock Price....................................................................................     14
Blake Consulting Agreement.............................................................................     57
BT Alex. Brown.........................................................................................     18
BT Alex. Brown Opinion.................................................................................     28
BT Alex. Brown Selected Transactions...................................................................     32
Closing................................................................................................     42
Closing Date...........................................................................................     35
Closing Price..........................................................................................     54
Code...................................................................................................     35
Collars................................................................................................     14
Consulting Period......................................................................................     58
Convertible Notes......................................................................................     45
Credit Suisse First Boston.............................................................................     17
Credit Suisse First Boston Comparable Acquisitions.....................................................     21
Credit Suisse First Boston Comparable Companies........................................................     21
Daily Exchange Ratio...................................................................................     25
Department.............................................................................................     43
D&O Insurance..........................................................................................     49
EBIT...................................................................................................     31
Effective Time.........................................................................................     43
EPS....................................................................................................     21
Equity Value...........................................................................................     31
Exchange Act...........................................................................................     46
Exchange Agent.........................................................................................     43
Exchange Ratio.........................................................................................     14
Excluded Shares........................................................................................     14
FTC....................................................................................................     36
five year growth rate..................................................................................     26
GAAP...................................................................................................     22
Goldman Sachs..........................................................................................     18
Goldman Sachs Selected Companies.......................................................................     25
Governmental Consents..................................................................................     50
Governmental Entity....................................................................................     44
HSR Act................................................................................................     36
IBES...................................................................................................     24
Ingrey Consulting Agreement............................................................................     58
Ingrey Stock Appreciation Rights Agreement.............................................................     58
IRS....................................................................................................     35
Joint Proxy Statement/Prospectus.......................................................................     14
Junior Preferred.......................................................................................     79
Large-Cap Companies....................................................................................     25
Large-Cap Insurers.....................................................................................     30

DEFINED TERM                                                                                             PAGE NO.
-------------------------------------------------------------------------------------------------------  ---------
Leucadia...............................................................................................     25
Lower Collar...........................................................................................     14
LTM....................................................................................................     26
Maximum Premium........................................................................................     49
MBCA...................................................................................................     37
Meetings...............................................................................................     14
Merger.................................................................................................     14
Merger Agreement.......................................................................................     14
Merger Consideration...................................................................................     14
Merger Sub.............................................................................................     14
Merger Termination Date................................................................................     54
MGCL...................................................................................................     37
MGCL Interested Shareholder............................................................................     77
Mid-Cap Companies......................................................................................     25
Mid-Cap Insurers.......................................................................................     30
Minnesota Control Share Acquisition Statute............................................................     77
1998 growth rates......................................................................................     26
Nominal Exchange Ratio.................................................................................     25
Nominal Value..........................................................................................     24
Notional Total Profit..................................................................................     55
NYSE...................................................................................................     14
Operating Earnings.....................................................................................     31
Option.................................................................................................     53
Option Purchase Price..................................................................................     53
Option Termination Date................................................................................     54
Order..................................................................................................     50
Pro Forma Analysis.....................................................................................     27
Registration Statement.................................................................................     82
Repurchase Right.......................................................................................     54
Right..................................................................................................     70
ROAA...................................................................................................     26
ROACE..................................................................................................     26
S&P 500................................................................................................     30
Sale Right.............................................................................................     54
SEC....................................................................................................     47
Securities Act.........................................................................................     37
Selected Insurers......................................................................................     30
Separation Date........................................................................................     71
Series A Preferred.....................................................................................     70
Series B Shares........................................................................................     14
Series C Shares........................................................................................     71
St. Paul...............................................................................................     14
St. Paul Acquiring Person..............................................................................     71
St. Paul Acquisition Proposal..........................................................................     52
St. Paul Articles......................................................................................     72
St. Paul Board.........................................................................................     14
St. Paul Bylaws........................................................................................     72
St. Paul Certificates..................................................................................     43
St. Paul Common Stock..................................................................................     14
St. Paul Compensation and Benefit Plans................................................................     44

DEFINED TERM                                                                                             PAGE NO.
-------------------------------------------------------------------------------------------------------  ---------
St. Paul Material Adverse Effect.......................................................................     51
St. Paul Record Date...................................................................................     60
St. Paul Rights Agreement..............................................................................     70
St. Paul Special Meeting...............................................................................     14
St. Paul Stock Split...................................................................................     15
St. Paul Voting Stock..................................................................................     14
Stand Alone Analysis...................................................................................     27
Stock Acquisition Date.................................................................................     71
Stock Option Agreement.................................................................................     44
Superior Proposal......................................................................................     47
Termination Date.......................................................................................     51
Total Profit...........................................................................................     55
Triggering Event.......................................................................................     53
Upper Collar...........................................................................................     14
USF&G..................................................................................................     14
USF&G Acquisition Proposal.............................................................................     46
USF&G Articles.........................................................................................     72
USF&G Board............................................................................................     14
USF&G Bylaws...........................................................................................     72
USF&G Certificates.....................................................................................     43
USF&G Common Stock.....................................................................................     14
USF&G Compensation and Benefit Plans...................................................................     44
USF&G Directors' Plan..................................................................................     58
USF&G Executive Officers...............................................................................     55
USF&G Executive Severance Agreements...................................................................     55
USF&G Material Adverse Effect..........................................................................     50
USF&G Named Executive Officer..........................................................................     56
USF&G Option...........................................................................................     48
USF&G Plans............................................................................................     44
USF&G Record Date......................................................................................     60
USF&G Right............................................................................................     79
USF&G Rights Agreement.................................................................................     79
USF&G Shares...........................................................................................     53
USF&G Special Meeting..................................................................................     14
USF&G Stock Plans......................................................................................     45
Vested Stock Units.....................................................................................     48

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               USF&G CORPORATION,

                          THE ST. PAUL COMPANIES, INC.

                                      AND

                             SP MERGER CORPORATION

                          DATED AS OF JANUARY 19, 1998

                     (AS AMENDED THROUGH FEBRUARY 26, 1998)

                               TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                       ---------

                                                            RECITALS

                                                           ARTICLE I

                                              THE MERGER; CLOSING; EFFECTIVE TIME

1.1.       The Merger................................................................................................        A-1
1.2.       Closing...................................................................................................        A-1
1.3.       Effective Time............................................................................................        A-1

                                                           ARTICLE II

                                                       CHARTER AND BYLAWS
                                                  OF THE SURVIVING CORPORATION

2.1.       The Charter...............................................................................................        A-2
2.2.       The Bylaws................................................................................................        A-2

                                                          ARTICLE III

                                                     OFFICERS AND DIRECTORS
                                                  OF THE SURVIVING CORPORATION

3.1.       Directors.................................................................................................        A-2
3.2.       Officers..................................................................................................        A-2

                                                           ARTICLE IV

                                                 EFFECT OF THE MERGER ON STOCK;
                                                    EXCHANGE OF CERTIFICATES

4.1.       Effect on Stock...........................................................................................        A-2
           (a)        Merger Consideration...........................................................................        A-3
           (b)        Cancellation of Shares.........................................................................        A-3
           (c)        Merger Subsidiary..............................................................................        A-3
4.2.       Exchange of Certificates for Shares.......................................................................        A-3
           (a)        Exchange Agent.................................................................................        A-3
           (b)        Exchange Procedures............................................................................        A-3
           (c)        Distributions with Respect to Unexchanged Shares; Voting.......................................        A-4
           (d)        Transfers......................................................................................        A-4
           (e)        Fractional Shares..............................................................................        A-4
           (f)        Termination of Exchange Fund...................................................................        A-5
           (g)        Lost, Stolen or Destroyed Certificates.........................................................        A-5
           (h)        Affiliates.....................................................................................        A-5
4.3.       Dissenters' Rights........................................................................................        A-5
4.4.       Adjustments to Prevent Dilution...........................................................................        A-5
4.5.       Treatment of the Convertible Notes........................................................................        A-5

                                                                                                                         PAGE
                                                                                                                       ---------
                                                           ARTICLE V

                                                 REPRESENTATIONS AND WARRANTIES

5.1.       Representations and Warranties of the Company.............................................................        A-5
           (a)        Organization, Good Standing and Qualification..................................................        A-5
           (b)        Capital Structure..............................................................................        A-6
           (c)        Corporate Authority; Approval and Fairness.....................................................        A-7
           (d)        Governmental Filings; No Violations............................................................        A-7
           (e)        Company Reports; Financial Statements..........................................................        A-8
           (f)        Absence of Certain Changes.....................................................................        A-9
           (g)        Litigation and Liabilities.....................................................................        A-9
           (h)        Employee Benefits..............................................................................       A-10
           (i)        Compliance with Laws; Permits..................................................................       A-11
           (j)        Takeover Statutes..............................................................................       A-12
           (k)        Environmental Matters..........................................................................       A-12
           (l)        Accounting and Tax Matters.....................................................................       A-13
           (m)        Taxes..........................................................................................       A-13
           (n)        Labor Matters..................................................................................       A-14
           (o)        Intellectual Property..........................................................................       A-14
           (p)        Material Contracts.............................................................................       A-15
           (q)        Rights Plan....................................................................................       A-15
           (r)        Brokers and Finders............................................................................       A-15
           (s)        Insurance Matters..............................................................................       A-16
           (t)        Liabilities and Reserves.......................................................................       A-17
           (u)        Investment Advisory Matters....................................................................       A-18
5.2.       Representations and Warranties of Parent and Merger Subsidiary............................................       A-18
           (a)        Capitalization of Merger Subsidiary............................................................       A-18
           (b)        Organization, Good Standing and Qualification..................................................       A-18
           (c)        Capital Structure..............................................................................       A-19
           (d)        Corporate Authority; Fairness..................................................................       A-20
           (e)        Governmental Filings; No Violations............................................................       A-20
           (f)        Parent Reports; Financial Statements...........................................................       A-21
           (g)        Absence of Certain Changes.....................................................................       A-22
           (h)        Litigation and Liabilities.....................................................................       A-22
           (i)        Employee Benefits..............................................................................       A-22
           (j)        Compliance with Laws; Permits..................................................................       A-23
           (k)        Environmental Matters..........................................................................       A-24
           (l)        Accounting and Tax Matters.....................................................................       A-25
           (m)        Taxes..........................................................................................       A-25
           (n)        Labor Matters..................................................................................       A-25
           (o)        Material Contracts.............................................................................       A-25
           (p)        Ownership of Shares............................................................................       A-25
           (q)        Brokers and Finders............................................................................       A-26
           (r)        Insurance Matters..............................................................................       A-26
           (s)        Liabilities and Reserves.......................................................................       A-26

                                                                                                                         PAGE
                                                                                                                       ---------
                                                           ARTICLE VI

                                                           COVENANTS

6.1.       (a)        Interim Operations of the Company..............................................................       A-27
6.1.       (b)        Interim Operations of Parent...................................................................       A-29
6.2.       Company Acquisition Proposals.............................................................................       A-29
6.3.       Information Supplied......................................................................................       A-30
6.4.       Stockholders Meetings.....................................................................................       A-31
6.5.       Filings; Other Actions; Notification......................................................................       A-31
6.6.       Taxation and Accounting...................................................................................       A-32
6.7.       Access....................................................................................................       A-32
6.8.       Affiliates................................................................................................       A-32
6.9.       Stock Exchange Listing....................................................................................       A-33
6.10.      Publicity.................................................................................................       A-33
6.11.      Benefits..................................................................................................       A-33
           (a)        Stock Options..................................................................................       A-33
           (b)        Employee Benefits..............................................................................       A-34
6.12.      Expenses..................................................................................................       A-34
6.13.      Indemnification; Directors' and Officers' Insurance.......................................................       A-34
6.14.      Election to Parent's Board of Directors...................................................................       A-35
6.15.      Convertible Notes.........................................................................................       A-35
6.16.      Satisfaction of Section 15 of the 1940 Act................................................................       A-35
6.17.      Advisory Contract Consents................................................................................       A-36
6.18.      Other Actions by the Company and Parent...................................................................       A-36
           (a)        Rights.........................................................................................       A-36
           (b)        Takeover Statute...............................................................................       A-36
           (c)        Dividends......................................................................................       A-36

                                                          ARTICLE VII

                                                           CONDITIONS

7.1.       Conditions to Each Party's Obligation to Effect the Merger................................................       A-36
           (a)        Stockholder Approval...........................................................................       A-36
           (b)        NYSE Listing...................................................................................       A-36
           (c)        Regulatory Consents............................................................................       A-37
           (d)        Litigation.....................................................................................       A-37
           (e)        S-4............................................................................................       A-37
7.2.       Conditions to Obligations of Parent and Merger Subsidiary.................................................       A-37
           (a)        Representations and Warranties.................................................................       A-37
           (b)        Performance of Obligations of the Company......................................................       A-37
           (c)        Consents.......................................................................................       A-37
           (d)        Tax Opinion....................................................................................       A-38
           (e)        Accountant Letters.............................................................................       A-38
7.3.       Conditions to Obligation of the Company...................................................................       A-38
           (a)        Representations and Warranties.................................................................       A-38
           (b)        Performance of Obligations of Parent and Merger Subsidiary.....................................       A-38
           (c)        Consents Under Agreements......................................................................       A-38
           (d)        Tax Opinion....................................................................................       A-38
           (e)        Accountant Letters.............................................................................       A-39

                                                                                                                         PAGE
                                                                                                                       ---------
                                                          ARTICLE VIII

                                                          TERMINATION

8.1.       Termination by Mutual Consent.............................................................................       A-39
8.2.       Termination by Either Parent or the Company...............................................................       A-39
8.3.       Termination by the Company................................................................................       A-39
8.4.       Termination by Parent.....................................................................................       A-40
8.5.       Effect of Termination and Abandonment.....................................................................       A-40

                                                           ARTICLE IX

                                                   MISCELLANEOUS AND GENERAL

9.1.       Survival..................................................................................................       A-41
9.2.       Modification or Amendment.................................................................................       A-41
9.3.       Waiver of Conditions......................................................................................       A-41
9.4.       Counterparts..............................................................................................       A-41
9.5.       GOVERNING LAW; WAIVER OF JURY TRIAL.......................................................................       A-41
9.6.       Notices...................................................................................................       A-42
9.7.       Entire Agreement; No Other Representations................................................................       A-42
9.8.       No Third Party Beneficiaries..............................................................................       A-43
9.9.       Obligations of Parent and of the Company..................................................................       A-43
9.10.      Severability..............................................................................................       A-43
9.11.      Interpretation............................................................................................       A-43
9.12.      Assignment................................................................................................       A-43
9.13.      Location of Certain Definitions...........................................................................       A-44

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of January 19, 1998, as amended through February 26, 1998, among USF&G Corporation, a Maryland corporation (the "COMPANY"), The St. Paul Companies, Inc., a Minnesota corporation ("PARENT"), and SP Merger Corporation, a Maryland corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY," the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

    WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of Merger Subsidiary with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, the Company is entering into a stock option agreement with Parent (the "STOCK OPTION AGREEMENT"), pursuant to which the Company has granted to Parent an option to purchase Shares (as defined in Section 4.1(a)) under the terms and conditions set forth in the Stock Option Agreement;

    WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

    WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

    WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Maryland General Corporation Law, as amended (the "MGCL").

    1.2. CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

    1.3. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "MARYLAND ARTICLES OF MERGER") to be executed, acknowledged and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the "DEPARTMENT") as provided in Section 3-107 of the MGCL. The Merger shall become effective at the time the Department accepts for record the Maryland Articles of Merger or at such later time agreed by the Company and Parent and established under the Maryland Articles of Merger, not to exceed 30 days after the Maryland Articles of Merger are accepted for record by the Department (the "EFFECTIVE TIME").

                                   ARTICLE II
                               CHARTER AND BYLAWS
                          OF THE SURVIVING CORPORATION

    2.1. THE CHARTER. The charter of the Company as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law, except that (i) Article Fifth of the Charter shall be amended to read in its entirety as follows: "The name and address of the resident agent of the Corporation in this state are James J. Hanks, Jr., 300 East Lombard Street, Baltimore, Maryland 21202, (ii) Article Sixth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share", and (iii) Article Seventh shall be deleted in its entirety with all subsequent Articles renumbered accordingly.

    2.2. THE BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "BYLAWS"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

    3.1. DIRECTORS. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

    3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                   ARTICLE IV
                         EFFECT OF THE MERGER ON STOCK;
                            EXCHANGE OF CERTIFICATES

    4.1. EFFECT ON STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

    (a) MERGER CONSIDERATION. Each share of common stock, par value $2.50 per share, of the Company (each a "Share" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "PARENT COMPANIES") or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third parties) ("EXCLUDED SHARES")) shall be converted into, and become exchangeable for the right to receive (the "MERGER CONSIDERATION") that number of shares (the "EXCHANGE RATIO") of common stock, no par value ("PARENT COMMON STOCK"), of Parent determined by dividing $22 by the average of the daily average per share high and low sales prices of one share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the Stockholders Meeting (as defined in Section 6.4 hereof) rounded to the fourth decimal place (the "AVERAGE PARENT PRICE"), provided, that, (i) if the Average Parent Price is less than $74 (the "LOWER COLLAR"), the Exchange Ratio shall be 0.2973; and (ii) if the Average Parent Price is greater than $78 (the "UPPER COLLAR" and, together with the Lower Collar, the "COLLARS"), the Exchange Ratio shall be
0.2821. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 4.2(e), if any, and any distribution or dividend pursuant to Section 4.2(c).

    (b) CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect Subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) MERGER SUBSIDIARY. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    4.2. EXCHANGE OF CERTIFICATES FOR SHARES.

    (a) EXCHANGE AGENT. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent prior to the Effective Time with the Company's prior approval, which shall not be unreasonably withheld (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the last sentence of Section 4.1(a) (including cash in lieu of fractional Shares) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional Shares, being hereinafter referred to as the "EXCHANGE FUND").

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

    For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING.

        (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (ii) Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall be entitled to vote after the Effective Time at any meeting of Parent stockholders (or consent in connection with any consent in lieu of meeting) the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

    (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

    (e) FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

    (h) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "AFFILIATE" (defined to mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person) (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8 hereof.

    4.3. DISSENTERS' RIGHTS. In accordance with Section 3-202 of the MGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

    4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Collars shall be equitably adjusted.

    4.5. TREATMENT OF THE CONVERTIBLE NOTES. The Convertible Notes (as defined in Section 5.1(b)) shall be treated as set forth in Section 6.15.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

    (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its

Subsidiaries' charter and by-laws or other organizational documents, each as amended to the date hereof. The Company's and its Subsidiaries' charter and by-laws or other organizational documents so made available are in full force and effect.

    As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of the operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general, changes resulting from any event that is designated to be a "catastrophe" by the Property Claims Services Division of the American Insurance Services Group, Inc., changes resulting from insurance exposures not known to any of the Responsible Executive Officers of the Company after due inquiry on or prior to the date of this Agreement or, if known, disclosed on or prior to the date of this Agreement to an employee of Parent having substantial responsibility for due diligence in connection with the transactions contemplated by this Agreement, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby.

    For purposes of this Agreement, the term "RESPONSIBLE EXECUTIVE OFFICERS OF THE COMPANY" shall mean the persons designated as such in Section 5.1(a) of the Company Disclosure Letter.

    The Company conducts its insurance operations through the Subsidiaries listed in Section 5.1(a) of the Company Disclosure Letter (collectively, the "COMPANY INSURANCE SUBSIDIARIES"). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company or reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Company Material Adverse Effect.

    Except for the Company Insurance Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company or the ownership of which would require Parent to file a notification form under or observe applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

    (b) CAPITAL STRUCTURE. The authorized stock of the Company consists of 240,000,000 Shares, of which 116,470,432 Shares were outstanding as of the close of business on January 15, 1998, and 12,000,000 shares of Preferred Stock, par value $50.00 per share (the "PREFERRED SHARES"), of which no shares were outstanding as of the close of business on January 15, 1998. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Shares reserved for issuance under the Stock Option Agreement, the Company has no commitments to issue or deliver Shares or Preferred Shares, except that, as of January 15, 1998, there were 10,116,531 Shares subject to issuance pursuant to the Company's Stock Incentive Plan of 1997, Amended and Restated 1993 Stock Plan for Non-Employee Directors, the 1992 Employee Stock Option Plan, Stock Incentive Plan of 1991, Stock Option Plan of 1990, Stock Option Plan of 1987, 1994 Stock Plan for Employees of the Company and Titan Stock Option Plans (the "COMPANY STOCK PLANS"), 2,400,000 Preferred Shares subject to issuance pursuant to the

Amended and Restated Rights Agreement, dated as of March 11, 1997, between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGREEMENT"), and 5,181,588 Shares subject to issuance pursuant to the Company's Zero Coupon Convertible Notes due 2009 (the "CONVERTIBLE NOTES"). The Company Disclosure Letter contains a list, which is complete and accurate in all material respects as of the date specified therein, of each outstanding option to purchase or acquire Shares under each of the Company Stock Plans (each a "COMPANY OPTION"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (b), convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

        (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of the Merger by the holders of at least two-thirds of the outstanding Shares (the "COMPANY REQUISITE VOTE"), the Merger. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

        (ii) The board of directors of the Company (A) has approved this Agreement, the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby, (B) has declared that the Merger and the other transactions contemplated by this Agreement are advisable and (C) has received the opinions of each of its financial advisors, Goldman, Sachs & Co. and BT Alex. Brown Incorporated, to the effect that, as of the dates of such opinions, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the filings and/or notices (A) pursuant to Section 1.3 hereof, (B) under the HSR Act, the Securities Exchange Act of 1934 (the "SECURITIES EXCHANGE ACT") and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) to comply with state securities or "blue-sky" laws,
    (D) required to be made with the NYSE, the Pacific Stock Exchange, the London Stock Exchange or the Swiss Stock Exchange and (E) of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states of Maryland, Illinois, Indiana, Iowa, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin and such notices and consents as may be required under the insurance laws of any jurisdiction in which the Company, Parent or any of their respective subsidiaries is domiciled or does business or is licensed or authorized as an insurance company, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement and the Stock

    Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement and the Stock Option Agreement.

        (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon the Company or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in
    Section 5.1(d)(i)) any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or
    (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth, to the knowledge of the executive officers of the Company, a good faith list of contracts (by category and type, where applicable) material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

    (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 (the "AUDIT DATE"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

    The Company has delivered or made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "COMPANY SAP STATEMENTS"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by Ernst & Young LLP, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered or made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1994 relating to the Company Insurance Subsidiaries.

    (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which any executive officer of the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except as permitted by Section 6.1(a) hereof; (iv) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP or statutory accounting principles; (v) any material addition to the Company's consolidated reserves for future policy benefits or other policy claims and benefits prior to the date of this Agreement; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since June 30, 1997, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers at the senior vice president level or above or any amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course.

    (g) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of any executive officer of the Company, threatened against the Company or any of its affiliates or (ii) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which any executive officer of the Company has knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for insurance claims litigation arising in the ordinary course for which claims reserves have been established and except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

    (h) EMPLOYEE BENEFITS.

        (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

        (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

       (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under
    Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement and the Stock Option Agreement.

        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

        (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

       (vii) The change in control contemplated by the Merger will not (x) entitle any employees of the Company or its Subsidiaries to severance pay,
    (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

      (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

        (ix) The number of individuals who perform services for the Company or any of its Subsidiaries on a full-time basis but who are not employees of the Company or any of its Subsidiaries does not exceed 10% of the workforce of the Company and its Subsidiaries.

        (x) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "EXCESS PARACHUTE PAYMENT" (as such term is defined in Section 280G(b)(1) of the Code).

    (i) COMPLIANCE WITH LAWS; PERMITS.

        (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "INSURANCE LAWS"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the executive officers of the Company its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (a) all applicable prohibitions against "redlining" or withdrawal of business lines, (b) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (c) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of the

    Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

        (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "LAWS"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

    (j) TAKEOVER STATUTES. No restrictive provision of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Section 3-602 of the MGCL) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or any other transaction contemplated by this Agreement or the Stock Option Agreement.

    (k) ENVIRONMENTAL MATTERS. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:
(i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property (excluding policies written in connection with the insurance business); (v) no Hazardous Substance has been transported from any of the properties owned or operated by the Company or any of its Subsidiaries other than as permitted under applicable Environmental Law; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) the Company and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (excluding policies written in connection with the insurance business); and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

    As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

    (l) ACCOUNTING AND TAX MATTERS. As of the date hereof, neither the Company nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    (m) TAXES. Except as provided in Section 5.1(m) of the Company Disclosure
Letter:

        (i) the Company and each of its Subsidiaries have filed completely and correctly in all material respects all Tax Returns (as defined below) which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all material Taxes (as defined below) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been prepared, in all material respects, in accordance with all applicable laws consistently applied;

        (ii) all material Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

       (iii) no liens for a material amount of Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

        (iv) all of the U.S. Federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs; and

        (v) there is no audit, examination, deficiency, or refund litigation pending with respect to any material amount of Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any material amount of Taxes;

    As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "TAX RETURN(S)" shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term "TAXING AUTHORITY" shall mean any authority responsible for the imposition of any Tax.

    (n) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

    (o) INTELLECTUAL PROPERTY.

        (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

        (ii) Except as disclosed in Company Reports filed prior to the date hereof or as is not reasonably likely to have a Company Material Adverse
    Effect:

           (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

           (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

           (C) the executive officers of the Company do not know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

           (D) to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

    (p) MATERIAL CONTRACTS. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor any other party is in breach of or in default under any such contract except for such breaches and defaults as individually or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

    (q) RIGHTS PLAN.

            (i) The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person, the Distribution Date (each as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "RIGHTS") will not separate from the Shares, as a result of entering into this Agreement and/or the Stock Option Agreement or consummating the Merger and/or the other transactions contemplated hereby and/or thereby.

            (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

    (r) BROKERS AND FINDERS. Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement or the Stock Option Agreement, except that the Company has employed Goldman, Sachs & Co. and BT Alex. Brown Incorporated as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

    (s) INSURANCE MATTERS.

            (i) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "COMPANY INSURANCE CONTRACTS") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

            (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1996.

           (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). To the knowledge of the executive officers of the Company, the information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the executive officers of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

            (iv) As of the date hereof, the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason other than as a result of the transactions contemplated hereby.

            (v) Except as would not reasonably be expected to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "HOLD HARMLESS" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "HOLD HARMLESS" indemnification agreements so set forth.

    (t) LIABILITIES AND RESERVES.

        (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for the year ended December 31, 1996 for future insurance policy benefits, losses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and are fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws.

        (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the executive officers of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

    (u) INVESTMENT ADVISORY MATTERS.

        (i) No Company Insurance Subsidiary maintains any separate account or accounts.

        (ii) Each of the Company Insurance Subsidiaries is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

       (iii) Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment adviser," as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940 (the "1940 ACT"), whether or not registered under the Investment Advisers Act of 1940, as amended, of any Person required to be registered under the 1940 Act, except that the Company has an indirect 50% general partnership interest in Pacholder & Company ("PACHOLDER"), which advises one registered investment company. Neither the Company nor any of its Subsidiaries is an "INVESTMENT COMPANY" as defined in the 1940 Act, and neither the Company nor any of its Subsidiaries is a promoter (as such term is defined in Section 2(a)(30) of the 1940 Act) of any Person that is such an investment company.

        (iv) Neither the Company nor any of its Subsidiaries conducts activities of, controls, owns more than a 20% interest in, or is deemed under applicable law to control any Person that is, an investment adviser as defined in the Investment Advisers Act of 1940, as amended (whether or not registered under such Act), other than Pacholder (which has no clients other than Pacholder Fund, Inc.), Pacholder Associates, Inc., Falcon Asset Management Inc. and USF&G Realty Advisers, Inc. (together, the "ASSET MANAGEMENT SUBSIDIARIES").

    5.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

    (a) CAPITALIZATION OF MERGER SUBSIDIARY. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

    (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and each of Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and its Subsidiaries' charter and by-laws or other organizational documents, each as amended to the date hereof. Parent's and its Subsidiaries' charter and by-laws or other organizational documents so made available are in full force and effect.

    As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of the operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general, changes resulting from any event that is designated to be a "CATASTROPHE" by the Property Claims Services Division of the American Insurance Services Group, Inc., changes resulting from insurance exposures not known to any of the Responsible Executive Officers of Parent after due inquiry on or prior to the date of this Agreement or, if known, disclosed on or prior to the date of this Agreement to an employee of the Company having substantial responsibility for due diligence in connection with the transactions contemplated by this Agreement, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby.

    For purposes of this Agreement, the term "RESPONSIBLE EXECUTIVE OFFICERS OF PARENT" shall mean the persons designated as such in Section 5.2(b) of the Parent Disclosure Letter.

    Parent conducts its insurance operations through the Subsidiaries listed in
Section 5.2(b) of the Parent Disclosure Letter (collectively, the "PARENT INSURANCE SUBSIDIARIES"). Each of the Parent Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company or a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Parent Material Adverse Effect. Parent has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Parent Material Adverse Effect.

    Except for the Parent Insurance Subsidiaries, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Parent.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock, of which 83,733,652 shares were outstanding as of the close of business on January 16, 1998, and 5,000,000 undesignated shares, of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock (the "PARENT SERIES A PREFERRED STOCK"), 1,450,000 shares have been designated as Series B Convertible Preferred Stock (the "PARENT SERIES B PREFERRED STOCK") and 41,400 shares have been designated as Series C Cumulative Convertible Preferred Stock (the "PARENT SERIES C PREFERRED STOCK" and, collectively with the Parent Series A Preferred Stock and the Parent Series B Preferred Stock, the "PARENT PREFERRED SHARES"). As of the close of business on January 16, 1998, there were no shares of Parent Series A Preferred Stock outstanding, 955,594 shares of Parent Series B Stock outstanding and no shares of Parent Series C Preferred Stock outstanding. All of the outstanding Parent Common Stock and Parent Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no commitments to issue or deliver Common Stock or Parent Preferred Shares, except that, as of January 16, 1998, there were 5,651,858 shares of Parent Common Stock reserved for issuance pursuant to the Parent stock option and other plans listed on Section 5.2(c) of the Parent Disclosure Letter (the "PARENT STOCK PLANS"), 7,331,026 shares of Parent Common Stock subject to issuance upon conversion of shares of Parent Series B Preferred Stock and Parent Series C Preferred Stock or Parent's 6% Convertible Subordinated Debentures due 2025, 41,400 shares of Parent Series C Preferred Stock reserved for issuance upon the exchange of Parent's 6% Convertible Subordinated Debentures due 2025 and 50,000 shares of Parent Series A Preferred Stock reserved for issuance pursuant to the Amended and Restated Shareholder Protection Rights Agreement, dated as of December 4, 1989, as amended as of March 9, 1990 and as amended and restated as of August 1, 1995, between Parent and First Chicago Trust Company of New York (the "PARENT RIGHTS AGREEMENT"). Each of the outstanding shares of capital stock of each of Parent's

Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations, evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (c), convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

    (d) CORPORATE AUTHORITY; FAIRNESS.

        (i) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, with respect to Parent, under the Stock Option Agreement, and to consummate, subject only to approval at a meeting of stockholders of the issuance of the shares of Parent Common Stock required to be issued pursuant to Article IV hereof by the holders of shares of Parent Common Stock and Parent Series B Preferred Stock representing a majority of the votes represented by the outstanding shares of Parent Common Stock and Parent Series B Preferred Stock present and voting at the meeting (the "PARENT REQUISITE VOTE"), the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Stock Option Agreement is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

       (iii) The board of directors of Parent has received the opinion of its financial advisors, Credit Suisse First Boston Corporation, to the effect that as of the date hereof the Exchange Ratio is fair to Parent from a financial point of view.

    (e) GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the filings and/or notices (A) pursuant to Section 1.3 hereof, (B) under the HSR Act, the Securities Exchange Act and the Securities Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the NYSE or the London Stock Exchange and (E) of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states of Maryland, Illinois, Indiana, Iowa, Michigan, Mississippi, New York, Ohio, Texas, Vermont and Wisconsin and such notices and consents as may be required under the insurance laws of any jurisdiction in which the Company, Parent or any of their respective subsidiaries is domiciled or does business or is licensed or authorized as an insurance company, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and of the Stock Option Agreement by Parent and the consummation by

    Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

        (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and of the Stock Option Agreement by Parent do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(e)(i)) any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

    (f) PARENT REPORTS; FINANCIAL STATEMENTS. Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 (the "PARENT AUDIT DATE"), including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "PARENT REPORTS"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations and cash flows as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

    Parent has delivered or made available to the Company true and complete copies of the annual and quarterly statements of each of the Parent Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "PARENT SAP STATEMENTS"). The Parent SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory financial statements of certain Parent Insurance Subsidiaries have been audited by KPMG Peat Marwick LLP, and Parent has delivered to the Company true and complete copies of such audited statutory financial statements and the audit opinions relating thereto. Parent has delivered or made available to the Company true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1994 relating to the Parent Insurance Subsidiaries.

    (g) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which any executive officer of Parent has knowledge that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of Parent except as permitted by Section 6.1(b) hereof;
(iv) any change by Parent in accounting principles, practices or methods other than as required by changes in applicable GAAP or statutory accounting principles; (v) any material addition to Parent's consolidated loss reserves or other policy claims and benefits prior to the date of this Agreement; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Parent Insurance Subsidiary.

    (h) LITIGATION AND LIABILITIES. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of any executive officer of Parent, threatened against Parent or any of its affiliates or (ii) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which any executive officer of Parent has knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its affiliates, except for insurance claims litigation arising in the ordinary course for which claims reserves have been established and except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

    (i) EMPLOYEE BENEFITS.

        (i) Each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the "PARENT COMPENSATION AND BENEFIT PLANS") is in substantial compliance with all applicable law, including the Code and ERISA. Each Parent Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PARENT PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of Parent, threatened material litigation relating to the Parent

    Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
    Section 502 of ERISA.

        (ii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of an entity which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code (a "PARENT ERISA AFFILIATE"). Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Parent Pension Plan or by any Parent ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

       (iii) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Parent Pension Plan nor any single-employer plan of a Parent ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Parent nor its Subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any single-employer plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (iv) Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Parent Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition of such Parent Pension Plan since the last day of the most recent plan year.

        (v) All Parent Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of Parent and its Subsidiaries comply in all material respects with applicable local law. Parent and its Subsidiaries have no material unfunded liabilities with respect to any Parent Pension Plan that covers such non-U.S. employees.

    (j) COMPLIANCE WITH LAWS; PERMITS.

        (i) The business and operations of Parent and the Parent Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, each Parent Insurance Subsidiary and, to the knowledge of the executive officers of Parent, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (a) all applicable prohibitions against "redlining" or withdrawal of business lines, (b) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (c) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of

    Parent, threatened charge by any insurance regulatory authority that any of the Parent Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of Parent, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; (ii) none of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; and (iii) the Parent Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

        (ii) In addition to Insurance Laws, except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Except as set forth in the Parent Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. To the knowledge of the executive officers of Parent, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

    (k) ENVIRONMENTAL MATTERS. Except as disclosed in the Parent Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect:
(i) Parent and its Subsidiaries are in substantial compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Parent (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property (excluding policies written in connection with the insurance business); (v) no Hazardous Substance has been transported from any of the properties owned or operated by Parent or any of its Subsidiaries other than as permitted under applicable Environmental Law; (vi) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) Parent and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any

Environmental Law or relating to Hazardous Substances (excluding policies written in connection with the insurance business); and (viii) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of Parent pursuant to any Environmental Law.

    (l) ACCOUNTING AND TAX MATTERS. As of the date hereof, neither Parent nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    (m) TAXES. Except as provided in Section 5.2(m) of the Parent Disclosure
Letter:

        (i) Parent and each of its Subsidiaries have filed completely and correctly in all material respects all Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all material Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Parent Reports. The Tax Returns of Parent and its Subsidiaries have been prepared, in all material respects, in accordance with all applicable laws consistently applied;

        (ii) all material Taxes which Parent and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable;

       (iii) no liens for a material amount of Taxes exist with respect to any of the assets or properties of Parent or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

        (iv) all of the U.S. Federal income Tax Returns filed by or on behalf of each of Parent and its Subsidiaries have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs; and

        (v) there is no audit, examination, deficiency, or refund litigation pending with respect to any material amount of Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any material amount of Taxes.

    (n) LABOR MATTERS. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

    (o) MATERIAL CONTRACTS. All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent Reports or to be filed as exhibits thereto are described in the Parent Reports or filed as exhibits thereto and are in full force and effect. Neither Parent nor any of its Subsidiaries nor any other party is in breach of or in default under any such contract except for such breaches and defaults as individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect.

    (p) OWNERSHIP OF SHARES. Neither Parent nor any of its Subsidiaries "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Rights Agreement, as amended, or for purposes of Section 3-601 of the
MGCL) 10% of more of the outstanding Shares.

    (q) BROKERS AND FINDERS. Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, except that Parent has employed Credit Suisse First Boston Corporation as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

    (r) INSURANCE MATTERS.

        (i) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Parent Insurance Subsidiaries (the "PARENT INSURANCE CONTRACTS") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Parent or any Parent Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

        (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which Parent or any Parent Insurance Subsidiary is a party or under which Parent or any Parent Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a Parent Material Adverse Effect.

       (iii) Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to Parent or any Parent Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "PARENT ACTUARIAL ANALYSES"). To the knowledge of the executive officers of Parent, the information and data furnished by Parent or any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the executive officers of Parent, each Parent Actuarial Analysis was based upon an accurate inventory of policies in force for Parent and the Parent Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

        (iv) As of the date hereof, Parent has no reason to believe that any rating presently held by the Parent Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason other than as a result of the transactions contemplated hereby.

    (s) LIABILITIES AND RESERVES.

        (i) The reserves carried on the Parent SAP Statements of each Parent Insurance Subsidiary for the year ended December 31, 1996 for losses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and are fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Parent and each Parent Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Parent SAP Statements. The admitted assets of Parent and each Parent Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws.

        (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the executive officers of Parent, no claim or assessment is pending or threatened against any Parent Insurance Subsidiary which is peculiar or unique to such Parent Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

                                   ARTICLE VI
                                   COVENANTS

       6.1.(a) INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement or set forth in Section 6.1(a) of the Company Disclosure Letter), without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (i) its and its Subsidiaries' businesses shall be conducted in all material respects in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage (through acquisition, product extension or otherwise), in any material respect, in any new line of business);

        (ii) to the extent consistent with (a) above it and its Subsidiaries shall use their reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

       (iii) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its charter or by-laws or amend, modify or terminate the Rights Agreement; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by the Company not in excess of $.07 per share; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

        (iv) neither it nor any of its Subsidiaries shall (i) except as permitted under clause (v), issue, sell, pledge, dispose of or encumber any
    (x) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or (y) securities convertible into or exchangeable for any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans or upon conversion of the Convertible Notes); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of its Subsidiaries) or take any action to incur or modify any material indebtedness or other material liability; (iii) other than for information systems, make or authorize or commit for any capital expenditures other than in amounts less than $20.0 million individually and $20.0 million in the aggregate; or (iv) make or authorize or commit for any capital expenditures for information systems except for amounts which, individually or in the aggregate, are less than $25.0 million; or (v) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or as otherwise permitted by Section 6.1(a);

        (v) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for employees of the Company occurring in the ordinary and usual course of business (which shall include, but not be limited to, (i) regular annual grants of options under the Company Stock Plans, the number of Company Options subject to and the recipient of each such grant to be determined in consultation with Parent; PROVIDED that the vesting of such options shall not accelerate as a result of the change in control contemplated by the Merger and PROVIDED, FURTHER, that the maximum number of Shares issuable pursuant to such options shall be calculated in accordance with past practice and the terms of the Company Stock Plans and shall not exceed 3,300,000 Shares (each such option, when granted, shall be a Company Option), (ii) grants and payment of awards under the Company's Management Incentive Plan and Long-Term Incentive Plan in accordance with the terms of such plans and (iii) salary increases for those employees who have a rank of vice president or higher in accordance with the Company's normal salary guidelines and annual salary pool which, in the aggregate, do not exceed 4% of their aggregate current salaries, and salary increases for other employees which do not exceed, in the aggregate, 3.5% of their aggregate current salaries) and except reasonable retention arrangements which are necessary for the operation of the Company entered into with the prior written consent of Parent, which consent shall not be unreasonably withheld.

        (vi) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy (x) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $2,500,000 or (y) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (I) the payment, discharge or satisfaction of such claims, liabilities or obligations in the ordinary and usual course of business for amounts not in excess of $500,000 or (II) ordinary course repayment of indebtedness or payment of contractual obligations when due;

       (vii) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

      (viii) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or affiliates;

        (ix) neither it nor any of its Subsidiaries shall enter into any (x) new quota share or reinsurance transaction pursuant to which $2,000,000 or more in annualceded written premiums are ceded by the Company Insurance Subsidiaries or (y) renewal, extension or modification of an existing treaty or other program pursuant to which $15,000,000 or more in annual ceded written premiums are ceded by the Company Insurance Subsidiaries;

        (x) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

        (xi) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

    6.1.(b) INTERIM OPERATIONS OF PARENT. Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement or as set forth in Section 6.1(b) of the Parent Disclosure Letter), without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

        (i) its and its Subsidiaries' businesses shall be conducted in the ordinary and usual course;

        (ii) to the extent consistent with (i) above, each of it and its Subsidiaries shall use their reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

       (iii) it shall not (v) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Significant Subsidiaries (as defined in Regulation S-X under the Securities Exchange Act); (w) amend its charter;
    (x) split, combine or reclassify its outstanding shares of stock; (y) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by Parent not in excess of $0.47 per share; or
    (z) repurchase, redeem or otherwise acquire, except in connection with any of the Parent Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock if such purchase, redemption or acquisition would preclude Parent's accounting for the Merger as a pooling-of-interests;

        (iv) except for ordinary course investment activities, neither it nor any of its Subsidiaries shall make any acquisition of, or investment in, assets or stock of any other Person or entity (other than a Subsidiary) in excess of $2.0 billion in the aggregate;

        (v) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

        (vi) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

    6.2. COMPANY ACQUISITION PROPOSALS. From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.2, the Company will not, and will not permit or cause any of its Subsidiaries or any of the executive officers and directors of it or its Subsidiaries to, and shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, or knowingly encourage or otherwise intentionally facilitate any inquiries or the making of any proposal or offer (other than the Merger) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or a substantial portion of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a "COMPANY ACQUISITION PROPOSAL"). The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Company Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal or at any time prior to the time that the Merger shall have been approved by the Company Requisite Vote (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Company Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Company Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the Person requesting such information than those contained in the Company Confidentiality Letter (as defined in Section 9.7); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Company Acquisition Proposal; or (C) recommending such a Company Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Company Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreements (as defined in Section 9.7). The Company will promptly notify Parent if after the date hereof any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this
Section 6.2 shall be deemed to prevent the Company from selling or disposing of the capital stock or assets of any Subsidiary (or any actions in preparation or contemplation thereof) to the extent such sale or disposition is permitted by
Section 6.1(a).

    6.3. INFORMATION SUPPLIED. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.4. STOCKHOLDERS MEETINGS. The Company will take, in accordance with its charter and bylaws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the Merger, and the Company's board of directors, subject to fiduciary obligations under applicable law, will recommend such approval by its stockholders, will not withdraw or modify such recommendation and shall take all lawful action to solicit such approval; PROVIDED that the Company's board of directors may modify or withdraw such recommendation following receipt of a Superior Proposal. Parent will take, in accordance with its charter and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock (the "PARENT STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger, and Parent's board of directors, subject to fiduciary obligations under applicable law, will recommend such approval by its stockholders, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval. Prior to the Parent Stockholders Meeting, Parent shall not enter into any agreement relating to a Parent Acquisition Proposal that is conditioned upon the Merger not being consummated (it being understood the Parent shall remain obligated both before and after the date of the Parent Stockholders Meeting to perform the covenants set forth in Section 6.5(c) in accordance with the provisions thereof).

    6.5. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and the Stock Option Agreement and will pay all expenses incident thereto.

    (b) The Company and Parent each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

    (c) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and the Stock Option Agreement; PROVIDED, HOWEVER, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case would be reasonably expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information,

Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

    (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement and the Stock Option Agreement.

    (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

    6.6. TAXATION AND ACCOUNTING. Subject to Section 6.2 and Parent's rights under the Stock Option Agreement, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

    6.7. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's executive officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Subsidiary, and PROVIDED, FURTHER, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Company or Parent, as the case may be. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreements (as hereinafter defined).

    6.8. AFFILIATES.

        (i) At least 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 30 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-1 (the "COMPANY AFFILIATES LETTER"). The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and "pooling restrictions."

        (ii) At the election of an affiliate of the Company who is an employee of the Company at the Effective Time and who is required to and so provides a letter in the form attached as Exhibit A-1, Parent shall employ, or shall cause the Surviving Corporation to employ, such affiliate of the Company until the date of publication of results covering at least 30 days of combined operations of the Company and Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report on Form 8-K or any other public filing or announcement which includes such combined results of operations.

       (iii) At least 45 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of those Persons who will be, in the opinion of the Parent, "affiliates" of Parent for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. Parent shall exercise its best efforts to deliver or cause to be delivered to the Company, at least 30 days prior to the Effective Time, from each of such affiliates of Parent identified in the foregoing list, a letter in the form attached as Exhibit A-2 (the "PARENT AFFILIATES LETTER").

    6.9. STOCK EXCHANGE LISTING. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date.

    6.10. PUBLICITY. The initial press release shall be a joint press release in the form previously agreed upon by the Company and Parent and thereafter the Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange interdealer quotation service.

    6.11. BENEFITS. (a) STOCK OPTIONS.

        (i) At the Effective Time, each Company Option whether vested or unvested, without any action on the part of the holder, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equivalent to (x) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Option multiplied by (y) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by the number of shares of Parent Common Stock determined above; PROVIDED, HOWEVER, that the foregoing provisions shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code in the case of any Company Option to which Section 422 of the Code applies. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

        (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and payment of Vested Stock Units (as defined below) assumed by it in accordance with this Section. At the Effective Time, all vested stock units allocated to each director's account under the Company's Amended and Restated 1993 Stock Plan for Non-Employee Directors ("VESTED STOCK UNITS"), without any action on the part of the director, shall be paid, on the same terms and conditions as are applicable under such plan, in a number of shares of Parent Common Stock equal to the number of Vested Stock Units allocated to the director's account in such plan multiplied by the Exchange Ratio (rounded down to the nearest whole number). As soon as practicable, and in no event later than 10 days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form (or shall cause such Company Option or Vested Stock Unit to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to the Parent Common Stock subject to such Company Options or payable pursuant to such Vested Stock Unit, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

    (b) EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) that are no less favorable in the aggregate than those benefits currently provided by the Company and its Subsidiaries to such employees. For a period of one year following the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, severance benefits for Company employees whose employment is terminated during such period which are at least equal to the severance benefits provided on Section 6.11(b) of the Company Disclosure Letter. Following the Effective Time, Parent shall honor, or shall cause the Surviving Corporation to honor, all individual employment or severance agreements in effect for employees (or former employees) of the Company as of the date hereof to the extent that such individual agreements are listed in Section 6.11(b) of the Company Disclosure Letter; PROVIDED, HOWEVER, that nothing contained herein shall prevent Parent from amending or terminating any such agreement in accordance with its terms.

    6.12. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Sections 8.5(b) and 8.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

    6.13. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Maryland law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law PROVIDED the Person to whom expenses are advanced provides
(x) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (y) an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

    (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (200% of such premium, the "MAXIMUM PREMIUM"); PROVIDED that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such six-year period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

    (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    6.14. ELECTION TO PARENT'S BOARD OF DIRECTORS. Promptly after the Effective Time of the Merger, Parent shall increase the size of its Board of Directors and shall cause Mr. Norman P. Blake, Jr. and two additional directors of the Company determined by the Board Governance Committee of Parent to be appointed to Parent's board of directors (such directors to be appointed to such committees of the Board of Directors as the Board Governance Committee of the Board of Directors of Parent shall determine). In addition, subject to its fiduciary duties under applicable law, Parent agrees to nominate two, or if the Effective Time occurs on or after August 15, 1998, three, of such directors for election to Parent's Board of Directors at its first annual meeting with a mailing date after the Effective Time.

    6.15. CONVERTIBLE NOTES. The Company shall take all necessary action to enter into a supplemental indenture prior to the Effective Time with the Trustee (as defined in the Convertible Notes) pursuant to the indenture under which the Convertible Notes were issued to provide, among other things, that on and after the Effective Time the Convertible Notes will be convertible only into the Merger Consideration.

    6.16. SATISFACTION OF SECTION 15 OF THE 1940 ACT.

    (a) The Company shall use commercially reasonable efforts to cause Pacholder to use commercially reasonable efforts to cause the board of directors of Pacholder Fund, Inc. ("PACHOLDER FUND") to approve, and to solicit the shareholders of Pacholder Fund as promptly as practicable with regard to the approval of, a new investment advisory agreement with Pacholder, to be effective on or as promptly as practicable after the Effective Time, pursuant to the provisions of Section 15 of the 1940 Act, and consistent with all requirements of the 1940 Act applicable thereto, provided that such agreement is identical in all respects to the existing agreement other than the term of the agreement.

    (b) The Company shall use commercially reasonable efforts to cause Pacholder to use commercially reasonable efforts to secure the satisfaction of the conditions set forth in Section 15(f)(1) of the 1940 Act with respect to Pacholder Fund.

    (c) In the alternative, the covenant contained in this Section 6.16 shall be deemed to be complied with if Parent and Merger Subsidiary shall have received an opinion from counsel reasonably acceptable to Parent and Merger Subsidiary in form and substance satisfactory to such Persons and dated the Closing Date, to the effect that consummation of the Merger will not result in an "assignment" (within the meaning of the 1940 Act) of the investment advisory agreement between Pacholder and Pacholder Fund.

    6.17. ADVISORY CONTRACT CONSENTS. As promptly as practicable, the Company shall cause the non-registered investment company advisory clients of the Asset Management Subsidiaries to be informed of the transactions contemplated by this Agreement and shall give such clients an opportunity to terminate their advisory contracts with such Asset Management Subsidiaries or any of their affiliates. Unless written consent is required by the terms of such advisory contracts, the Company shall satisfy this obligation to the extent that applicable law permits insofar as it relates to non-registered investment company advisory clients by providing them with the notice contemplated by the first sentence of this Section and obtaining such clients' consent in the form of actual or implied consent by way of informing such clients of the Asset Management Subsidiaries' intention to continue the advisory services, pursuant to the Asset Management Subsidiaries' existing contracts with such clients, subject to such clients' right to terminate such contracts within sixty (60) days of receipt of such notice, and that each such client's consent will be implied if it continues to accept the services without rejection during such specified sixty-day period.

    6.18. OTHER ACTIONS BY THE COMPANY AND PARENT.

    (a) RIGHTS. The Company shall take all necessary action with respect to all of the outstanding Rights so that, immediately prior to the Effective Time, (x) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (y) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

    (b) TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Stock Option Agreement, as the case may be, or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    (c) DIVIDENDS. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or portion thereof or fail to receive a dividend on either Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

                                  ARTICLE VII
                                   CONDITIONS

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable law, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock and Parent Series B Preferred Stock constituting the Parent Requisite Vote.

    (b) NYSE LISTING. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

    (c) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in Section 1.3, all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or by the Stock Option Agreement shall have been made or obtained (as the case may be), except where the failure to make any such filing(s) or obtain any such Governmental Consent(s) would not reasonably be expected to result in an aggregate loss of $50.0 million or more in annual net written premiums for Parent, the Company and their respective Subsidiaries in all jurisdictions requiring such filing(s) or Governmental Consent(s) in the event such filing(s) is (are) not made or such Consent(s) is (are) not obtained.

    (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER") and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

    (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC. 7.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

    7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) To the actual knowledge of the Responsible Executive Officers of the Company on the date of this Agreement, the representations and warranties of the Company set forth in this Agreement shall not have been untrue or incorrect in any material respect as of the date of this Agreement; and (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect stated in the foregoing clauses
(i) and (ii).

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) CONSENTS. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract (other than as set forth on Section 7.2(c) of the Company Disclosure Letter) to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

    (d) TAX OPINION. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of Section 7.3(d)(1) and Section 7.3(d)(2) of the Company Disclosure Letter prior to the Closing Date.

    (e) ACCOUNTANT LETTERS. Parent shall have received, in form and substance reasonably satisfactory to Parent, from each of KPMG Peat Marwick LLP (or its successor) and Ernst & Young (or its successor) a favorable letter, dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.

    7.3. CONDITIONS TO OBLIGATION OF THE COMPANY.The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) To the actual knowledge of the Responsible Executive Officers of Parent on the date of this Agreement, the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall not have been untrue or incorrect in any material respect as of the date of this Agreement; and (ii) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to the effect stated in the foregoing clauses (i) and (ii).

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

    (c) CONSENTS UNDER AGREEMENTS. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

    (d) TAX OPINION. The Company shall have received the opinion of Piper & Marbury L.L.P., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Piper & Marbury L.L.P. shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of Section 7.3(d)(1) and Section 7.3(d)(2) of the Company Disclosure Letter prior to the Closing Date.

    (e) ACCOUNTANT LETTERS. The Company shall have received, in form and substance reasonably satisfactory to the Company, from each of KPMG Peat Marwick LLP (or its successor) and Ernst & Young (or its successor) a favorable letter, dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL CONSENT.This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

    8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by August 15, 1998, whether such date is before or after the date of approval by the stockholders of the Company or Parent (the "TERMINATION DATE"); PROVIDED, HOWEVER, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any Governmental Consents, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond December 15, 1998, (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof,
(iii) the approval of Parent's stockholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); PROVIDED, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

    8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company:

    (a) if (i) the Company is not in material breach of Section 6.2, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (v) if so requested in writing by Parent prior to the Company's termination pursuant to this Section 8.3(a), the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

    (b) if there is a breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied.

    8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Parent referred to in Section 7.1(a), by action of the Board of Directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger or failed to reconfirm its recommendation of this Agreement or the Merger within five business days after a written request by Parent to do so or (b) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) or 7.2(b) to be incapable of being satisfied.

    8.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or grossly negligent breach of this Agreement.

    (b) In the event that (i) a Company Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii) or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Parent pursuant to Section 8.4
(a), then the Company shall promptly, but in no event later than two days after the date Parent makes a written request for payment, pay Parent a termination fee of $70,000,000 and shall promptly, but in no event later than two days after being notified of such by Parent, pay to Parent an amount equal to all of the charges and expenses incurred by Parent or Merger Subsidiary in connection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement up to a maximum amount of $5,000,000, in each case payable by wire transfer of same day funds.

    (c) In the event that (i) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, Parent or any of its Subsidiaries (a "PARENT ACQUISITION PROPOSAL") shall have been made to Parent or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal with respect to Parent or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(iii) or (ii) Parent has withdrawn or modified in a manner adverse to the Company its recommendation contemplated by Section 6.4 and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(iii), then Parent shall promptly, but in no event later than two days after the date the Company makes a written request for payment, pay the Company a termination fee of $70,000,000 and shall promptly, but in no event later than two days after being notified of such by the Company, pay to the Company an amount equal to all of the charges and expenses incurred by the Company in connection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement up to a maximum amount of $5,000,000, in each case payable by wire transfer of same day funds.

    (d) The Company and Parent each acknowledge that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b), or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against Parent or the Company, as the case may be, for the fee set forth in this
Section 8.5, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Chemical Bank in effect from time to time during such period plus two percent.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.6 (Taxation and Accounting), Section
6.11 (Benefits), Section 6.13 (Indemnification; Directors' and Officers' Insurance) and Section 6.14 (Election to Parent's Board of Directors) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.12 (Expenses) and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

    9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.5. GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE STOCK OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

    9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

        IF TO PARENT OR MERGER SUBSIDIARY

           The St. Paul Companies, Inc.
           385 Washington Street
           Saint Paul, Minnesota 55102
           Attention: President
           fax: (612) 310-3378

        (with a copy to Joseph B. Frumkin, Esq.,

           Sullivan & Cromwell
           125 Broad Street
           New York, NY 10004
           fax: (212) 558-3588)

        IF TO THE COMPANY

           USF&G Corporation
           6225 Smith Avenue
           Baltimore, Maryland 21209
           Attention: President
           fax: (410) 205-6802

        (with a copy to John R. Ettinger, Esq.,

           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York 10017
           fax: (212) 450-4800

        and a copy to

           R.W. Smith Jr., Esq.
           Piper & Marbury L.L.P.
           36 S. Charles Street
           Baltimore, MD 21201)

    or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    9.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Stock Option Agreement and the Confidentiality Agreement, dated March 28, 1997 (the "COMPANY CONFIDENTIALITY LETTER"), and October 28, 1997 (the "PARENT CONFIDENTIALITY LETTER"), between Parent and the Company (the "CONFIDENTIALITY AGREEMENTS") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreements shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; PROVIDED, HOWEVER, that such provisions of the Confidentiality Agreements shall be reinstated in the event of any termination of this Agreement.

    9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance) and Section 6.14 (Election to Parent's Board of Directors), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

    9.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    9.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

    9.13. LOCATION OF CERTAIN DEFINITIONS.

                                                                                                       SECTION
                                                                                                    --------------

affiliate.........................................................................................           4.2(e)

Agreement.........................................................................................        Preamble

Asset Management Subsidiaries.....................................................................           5.1(u)(iv)

Audit Date........................................................................................           5.1(e)

Average Parent Price..............................................................................           4.1(a)

Bankruptcy and Equity Exception...................................................................           5.1(c)(i)

Beneficially Owns.................................................................................           5.2(p)

Beneficial Owner..................................................................................           5.2(p)

Bylaws............................................................................................             2.2

Certificate.......................................................................................           4.1(a)

Charter...........................................................................................             2.1

Closing...........................................................................................             1.2

Closing Date......................................................................................             1.2

Code..............................................................................................        Recitals

Collars...........................................................................................           4.1(a)

Company...........................................................................................        Preamble

Company Acquisition Proposal......................................................................             6.2

Company Actuarial Analyses........................................................................           5.1(s)(iii)

Company Affiliates Letter.........................................................................           6.8(i)

Company Confidentiality Letter....................................................................             9.7

Company Disclosure Letter.........................................................................             5.1

Company Insurance Contracts.......................................................................           5.1(s)(i)

Company Insurance Subsidiaries....................................................................           5.1(a)

Company Intellectual Property Rights..............................................................           5.1(o)(ii)(B)

Company Material Adverse Effect...................................................................           5.1(a)

Company Option....................................................................................           5.1(b)

Company Reports...................................................................................           5.1(e)

Company Requisite Vote............................................................................           5.1(c)(i)

Company SAP Statements............................................................................           5.1(e)

Company Stock Plans...............................................................................           5.1(b)

Compensation and Benefit Plans....................................................................           5.1(h)(i)

Confidentiality Agreements........................................................................             9.7

Constituent Corporations..........................................................................        Preamble

Convertible Notes.................................................................................           5.1(b)

Contracts.........................................................................................           5.1(d)(ii)

Costs.............................................................................................          6.13(a)

D&O Insurance.....................................................................................          6.13(b)

Department........................................................................................             1.3

                                                                                                       SECTION
                                                                                                    --------------
Effective Time....................................................................................             1.3

Environmental Law.................................................................................           5.1(k)

ERISA.............................................................................................           5.1(h)(ii)

ERISA Affiliate...................................................................................           5.1(h)(iii)

Exchange Agent....................................................................................           4.2(a)

Exchange Fund.....................................................................................           4.2(a)

Exchange Ratio....................................................................................           4.1(a)

Excluded Shares...................................................................................           4.1(a)

GAAP..............................................................................................           5.1(e)

Governmental Consents.............................................................................           7.1(c)

Governmental Entity...............................................................................           5.1(d)(i)

Hazardous Substance...............................................................................           5.1(k)

HSR Act...........................................................................................           5.1(a)

Indemnified Parties...............................................................................          6.13(a)

Insurance Laws....................................................................................           5.1(i)(i)

IRS...............................................................................................           5.1(h)(ii)

Laws..............................................................................................           5.1(i)(ii)

Lower Collar......................................................................................           4.1(a)

Maryland Articles of Merger.......................................................................             1.3

Maximum Premium...................................................................................          6.13(b)

Merger............................................................................................        Recitals

Merger Consideration..............................................................................           4.1(a)

Merger Subsidiary.................................................................................        Preamble

MGCL..............................................................................................             1.1

NYSE..............................................................................................           4.1(a)

Order.............................................................................................           7.1(d)

Pacholder.........................................................................................           5.1(u)(iii)

Pacholder Fund....................................................................................          6.16(a)

Parent............................................................................................        Preamble

Parent Acquisition Proposal.......................................................................           8.5(c)

Parent Actuarial Analyses.........................................................................           5.2(r)(iii)

Parent Affiliates Letter..........................................................................         6.8(iii)

Parent Audit Date.................................................................................           5.2(f)

Parent Common Stock...............................................................................           4.1(a)

Parent Companies..................................................................................           4.1(a)

Parent Compensation and Benefits Plans............................................................           5.2(i)(i)

Parent Confidentiality Letter.....................................................................             9.7

Parent Disclosure Letter..........................................................................             5.2

Parent ERISA Affiliate............................................................................           5.2(i)(ii)

Parent Insurance Contracts........................................................................           5.2(r)(i)

                                                                                                       SECTION
                                                                                                    --------------
Parent Insurance Subsidiaries.....................................................................           5.2(b)
Parent Material Adverse Effect....................................................................           5.2(b)
Parent Pension Plan...............................................................................           5.2(i)(i)
Parent Preferred Shares...........................................................................           5.2(c)
Parent Reports....................................................................................           5.2(f)
Parent Requisite Vote.............................................................................           5.2(d)(i)
Parent Rights Agreement...........................................................................           5.2(c)
Parent SAP Statements.............................................................................           5.2(f)
Parent Series A Preferred Stock...................................................................           5.2(c)
Parent Series B Preferred Stock...................................................................           5.2(c)
Parent Series C Preferred Stock...................................................................           5.2(c)
Parent Stockholder Meeting........................................................................             6.4
Parent Stock Plans................................................................................           5.2(c)
Pension Plan......................................................................................           5.1(h)(ii)
Person............................................................................................           4.2(b)
Preferred Shares..................................................................................           5.1(b)
Prospectus/ Proxy Statement.......................................................................             6.3
Representatives...................................................................................             6.7
Responsible Executive Officers of Parent..........................................................           5.2(b)
Responsible Executive Officers of the Company.....................................................           5.1(a)
Rights............................................................................................           5.1(q)(i)
Rights Agreement..................................................................................           5.1(b)
S-4 Registration Statement........................................................................             6.3
SEC...............................................................................................           5.1(e)
Securities Act....................................................................................           5.1(d)(i)
Securities Exchange Act...........................................................................           5.1(d)(i)
Share, Shares.....................................................................................           4.1(a)
Stockholders Meeting..............................................................................             6.4
Stock Option Agreement............................................................................        Recitals
Subsidiary........................................................................................           5.1(a)
Superior Proposal.................................................................................             6.2
Surviving Corporation.............................................................................             1.1
Takeover Statute..................................................................................           5.1(j)
Tax, Taxes, Taxable...............................................................................           5.1(m)
Taxing Authority..................................................................................           5.1(m)
Tax Return(s).....................................................................................           5.1(m)
Termination Date..................................................................................             8.2
Third-Party Intellectual Property Rights..........................................................           5.1(o)(ii)(A)
Vested Stock Units................................................................................          6.11(a)(ii)
Upper Collar......................................................................................           4.1(a)
1940 Act..........................................................................................           5.1(u)(iii)

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

USF&G CORPORATION

By:        /s/ Norman P. Blake, Jr.
           ---------------------------------------
           Name: Norman P. Blake, Jr.
           Title: Chairman of the Board, President
           and Chief Executive Officer

THE ST. PAUL COMPANIES, INC.

By:        /s/ Douglas W. Leatherdale
           ---------------------------------------
           Name: Douglas W. Leatherdale
           Title: Chairman of the Board, President
           and Chief Executive Officer

SP MERGER CORPORATION

By:        /s/ Douglas W. Leatherdale
           ---------------------------------------
           Name: Douglas W. Leatherdale
           Title: Chairman of the Board, President
           and Chief Executive Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of January 19, 1998 (the "Agreement"), between The St. Paul Companies, Inc., a Minnesota corporation (the "Grantee"), and USF&G Corporation, a Maryland corporation (the "Grantor").

    WHEREAS, the Grantee, SP Merger Corporation, a Maryland corporation and a wholly owned subsidiary of the Grantee ("Newco"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of the Newco with and into Grantor (the "Merger");

    WHEREAS, as a condition and inducement to Grantee's and Newco's willingness to enter into the Merger Agreement, the Grantee and Newco have requested that the Grantor grant to the Grantee an option to purchase up to 23,181,596 shares of Common Stock, par value $2.50 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce the Grantee and Newco to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD. (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 23,181,596 shares of Common Stock (the "Shares") at a cash purchase price equal to $22.00 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 2(d) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

    (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and applicable insurance regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option.

    (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Company Acquisition Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this
Section 1(c), the obligations of the Grantor to deliver Shares pursuant to
Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

    2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

        (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

        (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

        (c) Any approval required to be obtained prior to the delivery of the Shares under the insurance laws of any state or foreign jurisdiction shall have been obtained and be in full force and effect; and

        (d) (i) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 15 percent or more of the then outstanding Common Stock; (ii) in the event a Company Acquisition Proposal shall have been made to Grantor or any of its Subsidiaries or any of its stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal with respect to Grantor or any of its Subsidiaries and thereafter the Merger Agreement is terminated by either Grantor or Grantee pursuant to Section 8.2 (ii) of the Merger Agreement;
    (iii) the Merger Agreement is terminated by Grantor pursuant to Section 8.3(a) of the Merger Agreement; (iv) the Merger Agreement is terminated by Grantee pursuant to Section 8.4(a) of the Merger Agreement; or (v) Grantor shall have delivered to Grantee the written notification pursuant to Section 8.3(a) (iii) of the Merger Agreement and Grantee shall have notified Grantor in writing that Grantee does not intend to match the Superior Proposal (as defined in the Merger Agreement) referred to in such notification. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    3. THE CLOSING. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if the conditions set forth in Section 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date,
(i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to
Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

    (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

    4. REPRESENTATIONS AND WARRANTIES OF THE GRANTOR. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and applicable insurance laws, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation, Section 3-602 of the Maryland General Corporation Law, or similar provision contained in the charter or by-laws of Grantor, is or shall be applicable to the acquisition of Shares pursuant to this Agreement; and (f) the Grantor has taken all corporate action necessary so that any Shares acquired pursuant to this Agreement shall not be counted for purposes of determining the number of shares of Common Stock beneficially owned by the Grantee or any of its Affiliates or Associates (as such terms are defined in the Rights Agreement) pursuant to the Amended and Restated Rights Agreement, dated as of March 11, 1997, between Grantor and The Bank of New York, as Rights Agent (the "Rights Agreement").

    5. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

    6. LISTING OF SHARES; FILINGS; GOVERNMENTAL CONSENTS. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; PROVIDED, HOWEVER, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

    7. REPURCHASE OF SHARES. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

    8. SALE OF SHARES. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

    9. REGISTRATION RIGHTS. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Company.

    (b) If the Common Stock is registered pursuant to the provisions of this
Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and (ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

    (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

    11. SPECIFIC PERFORMANCE. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

       If to the Grantee:

       The St. Paul Companies, Inc.
       385 Washington Street
       St. Paul, MN 55102
       Attn: Chief Executive Officer
       Telecopy: (612) 310-3378

       With a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, NY 10004
       Attn: Joseph B. Frumkin, Esq.
       Telecopy: (212) 558-3588

       If to the Grantor:

       USF&G Corporation
       6225 Centennial Way
       Baltimore, MD 21208
       Attn: Chief Executive Officer
       Telecopy: (410) 205-6802

       With a copy to:

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attn: John R. Ettinger, Esq.
       Telecopy: (212) 450-4800

    13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; PROVIDED, HOWEVER, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

    14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    15. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Newco), but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

    16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable Maryland principles of conflicts of law).

    19. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement) (ii) if the Option is not exercised within 60 days after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

    All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

    20. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $75 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 7 or 8, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $75 million after taking into account the foregoing actions.

    Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $75 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $75 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

    As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount of cash received by Grantee pursuant to Section 8.5 of the Merger Agreement and Section 1(c) hereof, less
(y) any repayment of such cash to Grantor, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 7 or 8 hereof, less (y) the Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

    As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    21. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    22. PUBLIC ANNOUNCEMENT. The initial press release referring to this Option shall be a joint press release in the form previously agreed by Grantor and Grantee and thereafter the Grantee and the Grantor shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Option and prior to making any filings with any third party and/or Governmental Entity (as defined in the Merger Agreement) (including any national securities exchange) with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system.

    IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                             USF&G CORPORATION

                                             By:        /s/ NORMAN P. BLAKE, JR.
                                                        ------------------------------------------
                                                        Name: Norman P. Blake, Jr.
                                                        Title: Chairman of the Board, President and
                                                        Chief Executive Officer

                                             THE ST. PAUL COMPANIES, INC.

                                             BY:        /S/ DOUGLAS W. LEATHERDALE
                                                        ------------------------------------------
                                                        Name: Douglas W. Leatherdale
                                                        Title: Chairman of the Board, President and
                                                        Chief Executive Officer

                                       ANNEX C



                      [LETTERHEAD OF CREDIT SUISSE/FIRST BOSTON]



January 19, 1998

Board of Directors
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102-1396

Members of the Board:

You have asked us to advise you with respect to the fairness to The St. Paul Companies, Inc. ("St. Paul") from a financial point of view of the consideration proposed to be paid by St. Paul pursuant to the terms of the Merger Agreement, dated as of January 19, 1998 (the "Merger Agreement"), among USF&G Corporation ("USF&G"), St. Paul and SP Merger Corporation, a wholly owned subsidiary of St. Paul (the "Sub"). The Merger Agreement provides for the merger (the "Merger") of USF&G with the Sub pursuant to which USF&G will become a wholly owned subsidiary of St. Paul and each outstanding share of common stock, par value $2.50 per share, of USF&G shall be converted into, and become exchangeable for that number of shares (the "Exchange Ratio") of common stock, no par value, of St. Paul ("St. Paul Common Stock") determined by dividing $22 by the average of the per share high and low sales prices of one share of St. Paul Common Stock for each of the 20 trading days ending on the third trading day prior to the meeting of the USF&G stockholders to approve the Merger (the "Average St. Paul Price"), provided, that, (i) if the Average St. Paul Price is less than $74 the Exchange Ratio shall be 0.2973; and (ii) if the Average St. Paul Price is greater than $78, the Exchange Ratio shall be 0.2821.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to St. Paul and USF&G, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by St. Paul and USF&G, and have met with the respective managements of St. Paul and USF&G to discuss the business and prospects of St. Paul and USF&G.

We have also considered certain financial and stock market data of St. Paul and USF&G, and we have compared those data for USF&G with similar data for other publicly held companies in businesses similar to USF&G and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We have also considered the results of certain discounted cash flow projections and actuarial analyses and such

Board of Directors
The St. Paul Companies, Inc.
Page 2


other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the respective managements of St. Paul and USF&G concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by St. Paul and USF&G relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of St. Paul and USF&G.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of St. Paul and USF&G as to the future financial performance of St. Paul and USF&G and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of St. Paul or USF&G. We have assumed, with your consent, that the Merger will be accounted for as a "pooling-of-interests" for financial accounting purposes. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

We have acted as financial advisor to St. Paul in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, Credit Suisse First Boston has performed investment banking services for St. Paul and has received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both St. Paul and USF&G for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of St. Paul in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Board of Directors
The St. Paul Companies, Inc.
Page 3


Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Exchange Ratio is fair to St. Paul from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                       ANNEX D



                            [LETTERHEAD OF GOLDMAN, SACHS]


PERSONAL AND CONFIDENTIAL

January 19, 1998

Board of Directors
USF&G Corporation
6225 Smith Avenue
Baltimore, MD  21209

Gentlemen and Mesdame:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of USF&G Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, among The St. Paul Companies, Inc. ("St. Paul"), SP Merger Corporation, a wholly-owned subsidiary of St. Paul ("Merger Subsidiary"), and the Company (the "Agreement"). Pursuant to the Agreement, Merger Subsidiary shall be merged with and into the Company and each outstanding Share will be converted into the right to receive a fraction (the "Exchange Ratio") of a share of Common Stock, without par value, of St. Paul ("St. Paul Common Stock"), determined by dividing $22.00 by the Average Parent Price (as defined in the Agreement); PROVIDED, HOWEVER, that the Exchange Ratio shall not exceed 0.2973 nor be less than 0.2821.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services for the Company from time to time, including, without limitation, having acted as lead managing underwriter for the Company's offering of Zero Coupon Convertible Subordinated Notes due 2009 in 1994, its 8.50% Series A Capital Securities in 1996 and its 8.312% Series C Capital Securities in 1997; having acted as co-lead managing underwriter for its 8.375% Senior Notes due 2001 in 1993 and its 8.47% Series B Capital Securities in 1997; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Robert J. Hurst, a Managing Director and Vice Chairman of Goldman, Sachs & Co., is a Director of the Company. We have also provided certain investment banking services to St. Paul from time to time, including, without limitation, having acted as St. Paul's financial advisor in connection with its divestiture of its holdings in Minet Group and entry into certain interest rate and currency exchange agreements in 1997 and in connection with St. Paul's reinsurance arrangements with respect to George Town Re in 1996; having acted as lead managing underwriter for St. Paul's $275 million Medium Term Notes in 1996 and its $180 million offering of 6.00% Convertible Monthly Income Preferred Securities in 1995; and

USF&G Corporation
January 19, 1998
Page Two


we may provide investment banking services to St. Paul or its subsidiaries in the future. In addition, Goldman, Sachs & Co. is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in the securities or options on securities of the Company or St. Paul.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and St. Paul for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and St. Paul; certain other communications from the Company and St. Paul to their respective stockholders; certain internal financial analyses and forecasts for the Company and St. Paul prepared by their respective managements; and certain projected cost savings and operating synergies resulting from the Merger prepared by the management of St. Paul and reviewed by the management of the Company. We also have held discussions with members of the senior management of the Company and St. Paul regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the St. Paul Common Stock, compared certain financial and stock market information for the Company and St. Paul with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, St. Paul did not make available to us in writing its forecasts of expected future performance beyond fiscal 1998. Accordingly, our review with respect to such information was limited to discussions with senior managers of St. Paul and the earnings and growth estimates of research analysts for such periods. We have assumed, with your consent, that the forecasted cost savings and operating synergies resulting from the Merger have been reasonably prepared and reflect the best currently available judgments and estimates of the managements of St. Paul and the Company and that such forecasts of cost savings and operating synergies will be realized in the amounts and at the times contemplated thereby. In addition, in rendering our opinion we took into account, with your consent, the Company's management's views as to the risks and uncertainties associated with the achieving the Company forecasts in the amounts and at the times indicated therein. Finally, we have not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or St. Paul or any of their subsidiaries. We have assumed that the transaction contemplated by the Agreement will be accounted for as a pooling of interests for accounting purposes.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the

USF&G Corporation
January 19, 1998
Page Three


transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Shares should vote on such transaction.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to holders of Shares.

Very truly yours,



/s/ Goldman, Sachs & Co.
--------------------------------
(GOLDMAN, SACHS & CO.)

                                       ANNEX E


                             [BT ALEX. BROWN LETTERHEAD]



                                                                January 18, 1998


Board of Directors
USF&G Corporation
6225 Centennial Way
Baltimore, MD  21209

Attention:  Mr. Norman P. Blake, Jr.
            Chairman & CEO

Dear Sirs and Madame:

     We understand that USF&G Corporation, a Maryland corporation ("USF&G" or the "Company"), intends to enter into an Agreement and Plan of Merger dated as of January 19, 1998 (the "Agreement"), with The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), and SP Merger Corporation, a Maryland corporation and wholly owned subsidiary of St. Paul (the "Merger Sub"). As more specifically set forth in the Agreement, and subject to the terms and conditions thereof (including approval by the stockholders of USF&G), Merger Sub will be merged with and into USF&G (the "Merger"), and each share then outstanding of common stock, par value $2.50 per share, of USF&G ("USF&G Common Stock"), other than shares held directly or indirectly by any subsidiary of USF&G, St. Paul or any subsidiary of St. Paul, will be converted into the right to receive the number of shares (the "Exchange Ratio") of common stock, without par value, of St. Paul ("St. Paul Common Stock") determined by dividing $22.00 by the average of the reported daily high and low sale prices of one share of St. Paul Common Stock averaged over the 20 consecutive trading days ending on the third trading day prior to the Company's stockholders' meeting held in connection with the Merger (the "Average Market Price"); PROVIDED, that (a) if the Average Market Price exceeds $78.00, the Exchange Ratio shall be 0.2821 and (b) if the Average Market Price is less than $74.00, the Exchange Ratio shall be 0.2973. We have assumed, with your consent, that the Merger will qualify for pooling-of-interest accounting treatment and as a tax free reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of USF&G Common Stock.

     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of

USF&G Corporation
January 18, 1998
Page 2


USF&G in connection with the transaction described above and will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. BT Alex. Brown regularly publishes research reports regarding the insurance industry and the businesses and securities of the Company, St. Paul and other publicly traded companies in the insurance industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both USF&G and St. Paul for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning USF&G and St. Paul and certain internal analyses and other information furnished to us by
USF&G and St. Paul.   We have also held discussions with the members of the
senior managements of USF&G and St. Paul regarding the businesses and prospects of their respective companies and the joint prospects of a combined entity. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both USF&G and St. Paul, (ii) compared certain financial and stock market information for USF&G and St. Paul with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part to the Merger, (iv) reviewed the terms of the January 16, 1998 draft of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy and completeness thereof. With respect to the information relating to the prospects of USF&G and St. Paul and a combined company, we have assumed that such information reflects the best currently available judgments and estimates of the managements of USF&G and St. Paul as to the likely future financial performances of their respective companies and of a combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of USF&G and St. Paul, nor have we been furnished with any such evaluations or appraisals. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

USF&G Corporation
January 18, 1998
Page 3


     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we have discussions or negotiate with any parties in connection with the Merger. We did, however, discuss with management of USF&G and USF&G's other financial advisor the discussions that they held with certain third parties with respect to their potential interest in such an acquisition or other transaction with the Company.

     We have been retained by the Board of Directors of the Company as financial advisor solely for the purpose of rendering this opinion and accordingly, we have not been requested to and have not provided any other services in connection with the Merger.

     Our opinion expressed herein was prepared for the use of the Board of Directors of USF&G and does not constitute a recommendation to USF&G's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of USF&G Common Stock.


                              Very truly yours,

                              BT ALEX. BROWN INCORPORATED


                              /s/ BT Alex. Brown Incorporated

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    St. Paul is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes,
Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or, in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    The Bylaws of St. Paul provide that, subject to the limitations set forth in the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys' fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by
Section 302A.521. Notwithstanding the foregoing, St. Paul will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject to the proceeding only had an agency relationship to St. Paul and was not at that time an officer, director or employee thereof unless such person and St. Paul were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.

    St. Paul has directors' and officers' liability insurance policies, with coverage of up to $125 million, subject to various deductibles and exclusions from coverage.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of St. Paul pursuant to the foregoing provisions or otherwise, St. Paul has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by St. Paul of expenses incurred or paid by a director, officer or controlling person of St. Paul in the successful defense of any action, suit or proceeding) is asserted against St. Paul by such director, officer or controlling person in connection with the securities being registered, St. Paul will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT
  NUMBER
-----------

         2   Agreement and Plan of Merger, dated as of January 19, 1998, as amended, among USF&G, St. Paul and Merger
             Sub (included as Annex A to the Joint Proxy Statement/Prospectus)

       3-a   St. Paul Articles (incorporated by reference to St. Paul's Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1995)

       3-b   St. Paul Bylaws (incorporated by reference to St. Paul's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994)

         4   Amended and Restated Shareholder Protection Rights Agreement (incorporated by reference to St. Paul's
             Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995)

         5   Opinion of Oppenheimer, Wolff & Donnelly LLP regarding validity of securities being registered

       8-a   Opinion of Sullivan & Cromwell regarding certain federal income tax matters

       8-b   Opinion of Piper & Marbury L.L.P. regarding certain federal income tax matters

        15   Letter from Ernst & Young LLP regarding unaudited Interim Financial Information of USF&G Corporation

      23-a   Consent of KPMG Peat Marwick LLP

      23-b   Consent of Ernst & Young LLP

      23-c   Consent of Oppenheimer, Wolff & Donnelly LLP (included in the opinion filed as Exhibit 5 to this
             Registration Statement)

      23-d   Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8-a to this Registration
             Statement)

      23-e   Consent of Piper & Marbury L.L.P. (included in the opinion filed as Exhibit 8-b to this Registration
             Statement)

      23-f   Consent of Credit Suisse First Boston Corporation

      23-g   Consent of Goldman, Sachs & Co.

      23-h   Consent of BT Alex. Brown Incorporated

      23-i   Consent of Norman P. Blake, Jr., as Person Named as About to Become a Director

        24   Power of Attorney for Directors

      99-a   Form of Proxy Card of St. Paul

      99-b   Form of Proxy Card of USF&G

      99-c   Stock Option Agreement, dated as of January 19, 1998, between St. Paul and USF&G (included as Annex B to the Joint Proxy Statement/Prospectus)

      99-d   Letter to Participants in Certain Employee Plans of The St. Paul Companies, Inc.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

            (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 27th of February, 1998.

                                            THE ST. PAUL COMPANIES, INC.

                                            By:        /s/ BRUCE A. BACKBERG
                                                       -----------------------------------------
                                                       Name: Bruce A. Backberg
                                                       Title: Senior Vice President and Chief
                                                       Legal Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Date       February 27, 1998                   By                  /s/ DOUGLAS W. LEATHERDALE
                                                          -------------------------------------------
                                                           Douglas W. Leatherdale, Director, Chairman
                                                          of the Board, President and Chief Executive
                                                                            Officer

Date       February 27, 1998                   By                    /s/ PATRICK A. THIELE
                                                          -------------------------------------------
                                                          Patrick A. Thiele, Director, Executive Vice
                                                            President, President and Chief Executive
                                                            Officer--Worldwide Insurance Operations

Date       February 27, 1998                   By                      /s/ PAUL J. LISKA
                                                          -------------------------------------------
                                                            Paul J. Liska, Executive Vice President
                                                                  and Chief Financial Officer

Date       February 27, 1998                   By                     /s/ HOWARD E. DALTON
                                                          -------------------------------------------
                                                            Howard E. Dalton, Senior Vice President
                                                                  and Chief Accounting Officer

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                Michael R. Bonsignore, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                   John H. Dasburg, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                   W. John Driscoll, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                  Pierson M. Grieve, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                  Thomas R. Hodgson, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                     Ronald James, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                    David G. John, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                   William H. Kling, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                  Bruce K. MacLaury, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                    Glen D. Nelson, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                  Anita M. Pampusch, Director

Date       February 27, 1998                   By                              *
                                                          -------------------------------------------
                                                                  Gordon M. Sprenger, Director

*   By Power of Attorney

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

         2   Agreement and Plan of Merger, dated as of January 19, 1998, as amended, among USF&G, St. Paul and Merger
             Sub (included as Annex A to the Joint Proxy Statement/Prospectus)

       3-a   St. Paul Articles (incorporated by reference to St. Paul's Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1995)

       3-b   St. Paul Bylaws (incorporated by reference to St. Paul's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994)

         4   Amended and Restated Shareholder Protection Rights Agreement (incorporated by reference to St. Paul's
             Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995)

         5   Opinion of Oppenheimer, Wolff & Donnelly LLP regarding validity of securities being registered

       8-a   Opinion of Sullivan & Cromwell regarding certain federal income tax matters

       8-b   Opinion of Piper & Marbury L.L.P. regarding certain federal income tax matters

        15   Letter from Ernst & Young LLP regarding unaudited Interim Financial Information of USF&G Corporation

      23-a   Consent of KPMG Peat Marwick LLP

      23-b   Consent of Ernst & Young LLP

      23-c   Consent of Oppenheimer, Wolff & Donnelly LLP (included in the opinion filed as Exhibit 5 to this
             Registration Statement)

      23-d   Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8-a to this Registration
             Statement)

      23-e   Consent of Piper & Marbury L.L.P. (included in the opinion filed as Exhibit 8-b to this Registration
             Statement)

      23-f   Consent of Credit Suisse First Boston Corporation

      23-g   Consent of Goldman, Sachs & Co.

      23-h   Consent of BT Alex. Brown Incorporated

      23-i   Consent of Norman P. Blake, Jr., as Person Named as About to Become a Director

        24   Power of Attorney for Directors

      99-a   Form of Proxy Card of St. Paul

      99-b   Form of Proxy Card of USF&G

      99-c   Stock Option Agreement, dated as of January 19, 1998, between St. Paul and USF&G (included as Annex B to the Joint Proxy Statement/Prospectus)

      99-d   Letter to Participants in Certain Employee Plans of The St. Paul Companies, Inc.